     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1996

                                                       REGISTRATION NO.333-04407
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------


                             CYBERGUARD CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

                      FLORIDA                                           65-510339
          (State or Other Jurisdiction of                           (I.R.S. Employer
          Incorporation or Organization)                         Identification Number)

                             ---------------------

                          2101 WEST CYPRESS CREEK ROAD
                         FORT LAUDERDALE, FLORIDA 33309
                                 (954) 974-1700
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ---------------------

                               ROBERT L. CARBERRY
                          2101 WEST CYPRESS CREEK ROAD
                         FORT LAUDERDALE, FLORIDA 33309
                                 (954) 974-1700
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent For Service)

                                   COPIES TO:


                  BRIAN FOREMNY, ESQ.                          ANDREW R. KELLER, ESQ.
                 CYBERGUARD CORPORATION                      SIMPSON THACHER & BARTLETT
              2101 WEST CYPRESS CREEK ROAD                      425 LEXINGTON AVENUE
             FORT LAUDERDALE, FLORIDA 33309                   NEW YORK, NEW YORK 10017
                     (954) 974-1700                                (212) 455-2000
             TELECOPIER NO. (954) 463-2030                 TELECOPIER NO. (212) 455-2502



    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this form are offered pursuant to dividend or interest reinvestment plans, please check the following box: / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                            ------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           ------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS.


                   SUBJECT TO COMPLETION, DATED JULY 15, 1996


PROSPECTUS


                               2,400,000 SHARES


                              [CYBERGUARD LOGO]

                                 COMMON STOCK
                         ------------------------------


     Of the 2,400,000 shares (the "Shares") of Common Stock, par value $.01 per share ("Common Stock," which term includes a Right (as defined herein)), of CyberGuard Corporation (the "Company") offered hereby, 1,803,489 shares are being offered by the Company and 596,511 shares are being offered by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. See "Principal and Selling Shareholders."



     The Common Stock is included for quotation on the Nasdaq National Market under the symbol "CYBG." On July 12, 1996, the last reported sale price of the Common Stock as reported by the Nasdaq National Market was $11 1/2 per share. See "Price Range of Common Stock."


     THE SECURITIES OFFERED HEREBY REPRESENT A SIGNIFICANT DEGREE OF RISK. INVESTORS SHOULD CAREFULLY CONSIDER CERTAIN RISKS AND OTHER CONSIDERATIONS RELATING TO THE COMMON STOCK AND THE COMPANY. SEE "RISK FACTORS" COMMENCING ON PAGE 8.

                         ------------------------------


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------
                                                              UNDERWRITING                    PROCEEDS TO
                                                PRICE TO     DISCOUNTS AND    PROCEEDS TO       SELLING
                                                 PUBLIC      COMMISSIONS(1)    COMPANY(2)   SHAREHOLDERS(2)
- ------------------------------------------------------------------------------------------------------------
Per Share...................................        $              $               $               $
- ------------------------------------------------------------------------------------------------------------
Total(3)....................................        $              $               $               $
- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting respective expenses of the offering of approximately
    $       payable by the Company.


(3) The Company has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 360,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If all such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling
    Shareholders will be $          , $          , $          and $          ,
    respectively.

                         ------------------------------

     The Shares are offered subject to prior sale, when, as and if delivered and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the offer and reject orders in whole or in part. It is expected that delivery of the Shares
will be made against payment therefor on or about                , 1996 at the
offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.

BEAR, STEARNS & CO. INC.
                                  COWEN & COMPANY
                                                          FURMAN SELZ
                 THE DATE OF THIS PROSPECTUS IS JULY   , 1996.

                                   [PHOTO]


     Network Security technologies are deposited from left to right with an arrow indicating full access as "last secure" and no access as "host secure."

     Two boxes representing firewalls are deposited, each with three levels: a firewall application, an operating system and a networking software level. In the left box, the data path flow through the firewall passing by each level but permitting a "hacker path" where data flow across the levels, bypassing the firewall. In the right box, traffic only goes across in the firewall level, demonstrating a "block" on the other two levels where hackers corrupt the software to permit access.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR IN THE OVER-THE-COUNTER-MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere and incorporated by reference in this Prospectus. Unless otherwise indicated, all share information has been adjusted to give retroactive effect to a three-for-one split of the Company's Common Stock effective March 18, 1996 and no effect is given in this Prospectus to the exercise of outstanding options or warrants to purchase Common Stock, including the Underwriters' over-allotment option. Unless otherwise indicated, references to the Company's business and operations with respect to periods prior to October 7, 1994 refer to the Company's network security business and operations as part of the Computer Systems Division of Harris Corporation and, with respect to periods thereafter but prior to June 30, 1996 to the Company's Trusted Systems Division, which carried on the network security business described herein. See "Recent Events" below and "Certain Transactions." This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include those discussed in Risk Factors, including, but not limited to, those discussed in "Risk Factors -- Limited Operating History in the Commercial Network Security Market; Unpredictability of Operating Results,"
" -- Liquidity and Capital Requirements; Dependence on Offering Proceeds; Possible Need for Additional Financing," "-- Dependence on Principal Product; Uncertainty of Product Acceptance," " -- Dependence on the Internet and Intranets," "-- Changes in Technology and Industry Standards; Significant Research and Development Expenditures," " -- Competition" and "-- Dependence on Resellers; Need to Establish Collaborative Marketing Arrangements."


                                  THE COMPANY

     The Company is a leading developer and marketer of commercial network security products designed to protect data on computer networks from access by unauthorized users. The Company was among the first companies to establish a business unit devoted to developing and marketing network security products. As early as 1989 the Company had developed and begun to market an integrated secure operating system and secure networking software solution. With the announcement of its firewall application in 1994, the Company began offering multi-level secure network security solutions to the commercial market through its CyberGuard Firewall suite of products.

     The Company has combined its secure operating system and secure networking software with its firewall application to produce the CyberGuard Firewall, which provides a barrier to unauthorized access to a customer's enterprise networks, including unauthorized access from (i) the Internet, (ii) networks of other enterprises or (iii) other intranet users within the same enterprise network. The CyberGuard Firewall's secure operating system and secure networking software are designed to protect the firewall itself from attack, a distinction not shared by most commercially available firewall products. The CyberGuard Firewall is the only commercially available firewall built on integrated secure operating system and secure networking software components that are rated B1 by the National Computer Security Center ("NCSC"). For information regarding NCSC security ratings, see "Business -- The CyberGuard Solution."

     The Company's products provide a comprehensive, secure and high-performance network security solution. These products include the CyberGuard Firewall and related products, products offered by the Company with its strategic partners, and secure operating systems and secure networking software sold separately from the CyberGuard Firewall. The Company's research and development efforts are focused in the near term on porting the Company's secure operating system, secure networking software and firewall application from a Motorola microprocessor-based Night Hawk platform to the more widely used Intel PC-compatible computer platform. The Company plans to make the CyberGuard Firewall available on such platform by December 1996.

     The Company has established a broad range of distribution channels through which to market its products in the United States and internationally, including more than 30 value added resellers ("VARs"), distributors and manufacturers' representatives, as well as direct sales representatives. During the six months ended March 30, 1996, indirect channels accounted for approximately 40% of the Company's sales of

CyberGuard Firewalls and related network security products. The Company has alliances for the purpose of reselling the Company's products with several strategic partners, including Lucent Technologies, Inc. (formerly AT&T Corporation, now "Lucent") and Electronic Data Systems Corp. ("EDS"). The Company has additional strategic resellers outside the United States, which include Nissin Electric Co., Ltd. (Japan) ("Nissin"), Lukon Financial Industrial Company (Russia) and QPSX Communications Limited, a subsidiary of Australia's Telstra Corporation.

     The Company's customers represent a broad geographic distribution of the Company's products with a relatively even concentration throughout the United States and abroad. Of these, international sales accounted for 46% of the Company's sales in the six months ended March 30, 1996 and 31% of sales in fiscal year ended September 30, 1995. Of sales to international customers during such periods, 55% and 49%, respectively, represented sales of the Company's CyberGuard Firewall and related products. Sales of CyberGuard Firewalls and related products include government-related customers, but are sold on the same terms and conditions as to non-government-related commercial customers. During the six months ended March 30, 1996 and the fiscal year ended September 30, 1995, sales of CyberGuard Firewalls and related products to agencies of the United States government and its contractors accounted for 26% and 58%, respectively of overall sales for such products.

                                    STRATEGY

     The Company's strategy is to increase its sales and profits by broadening its indirect marketing channels, capitalizing on its existing international market penetration, concentrating on selected vertical markets, promoting the CyberGuard Firewall's strengths beyond network security, and expanding its product line to provide an enterprise-wide solution, support for other computer platforms and networks, and software-only products. The key components of the Company's strategy, many of which are interrelated, are as follows:

     - Broaden Indirect Distribution Channel Coverage. The Company has established a broad range of channels through which to market its products in the United States and internationally, including more than 30 VARs, distributors and manufacturers' representatives. The Company intends to continue to expand its indirect channels by concentrating its marketing through indirect distribution channels, including extensive VAR relationships. The Company's goal is to have its indirect channels account for 75% of its sales by the end of fiscal year 1997. The Company is actively seeking additional strategic marketing partners in order to expand the geographic distribution of its products.

     - Capitalize on Existing International Penetration. The Company intends to expand its relationships with VARs in Western and Eastern Europe and Asia to address the international commercial firewall market. The Company believes that the international market represents a high-growth market.


     - Pursue Selected Vertical Markets. The Company intends to continue to focus its marketing efforts on selected vertical markets, such as healthcare, financial services, insurance, telecommunications and travel, that the Company perceives as having a need for network security due to the confidential nature of data they collect or due to the devastating potential impact of computer "hacking." The Company intends to expand on its strategic relationships to pursue these selected vertical markets both with its direct sales force and through indirect channels such as VARs and systems integrators who already serve such markets.


     - Broaden Product Platforms and Compatibility. In addition to "porting" is secure operating system, networking software and firewall application to the more widely used Intel-based PC compatible platforms currently available in a wide range of multiprocessor systems, the Company further plans to introduce products that are compatible with other network protocols.

     - Introduce Software-only and Other Product Offerings. The Company plans to introduce a software-only version of the CyberGuard Firewall, consisting of an integrated operating system, networking software and base security software by December 1996, and to offer upgrades to be priced and sold separately. This software-only product will allow the Company to competitively position its CyberGuard Firewall product against lower-priced competitors while maintaining or increasing its gross margins. In addition, the Company is actively seeking strategic alliances through which the Company can develop new products or enhance the features of its existing products.

     - Provide an Enterprise-Wide Network Security Solution. The Company intends to emphasize all of the CyberGuard Firewall's network security capabilities for, among others, secure communication, access control, encryption, mobile computing and secure databases to provide an enterprise-wide solution, particularly for enterprises in selected vertical markets.


     - Promote CyberGuard Beyond Network Security. The Company intends to promote CyberGuard's multi-level secure ("MLS") capabilities for additional applications and intends to capitalize on its expertise in network security by providing such tools to specific customers and targeted markets.


                                 RECENT EVENTS


     In May 1995, the Company separated its business operations into two units: the "Real-time Business," consisting of the assets and liabilities associated with the manufacture and marketing of real-time computer systems, and the "Trusted Systems Division," consisting of the assets and liabilities of the Company's network security business described herein. See "Business." The Real-time Business represented approximately 82% of the assets of the Company as of March 30, 1996, and accounted for 83%, 89% and 87% of the Company's sales for the six months ended March 30, 1996 and the fiscal years ended September 30, 1995 and June 30, 1994, respectively. Effective June 30, 1996, the Company has sold its Real-time Business and issued 683,178 shares of its Common Stock to Concurrent Computer Corporation ("Concurrent") in exchange for Concurrent common and preferred stock. See "Certain Transactions." The sale of the Real-time Business and the related issuance of shares of the Company's Common Stock is referred to herein as the "Real-time Sale." Immediately following the Real-time Sale, the Company owned approximately 22% of the outstanding common stock of Concurrent (28% if the preferred stock the Company received were to be converted into common stock) and Concurrent owned approximately 10% of the outstanding common stock of the Company (341,589 shares of which are offered hereby).



     The Company expects to rely on the sale of Concurrent securities (subject to the terms of a Share Holding Agreement between the Company and Concurrent relating to such securities), together with the proceeds of this offering and any line of credit the Company may obtain to provide liquidity and fund its cash requirements, which in the past were funded with working capital and cash flows from the Real-time Business. The Company does not intend to be a long-term holder of Concurrent securities. On June 27, 1996, the Company sold 2,000,000 shares of Concurrent common stock at an aggregate price of $3,500,000. The value of Concurrent securities, over which the Company has no control, is expected to vary from time to time based on conditions affecting the market for such stock. See "Risk Factors."


     The Company's address is 2101 West Cypress Creek Road, Fort Lauderdale, Florida 33309. The Company's telephone number is (954) 974-1700. The Company's Internet home page is www.cyberguardcorp.com.

                            INVESTMENT IN CONCURRENT


     Concurrent securities owned by the Company would have comprised approximately 65% of the Company's assets on a pro forma basis as of March 30, 1996 (based on a market price for Concurrent Common Stock of $1.25 per share as of July 10, 1995). Concurrent is engaged in the business of providing and servicing high-performance real-time computer systems, including (upon consummation of the Real-time Sale) the Night Hawk. Concurrent's revenues were $77 million during the nine months ended March 31, 1996 and $140 million, $179 million and $220 million for the fiscal years ended June 30, 1995, 1994 and 1993, respectively. Concurrent reported net losses of $5.7 million, $2.0 million and $39.8 million and net income of $3.9 million for such periods, respectively. Concurrent expects that its revenues for the quarter ending June 30, 1996 will be the lowest quarterly revenues for its fiscal year. In addition, Concurrent expects to take a material pre-tax charge and to adjust negative goodwill, as appropriate, in the quarter ended June 30, 1996 to cover costs related to the Real-time Sale and other business integration costs. As of the date hereof, the estimated aggregate charge for these items is in the range of $29 million to $32 million, approximately $18 million of which is expected to be paid out in cash in the next two years. See "Risk Factors."

                                  THE OFFERING

Common Stock Offered by:


  The Company..............  1,803,489 shares



  Selling Shareholders.....   596,511 shares



     Total.................  2,400,000 shares



Common Stock Outstanding
after
  the Offering.............  8,773,983 shares(1)



Use of Proceeds............  The net proceeds of the offering are intended to be used (i) to expand the Company's research and development efforts; (ii) to expand the Company's sales and marketing efforts; (iii) to repay outstanding short-term borrowings; and (iv) for working capital and other general corporate purposes. A portion of the proceeds may be used in the future for strategic acquisitions; however, the Company has no current agreements or commitments for any such acquisition and is not currently engaged in any negotiations for any such acquisition.


Nasdaq Symbol(2)...........  CYBG

Risk Factors...............  Investment in the Shares represents a significant degree of risk. See "Risk Factors."
- ---------------


(1) Assumes the Underwriters' over-allotment option is not exercised and excludes an aggregate of 1,651,342 shares of Common Stock issuable upon exercise of currently outstanding options and warrants to purchase Common Stock. See "Shares Eligible for Future Sale."


(2) The Common Stock is included for quotation on the Nasdaq National Market.



                             THIRD QUARTER REVENUES



     The Company's revenues for the fiscal quarter ended June 30, 1996 were approximately $2.9 million, compared to approximately $431,000 for the fiscal quarter ended June 30, 1995.



     The Company attributes this increase in revenue in part to an increase in sales through indirect distribution channels and further penetration of targeted vertical markets. Value added resellers and manufacturer's representatives accounted for approximately 45% of revenues during the quarter, with approximately 26% of the Company's revenue attributable to Nissin Electric (a Japanese distributor) and Electronic Data Systems. International sales during this quarter accounted for approximately 40% of Company sales.

                             SUMMARY FINANCIAL DATA

     The following table sets forth (i) summary financial data derived from the financial statements of the Company's Trusted Systems Division and the Company appearing elsewhere or incorporated by reference in this Prospectus and (ii) summary pro forma data derived from the pro forma financial statements of the Company appearing elsewhere in this Prospectus. The data should be read in conjunction with such financial statements and any notes thereto and other financial information herein.


     The Company expects to report certain charges in the quarter ended June 30, 1996. The Company estimates that it will incur a loss of approximately $8.5 million on the sale of the Real-time Business (based on an assumed market price of Concurrent Common Stock of $2.14 per share); approximately $0.4 million in charges related to certain grants of Common Stock; and approximately $1.4 million in additional expenses related to the Real-time Sale.


                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                 --------------------------------------------------------------------------
                                                                                              FISCAL YEAR
                                         SIX MONTHS ENDED                                        ENDED
                                 --------------------------------                              JUNE 30,
                                     MARCH 30,        MARCH 31,       FISCAL YEAR ENDED     ---------------
                                       1996              1995       SEPTEMBER 30, 1995(1)    1994     1993
                                 -----------------   ------------   ---------------------   ------   ------
STATEMENT OF OPERATIONS DATA(2):
Sales...........................     $   4,395         $  3,489           $   4,817         $8,464   $5,974
Cost of sales...................         2,915            2,103               3,140          3,842    2,992
Gross profit....................         1,480            1,386               1,677          4,622    2,982
Operating expenses..............         3,908            2,309               4,834          4,493    3,165
Operating income (loss).........        (2,428)            (923)             (3,157)           129     (183)
Net income (loss)...............     $  (2,423)        $   (727)          $  (3,108)        $  109   $  (41)

                                                SIX MONTHS ENDED                   FISCAL YEAR ENDED
                                                 MARCH 30, 1996                    SEPTEMBER 30, 1995
                                                -----------------                  ------------------
PRO FORMA STATEMENT OF OPERATIONS DATA(3):
Sales.....................................         $   4,395                           $  4,817
Cost of sales.............................             2,915                              3,140
Gross profit..............................             1,480                              1,677
Operating expenses........................             4,763                              5,142
Operating loss............................            (3,283)                            (3,465)
Net loss..................................         $  (3,347)                          $ (5,063)
Net loss per common share.................         $    (.50)                          $   (.77)
Weighted average number of common
  shares outstanding......................             6,631                              6,595

                                                       MARCH 30, 1996
                                    -----------------------------------------------------
                                        ACTUAL(4)       PRO FORMA(5)     AS ADJUSTED(6)
                                    -----------------   ------------   ------------------
BALANCE SHEET DATA:
Cash and cash equivalents..........     $   1,307         $     --
Working capital....................        14,271           22,311
Total assets.......................        38,552           35,080
Total liabilities..................         9,412            3,595
Total shareholders' equity.........     $  29,140         $ 31,485

- ---------------

(1)  In 1994, the Company changed its fiscal year end from June 30 to September
     30.
(2) Includes only financial information attributable to the Company's Trusted Systems Division and the Company's network security business and operations as part of the Computer Systems Division of Harris Corporation prior to October 7, 1994 and excludes the Company's corporate assets and liabilities not specifically identifiable to the division.
(3) Assumes the Real-time Sale had occurred at the beginning of each such period.
(4) Represents Harris Computer Systems Corporation historical consolidated financial information.
(5)  Assumes the Real-time Sale had occurred as of such date.

(6) Adjusted to give effect to the sale of 1,803,489 shares of Common Stock offered by the Company hereby, at an assumed offering price of $ per share, after deducting underwriting discounts and estimated offering expenses of the Company. See "Use of Proceeds," "Capitalization" and "Underwriting."

                                  RISK FACTORS

     Investment in the Shares offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus and incorporated by reference herein, prospective investors should consider carefully the following factors in evaluating the Company before purchasing any Shares.

LIMITED OPERATING HISTORY IN THE COMMERCIAL NETWORK SECURITY MARKET; UNPREDICTABILITY OF OPERATING RESULTS

     Although the Company has been developing network security products since 1989, the Company has operated in the commercial network security market only since October 1994. In view of, among other things, the Company's short operating experience in, and the rapidly changing and intensely competitive nature of, the commercial network security market, the uncertainty of acceptance of the Company's products, the reliance of such products on the Internet, the mix of distribution channels through which the Company's products are sold, and the dependence of the Company on Concurrent as the sole supplier of computer platforms on which the Company's products are currently sold, there is no assurance that the Company will be profitable in future years. The Company's results of operations may become increasingly unpredictable from quarter to quarter as a result of numerous other factors, including market acceptance of the Company's products, fluctuations in the development and growth of the commercial network security industry in general, the timing of orders and shipments of products, the introduction of new products by the Company, or the introduction or the announcement of competitive products. In addition, a substantial portion of the Company's sales occurs during the last few weeks of each quarter; therefore, any delays in orders or shipments are more likely to result in revenue not being recognized until the following quarter. The Company's current and planned expense levels are based in part on its expectations of future sales and, as a result, net income for a given period could be disproportionately affected by any reduction in sales. There can be no assurance that the Company will be able to achieve significant sales of products in the future or that the level of sales in the future will not decrease from past levels. There can be no assurance that in future quarters the Company's sales or operating results will meet the expectations of stock market securities analysts and investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIQUIDITY AND CAPITAL REQUIREMENTS; DEPENDENCE ON OFFERING PROCEEDS; POSSIBLE NEED FOR ADDITIONAL FINANCING


     The Company's cash requirements have historically been funded from the Company's working capital and operating cash flow provided by the Company's Real-time Business. As a result of the sale of the Real-time Business, the Company expects that funds generated from operations will be insufficient to satisfy the Company's anticipated cash requirements. The Company has obtained a revolving line of credit (the "Revolving Line of Credit") with Foothill Capital Corporation ("Foothill") upon the sooner to occur of this Offering or September 30, 1996 under which the Company may borrow a maximum amount of $5,000,000 at an interest rate of 2% above the lowest rate announced from time to time by Norwest Bank Minnesota, National Association. The Revolving Line of Credit is secured by all the assets of the Company (including 7,000,000 shares of the Concurrent common and all of the preferred stock to be received by the Company in connection with the Real-time Sale). The Company may in the future seek another line of credit that is likely to be secured by all the assets of the Company and to be subject to financial covenants, restrictions on indebtedness, asset dispositions, and investments and corporate transactions, all of which may affect the operating flexibility of the Company and subject the Company's assets to seizure upon default. While the Company may sell or pledge some of the Concurrent securities received in connection with the Real-time Sale, the Company's ability to do so is subject to a number of limitations and conditions imposed in connection with the Share Holding Agreement or likely to be imposed by any line of credit. These limitations and conditions may affect the Company's flexibility in generating cash through sales of Concurrent securities and may require the Company to seek alternative sources of cash, including borrowings and equity sales. In addition, the timing of any such sales and the prices at which the Concurrent securities may be sold may be affected by other factors beyond the Company's control, such as general market conditions and changes in the business, operations or prospects of Concurrent. See "Fluctuation in Value of Concurrent Common Stock and

Concurrent Preferred Stock Held by the Company" below. In the event that the Company requires financing from additional outside sources, there can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. Any additional financing may involve dilution of the interests of the Company's then existing shareholders. If adequate funds are not available, the Company may be required to curtail certain activities, including product development, marketing and sales activities. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Certain Transactions."

FLUCTUATION IN VALUE OF CONCURRENT COMMON STOCK AND CONCURRENT PREFERRED STOCK HELD BY THE COMPANY


     The Real-time Sale consisted of the sale of the Company's Real-time Business and the issuance of 683,178 shares of its Common Stock to Concurrent in exchange for (i) 10,000,000 newly issued shares (the "Concurrent Common Stock Consideration") of common stock of Concurrent, par value $.01 per share ("Concurrent Common Stock"); (ii) 1,000,000 newly issued shares of convertible exchangeable preferred stock of Concurrent ("Concurrent Preferred Stock") with a 9% cumulative annual dividend payable quarterly in arrears and a liquidation preference of $8.20 per share (subject to adjustment under certain circumstances); and (iii) the assumption by Concurrent of certain (but not all) of the liabilities of the Real-time Business (the "Assumed Liabilities"). See "Certain Transactions." Concurrent Common Stock Consideration, represented approximately 22% of the Concurrent Common Stock outstanding as of the Real-time Sale (28% if the Concurrent Preferred Stock were to be converted into Concurrent Common Stock). The Concurrent Common Stock and Concurrent Preferred Stock owned by the Company following the recent sale of 2,000,000 shares of Concurrent Common Stock would have constituted in the aggregate approximately 65% of the Company's assets on a pro forma basis as of March 30, 1996 (based on a market price for Concurrent Common Stock of $1.25 per share as of July 10, 1996). The market price of the Concurrent Common Stock will vary from time to time as the result of changes in the business, operations or prospects of Concurrent, its ability to integrate the Real-time Business into its operations and achieve related cost savings and operating efficiencies, restructuring charges, including those related to the Real-time Sale, any continuing declines in sales, any operating losses or shortfalls in liquidity, its success in shifting from proprietary to open systems, regulatory considerations, general market, economic and industry conditions and other factors. In addition, the trading price of the Concurrent Common Stock may be adversely affected by future issuances of Concurrent Common Stock, including up to approximately 6,400,000 shares available as of the date hereof for future grants or awards pursuant to the Concurrent 1991 Restated Stock Option Plan (the "Concurrent Stock Plan"). In connection with the Real-time Sale, approximately 4,300,000 shares of Concurrent Common Stock became issuable and freely tradeable, including options to purchase approximately 2,600,000 shares (being all options then outstanding under the Concurrent Stock Plan) and approximately 1,700,000 additional shares became issuable as severance or other compensation to, among others, Concurrent's employees, contractors and financial advisors pursuant to outstanding warrants to purchase Concurrent Common Stock, or pursuant to certain contracts entered into by Concurrent in connection with the Real-time Sale. The market price of Concurrent Common Stock may also be adversely affected by sales of such stock by the Company. Additionally, any sales of large amounts of Concurrent Common Stock to fund the Company's significant liquidity requirements would likely be at a discount to its trading value. See "Liquidity and Capital Requirements; Dependence on Offering Proceeds; Possible Need for Additional Financing" above, "Certain Transactions" and "Business -- Interest in Concurrent."


     The Company's assets also include Concurrent Preferred Stock. There is no public market for Concurrent Preferred Stock and it is not anticipated that a trading market will ever develop. Concurrent has agreed to register the Concurrent Common Stock issuable upon conversion of the Concurrent Preferred Stock but not the Concurrent Preferred Stock. See "Certain Transactions -- Share Holding Agreement." Absent such registration, the transferability of the Concurrent Preferred Stock is subject to restrictions under applicable federal and state securities laws. Therefore, the Company may be unable to sell the Concurrent Preferred Stock for an indefinite period of time. Due to the convertibility of the Concurrent Preferred Stock into Concurrent Common Stock, the Concurrent Preferred Stock is expected to fluctuate in value based on factors which are substantially similar to the factors that influence the price of the Concurrent Common Stock.

INABILITY TO INFLUENCE CONCURRENT OPERATIONS; DECLINING TRENDS IN CONCURRENT RESULTS


     As a result of the Real-time Sale, the Company received approximately 22% of the Concurrent Common Stock issued and outstanding as of the date thereof (28% if the Concurrent Preferred Stock were to be converted into Concurrent Common Stock), and the Company holds as of the date hereof approximately 19% of such stock (24% if the Concurrent Preferred Stock were to be converted into Concurrent Common Stock). Despite the Company's ownership of the Concurrent Common Stock Consideration and the Concurrent Preferred Stock and its right to designate up to three of Concurrent's nine members of its Board of Directors, the Company will not be able to control Concurrent's strategic direction or influence the day-to-day management of Concurrent's business or the future results of Concurrent's operations.


     Concurrent's revenues were $220 million, $179 million, $140 million and $77 million for the fiscal years ended June 30, 1993, 1994 and 1995 and the nine months ended March 31, 1996, respectively. The general decline in Concurrent's revenues is largely the result of a decline in sales of proprietary real-time computer systems without a corresponding increase in the sales of open systems. Concurrent reported net income of $3.9 million and net losses of $39.8 million, $2.0 million and $5.7 million for the same periods, respectively. Concurrent expects that revenues for the quarter ending June 30, 1996 will be the lowest quarterly revenues for the fiscal year, and currently expects to take charges related to the Real-time Sale in such quarter in an aggregate amount in the range of $29 million to $32 million. There can be no assurance that Concurrent will be able to achieve profitability, or if achieved, that such profitability can be maintained, or that Concurrent will not take additional charges or write-downs of inventories or other assets in the foreseeable future.

     Although the purchase by Concurrent of the Real-time Business and the planned integration and consolidation of the combined development and manufacturing operations could improve Concurrent's liquidity by permitting additional borrowing availability, there can be no assurance that the integration of the Real-time Business into Concurrent's operations will be successful or that cash flow from the combined real-time operations will be sufficient to fund Concurrent's transaction costs related to the Real-time Sale, its anticipated restructuring costs and its ongoing working capital requirements.

     Many factors including, but not limited to, a continued deterioration of Concurrent's business, operations or prospects and the inability of Concurrent to successfully integrate the Real-time Business to achieve its planned operational improvements may have a negative effect on the price of Concurrent Common Stock and may therefore have a negative effect on the Company's Common Stock.

DEPENDENCE ON PRINCIPAL PRODUCT; UNCERTAINTY OF PRODUCT ACCEPTANCE

     Sales of the Company's CyberGuard Firewall in the commercial network security market account for a substantial portion of the Company's sales, and the Company expects the portion of its sales attributable to the CyberGuard Firewall to increase. As a result, any factor adversely affecting sales of this product could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future success depends on the continued adoption of the Company's CyberGuard Firewall and other network security products by users. The market acceptance of the Company's products is difficult to estimate due in large measure to the recent emergence of the market for network security products and the effect of a number of new products, applications or product enhancements that have been introduced into the market. Competitive products are currently available that have comparable or more favorable price characteristics and that may be perceived to have comparable performance characteristics. There can be no assurance that the Company's products, particularly its CyberGuard Firewall, will continue to achieve acceptance in the network security market, and the failure of the Company's products to achieve such continued market acceptance could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, the Company anticipates that its existing and new competitors will introduce additional competitive products, particularly if demand for enterprise-wide network security products increases, which could reduce future market acceptance of the Company's products.

     As the network security industry continues to evolve, the Company's future financial performance will depend in part on the successful development, introduction and market acceptance of new products, applications and product enhancements. There can be no assurance that the Company will be able to develop new products or that such products will satisfy evolving consumer preferences and achieve market acceptance or, if market acceptance is achieved, that the Company will be able to maintain such acceptance for a significant period of time. Any significant delay in the introduction of the Company's future products could result in loss of market share and could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH NETWORK SECURITY MARKET

     The market for the Company's products is only beginning to emerge. The rapid development of the Internet and enterprise-wide computing has increased the vulnerability of proprietary information to access by unauthorized persons and has in recent years increased demand for computer and network security products. However, there is no assurance that demand for network security products will continue at current levels or increase. Moreover, because the market for network security products is only beginning to develop, it is difficult to assess the size of this market and the product features and prices, the optimal distribution strategy and the competitive environment that will develop in this market. Declines in demand for network security products, whether as a result of technological change, the public's perception of the need for network security products, developments in the hardware and software environments in which these products operate, general economic conditions or other factors, could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     The market for network security products and services is intensely competitive, rapidly evolving and characterized by frequent technological change. The Company expects competition to persist and intensify in the future. The Company's principal current competitors include Advanced Network & Services Inc. ("ANS", which is owned by America Online, Inc.), Check Point Software Technologies Ltd. ("Check Point"), Raptor Systems, Inc. ("Raptor"), Secure Computing Corporation ("Secure Computing") and Trusted Information Systems, Inc. ("TIS"). In addition, companies such as Digital Equipment Corporation ("DEC"), International Business Machines Corporation ("IBM"), and Sun Microsystems, Inc. ("Sun") sell products with similar features and functions that could be considered competitors of the Company. Several other companies offering other network and other computer-related products, including Microsoft Corporation ("Microsoft"), are expected to enter the commercial network security market in the near future. Many of the Company's current and potential competitors have greater name recognition, larger installed customer bases and significantly greater financial, technical or marketing resources than the Company. As a result, they may be able to adapt more quickly to new or emerging technologies or changes in customer requirements or to devote greater resources to the promotion and sale of their products than the Company. In addition, certain of the Company's competitors may determine, for strategic reasons, to consolidate, substantially lower the price of their network security products or bundle their products with other products, such as hardware products or other enterprise software products. In addition, current and potential competitors have established or may establish financial or strategic relationships among themselves, with existing or potential customers, resellers or other third parties. For example, Compaq Computer Corporation recently acquired a financial interest in Raptor and agreed to bundle Raptor's network security software with certain of its product offerings and Secure Computing recently announced the signing of a definitive agreement for the acquisition of Border Network Technologies, Inc. ("Border"). Competition could increase if new companies enter the market or if existing competitors expand their product lines. An increase in competition could result in price reductions and loss of market share for the Company. Such competition and any resulting reduction in pricing and gross margins could have a material adverse effect on the Company's business, financial condition and results of operations.

     There can be no assurance that the Company's competitors will not develop network security products using approaches substantially similar to or different from the Company's that may be more effective than the Company's current or future products or that the Company's technologies and products would not be rendered obsolete by such developments. Certain of the Company's competitors have also submitted their commercial network firewall products for evaluation by the NCSC, and certain of these products could receive B1 or higher ratings upon completion of the process. Competitors may also employ litigation or the threat of litigation relating to patents and other intellectual property to gain a competitive advantage. See "Business -- Competition."

POTENTIAL ACQUISITIONS

     In the normal course of its business, the Company evaluates potential acquisitions of businesses, products and technologies that could complement or expand the Company's network security business. To date, the Company has not made any acquisitions. In the event the Company were to identify an appropriate acquisition candidate, there is no assurance that the Company would be able to successfully negotiate the terms of any such acquisition, finance such acquisition and integrate such acquired business, products or technologies into the Company's existing business and operations. Furthermore, the integration of an acquired business could cause a diversion of management time and resources. There can be no assurance that a given acquisition, when consummated, would not materially adversely affect the Company's business, financial condition and results of operations. If the Company proceeds with one or more significant acquisitions in which the consideration consists of cash, a substantial portion of the Company's available cash (including proceeds of this offering) could be used to consummate the acquisitions. If the Company consummates one or more significant acquisitions in which the consideration consists of stock, or is financed with the proceeds of the issuance of stock, stockholders of the Company could suffer a significant dilution of their interests in the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON THE INTERNET AND INTRANETS

     The Company's products are designed primarily for computer network environments, such as the Internet and certain enterprise-wide networks that are based upon the Transmission Control Protocol/Internet Protocol ("TCP/IP") network protocol. Accordingly, sales of the Company's current products will depend in large part upon a robust industry and infrastructure for providing Internet access and carrying Internet traffic. Because global commerce and the exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the complementary products or other factors necessary to make the Internet a viable commercial marketplace will be developed. The failure of the Internet to become a viable commercial marketplace could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, the Company plans to continue to develop products for use by customers with TCP/IP-based enterprise-wide intranet applications. The failure of the TCP/IP protocol to gain wide acceptance as an enterprise-wide network protocol could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Industry Background."

RECENT TRANSITION TO THE COMMERCIAL MARKET

     The Company has targeted the world-wide commercial market as its principal focus for sales of network security products. The Company believes it has accomplished the transition from its historically focused government products market to the commercial network security products market with sales to commercial customers reaching 74% of sales during the six-month period ended March 30, 1996, up from 42% for the fiscal year ended September 30, 1995. As the Company's commercial sales have increased relative to its government-related sales, gross profit margins have declined. Since the transition to the commercial market has occurred recently, there can be no assurance that gross margins can be sustained at current levels given the different competitive nature of the commercial market as compared to the government market. Furthermore, the Company, until recently, has not relied on the commercial market as the primary source of its sales and there can be no assurance that the Company will be successful competing in the commercial market against competitors that have more experience in such market.

     The Company expects to continue to derive a significant portion of its near-term sales from sales to the government market. Government business is, in general, subject to additional special risks, including delays in funding, the need to comply with diverse rules and regulations, termination of contracts at the convenience of the government, changes in governmental policies and budgetary restraints. In addition, even if funds are appropriated or remain available, delays in payment may occur that could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Markets and Customers."

CHANGES IN TECHNOLOGY AND INDUSTRY STANDARDS; SIGNIFICANT RESEARCH AND DEVELOPMENT EXPENDITURES

     The network security industry is characterized by rapid changes, including evolving industry standards, frequent new product introductions, continuing advances in technology and changes in customer requirements and preferences. The introduction of new technologies could render the Company's existing products obsolete or unmarketable. Advances in techniques employed by individuals and entities seeking to gain unauthorized access to networks could expose the Company's existing products to new and unexpected attacks and require accelerated development of new products. There can be no assurance that the Company will be able to counter challenges to its current products, that the Company's future product offerings will keep pace with technological changes implemented by competitors or persons seeking to breach network security, that the Company will be able to establish and maintain any strategic technical alliances necessary to achieve a competitive advantage or that the Company will be successful in developing and marketing products for any future technology. The development cycle for the Company's new products may be significantly longer than the Company's historical product development cycle or significantly longer than anticipated, resulting in higher development costs or a loss in market share. Failure to develop and introduce new products and product enhancements on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the costs of developing new products, and related sales and marketing expenses, are expected to be significant before such products are in a position to deliver significant sales or cash flow to the Company. There can be no assurance that new product introduction will be executed without materially and adversely affecting the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- The CyberGuard Solution" and "-- Product Development."

DEPENDENCE ON RESELLERS; NEED TO ESTABLISH COLLABORATIVE MARKETING ARRANGEMENTS

     In marketing its products, the Company depends substantially, and expects to increase its dependence, upon the performance of indirect sales channels, including systems integrators and VARs, over which the Company does not have complete authority. The Company's relationships with most of its resellers have been established within the last year, and the Company is unable to predict with accuracy the extent to which its resellers will be successful in marketing and selling the Company's products. Moreover, the Company's future success will depend in part on its ability to establish collaborative marketing relationships in other indirect sales channels. There can be no assurance that the Company's existing or contemplated collaborative relationships will be commercially successful, that the Company will be able to negotiate additional collaborative relationships, that such additional collaborations will be available to the Company on acceptable terms or that any such relationships, if established, will be commercially successful. In addition, there can be no assurance that parties with whom the Company has established collaborative relationships will not pursue alternative technologies or develop alternative products in addition to or in lieu of the Company's products either on their own or with others, including the Company's competitors. The loss of any of the Company's major resellers, either to competitive products offered by other companies or to products developed internally by the resellers, could have a material adverse effect on the Company's business, financial condition or results of operations. If the Company is successful in expanding its network of indirect sales channels, the Company will need to add substantially to its pre-sales, field support, and marketing staffs in order to support the sales activities of an expanded distribution network. There can be no assurance that such internal expansion will be successfully completed, that the cost of such expansion will not exceed the sales generated thereby, or that the Company's sales and marketing organization will successfully compete against the more extensive and well-funded sales and marketing operations of many of the Company's current and future competitors. See "Business -- Sales and Marketing."

DEPENDENCE ON SOLE-SOURCE SUPPLIERS

     The Company's products were developed to function in an open architecture, real-time environment, based upon UNIX operating system technology. The Company currently uses only Night Hawk computers, which have certain essential multiprocessing capabilities, on which to install its secure operating system, secure networking software and CyberGuard Firewall software applications for resale. See "Business --

Products" and "Certain Transactions." The Company also has a relationship with the Santa Cruz Operation, Inc. ("SCO"), which provides the core UNIX operating system technology into which the Company's computer security enhancements are integrated.


     Concurrent is the only source of supply for Night Hawk computers. The unavailability of, or any delay in receiving, Night Hawk computers could result in delays in shipping the Company's products and in loss of sales during such period. Pursuant to a one-year Night Hawk Supplier Agreement dated June 27, 1996, the Company may buy Night Hawk computers at the price and subject to the delivery terms quoted by Concurrent for Night Hawks as of the day that the Company submits a purchase order. A substantial increase in the price of Night Hawks or a change in the delivery terms thereof would result in an increase in the price of the Company's products, which could result in decreased profit margins or loss of sales. The Company is actively seeking alternative platforms on which to install its products; however, there is no assurance that the Company will be successful in its attempts to market its products on platforms other than the Night Hawk or that such products will be successful in the marketplace. There can further be no assurance that such alternative platforms will continue to be manufactured or that the price and delivery terms of such platforms will be favorable to the Company. Should the Company be successful in marketing its products on platforms other than the Night Hawk, the Company will remain obliged to continue to support the Night Hawk to satisfy existing customer expectations for the availability and support of the Night Hawk platform. This support requirement may place significant burdens on the Company's resources.


     SCO's UNIX operating system technology has been purchased by the Company as the basis for the computer security enhancements for the Company's products. The Company depends upon SCO to develop its UNIX operating system technology and to provide specific enhancements and features necessary to ensure that the UNIX operating system remains competitive in the general computer marketplace. In particular, the Company depends upon SCO to ensure that support is provided for new and emerging hardware technologies (e.g., Intel processor chipsets, new communication technologies) and new and emerging software features (e.g., standards compliance, DOS/Windows applications support). Should SCO discontinue development efforts related to the UNIX operating system technology, or should such technology no longer be offered for sale by SCO to the Company, the Company would be required to initiate internally funded development to support new hardware and/or software features or choose an alternate UNIX operating system supplier. Any such internally funded development would likely preclude the Company from delivering a competitive product offering into the marketplace in a timely manner and would likely result in substantial development expenses. Likewise, choosing an alternate UNIX operating system supplier would require the Company to transfer a significant number of computer security enhancements into the alternate UNIX operating system which would place a substantial strain on the Company's product development resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF ERRORS OR FAILURES

     Products as complex as those offered by the Company may contain undetected errors when first introduced or when new versions are released. The Company has in the past discovered software errors in certain of its product offerings after their introduction and has experienced delays in revenue recognition during the period required to correct these errors. There can be no assurance that errors will not be found in new products or releases after commencement of commercial shipments by the Company, particularly as the Company undertakes to develop network security products for platforms other than the Night Hawk that may be characterized by a wide variety of non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. A computer break-in or other disruption experienced by one of the Company's customers, if caused by errors or failures in the Company's products, could result in product recalls and liability under the Company's warranties or otherwise. A well publicized actual or perceived breach of network security at a customer site could adversely affect the market's perception of the Company or its products. Alleviating such problems could require significant expenditures of capital and resources by the Company, could cause interruptions, delays or cessation of service to the Company's customers and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company attempts to limit its liability to customers, including liability arising from a failure of the security features contained in the Company's products, through contractual limitations of warranties and remedies. However, some courts have held similar contractual limitations of liability, or the "shrinkwrap licenses" in which they are often embodied, to be unenforceable. Accordingly, there can be no assurance that such limitations will be enforced. Moreover, to the extent such limitations are enforced as to licensees, there can be no assurance that they will be enforceable as to other users of the Company's products or as against parties who have an interest in data stored on networks that might be compromised by a failure of the Company's product. While the Company currently has product liability insurance to protect against these risks, there can be no assurance that such insurance will cover all losses from failures of the Company's products or will continue to be available to the Company on commercially reasonable terms or at all.


ANTICIPATED INCREASES IN CERTAIN EXPENSES TO PROVIDE NEW INFRASTRUCTURE


     Many of the Company's sales and administrative personnel and facilities were transferred to Concurrent in connection with the Real-time Sale. In connection with the Real-time Sale, the Company entered into a Shared Services Agreement with Concurrent that expires on June 27, 1997 pursuant to which Concurrent provides certain administrative and personnel-related services for the Company. The Company believes that Concurrent provides these services costs equal to or below that which the Company would incur if the Company were to provide these services for itself. Upon expiration of the Shared Services Agreement, the Company will be required to acquire the necessary skills, staff and systems to provide these services for itself. Acquiring such skills, staff and systems could substantially increase the Company's operating expenses. There can be no assurance that the Company will be able to make the transition to providing for itself the services covered by the Shared Services Agreement, and to continue to provide such services in the future, without incurring costs that could have a material adverse effect on the Company's business, financial condition and results of operations.



     In addition, the Company has agreed to lease approximately 10,000 square feet of office and development space from Concurrent at a price that the Company believes is below market rates for substantially equivalent space. The Company's lease with Concurrent expires in June 1997, subject to earlier termination under certain circumstances. Following the expiration or termination of the lease, the Company will be required to lease substantially equivalent space at market rates. There can be no assurance that the Company will be able to offset such additional costs with corresponding increases in revenues or without having a material adverse effect on the Company's business, financial condition and results of operations.


NEW MANAGEMENT TEAM


     In April 1996, in anticipation of the Real-time Sale and effective upon the consummation thereof, the Company engaged a new Chief Executive Officer, appointed a new Chief Financial Officer from a management position within the Company's Trusted Systems Division sales force and appointed other executive officers from positions inside the Company's Trusted Systems Division. These individuals had not previously worked together as senior managers and are in the process of integrating as a management team. With the exception of the Company's Chief Executive Officer and the Vice President of International Operations, none of these senior managers has previously served as an executive officer of a publicly held corporation.


DEPENDENCE ON KEY PERSONNEL

     The Company's success depends in large part on its ability to attract and retain highly qualified engineering, management and marketing personnel. Although the Company maintains key man life insurance on the Company's Chief Executive Officer, the loss of the services of the Company's Chief Executive Officer or other key employees of the Company could have a material adverse effect on the Company. Competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain all personnel necessary for the development and operation of its business. The loss of the services of key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management."

LIMITED PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS; RISK OF LITIGATION

     The Company relies upon license agreements with customers, trademark, copyright and trade secret laws, and employee conflict of interest and third-party non-disclosure agreements and other methods to protect its proprietary rights. The Company currently does not hold any patents and has no pending patent applications to cover any aspects of its technology. The Company intends to file patent applications in relevant jurisdictions to protect aspects of its technology; however, there can be no assurance that any future patent applications will be granted or that any future patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company. There can also be no assurance that the Company's conflict of interest or non-disclosure agreements will provide meaningful protection of the Company's proprietary information. Further, the Company may be subject to additional risk as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. The Company's inability to maintain a competitive advantage based on proprietary rights could have a material adverse effect on the Company's business, financial condition and results of operations.

     As the number of network security products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to infringement claims. There can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company or that the Company's technology will not infringe upon patents or other rights owned by others. Likewise, there can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. Although the Company is not currently the subject of any intellectual property litigation, there has been substantial litigation regarding patent, copyright, trademark and other intellectual property rights involving computer software companies. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Patents and Proprietary Technology."

INTERNATIONAL SALES RISKS

     For the six months ended March 30, 1996 and the fiscal years ended September 30, 1995 and June 30, 1994, 46%, 31% and 64%, respectively, of the Company's total trusted sales were attributable to sales outside the United States. The Company expects to continue to expand its marketing efforts abroad. International sales are subject to certain risks, such as currency fluctuations, that could make the Company's products less competitive in foreign markets and contribute to fluctuations in the Company's operating results. Other risks affecting international sales include political instability, difficulties in staffing and managing international operations, potential insolvency of international resellers, longer receivable collection periods and difficulty in collecting accounts receivable. In addition, the laws of certain countries do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. There can be no assurance that these factors would not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales and Marketing."

EFFECT OF GOVERNMENT REGULATION OF TECHNOLOGY EXPORTS

     The Company's international sales and operations may be subject to risks such as the imposition of governmental controls, export license requirements, restrictions on the export of critical technology, trade restrictions and changes in tariffs. In particular, because of governmental controls on the exportation of encryption technology, the Company may be unable to export its most robust network security products. As a result, foreign competitors that face less stringent controls on their products may be able to compete more effectively than the Company in the global network security market. There can be no assurance that these factors would not have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Regulation."

INADVERTENT INVESTMENT COMPANY


     The Concurrent Common Stock and the Concurrent Preferred Stock owned by the Company would have comprised approximately 65% of the Company's assets on a pro forma basis as of March 30, 1996 (based on a market price for Concurrent Common Stock of $1.25 per share as of July 10, 1996). As a result, the Company may be deemed to be an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), which defines an investment company as one engaged in the business of investing or holding securities and owning "investment securities" having a value exceeding 40% of the value of such company's total assets. Generally, an investment company is required to register as such with the Securities and Exchange Commission, subjecting itself to extensive regulation, compliance with which would have a material adverse effect on the Company's business, financial condition and results of operations.



     A company is deemed not to be an investment company for one year if it has a bona fide intent to be engaged in a business other than investing, holding or trading in securities. The Company does not intend to remain a long-term holder of the remaining Concurrent securities or of any investment securities having a value exceeding 40% of the value of its total assets when the one-year exemption period expires in June 1997. Although on June 27, 1996, the Company sold 2,000,000 shares of Concurrent Common Stock for an aggregate purchase price of $3,500,000, there is no assurance that the Company will be successful in its efforts to reduce its holdings of Concurrent securities, or that, if successful, it can do so at a favorable price. The Company's ability to sell or pledge the Concurrent Common Stock or the Concurrent Preferred Stock is subject to the limitations imposed in the Share Holding Agreement and the Revolving Line of Credit. In addition, the Company's ability to sell such securities may be affected by factors beyond the Company's control, such as general market conditions and changes in the business, operations or prospects of Concurrent. See "Fluctuation in Value of Concurrent Common Stock and Concurrent Preferred Stock Held by the Company" above and "Certain Transactions -- Share Holding Agreement" and "-- Revolving Line of Credit."


SHARES ELIGIBLE FOR FUTURE SALE


     No assurance can be given as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock from time to time. Future sales of shares of Common Stock (including shares issued upon exercise of stock options), or the possibility that such sales could occur, could adversely affect the prevailing market price of the Common Stock and could also impair the Company's ability to raise capital through an offering of its equity securities. Immediately following completion of the offering, there will be 8,773,983 shares of Common Stock outstanding, all of which (including the 2,400,000 shares sold in this offering) will be immediately tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"). Of these, 341,589 shares of Common Stock will be subject to the Share Holding Agreement between the Company and Concurrent pursuant to which such shares may be sold by Concurrent subject to certain restrictions on transfer (including when the Company is engaged in or is preparing to engage in a public offering of its Common Stock) and on the volume of sales by Concurrent of the Company's Common Stock. See "Certain Transactions." An additional 1,651,342 shares of Common Stock are issuable upon exercise of currently outstanding options (a majority of which are in-the-money and approximately 38% of which is currently exercisable), and 100,000 shares are issuable upon the exercise of outstanding warrants to purchase Common Stock. A total of 545,106 shares of Common Stock or options thereon are available for future issuance under the Company's Stock Incentive Plan. The Company, together with each of its executive officers and directors and certain of the Selling Shareholders, owning upon the consummation of this offering an aggregate of 1,196,324 shares of Common Stock or options to purchase Common Stock, have entered into a "lock up" with the Underwriters pursuant to which they have agreed that they will not, without the prior consent of the Underwriters, sell, contract to sell or otherwise dispose of, directly or indirectly, any Common Stock or securities convertible into Common Stock until 180 days after the date of this Prospectus. Certain other Selling Shareholders, owning an aggregate of 512,584 shares of Common Stock or options to purchase Common Stock have agreed to identical lock up provisions with respect to 383,753 such shares or options to purchase shares. Shares of Common Stock that are not subject to the lock up provisions are, and all such shares once the lock provisions expire will be, freely tradable subject to compliance with Rule 144 under the Securities Act with respect to shares held by affiliates. See "Shares Eligible for Future Sale" and "Underwriting."


ABSENCE OF DIVIDENDS


     The Company does not intend to pay any cash dividends for the foreseeable future. The Company intends to follow a policy of retaining earnings, if any, to finance the development and expansion of its business. See "Dividend Policy." In addition, pursuant to the Revolving Line of Credit, the Company has agreed not to declare or pay dividends on its securities (other than dividends in capital stock) without the prior written approval of Foothill. See "Certain
Transactions -- Revolving Line of Credit."


ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Incorporation and By-laws contain certain anti-takeover provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. These provisions include a staggered Board of Directors, certain super-majority voting requirements with respect to removal of directors and amendments of the Articles of Incorporation and By-laws, requirements concerning the filling of board vacancies, adoption of Florida's Control Share Acquisition Act, elimination of shareholder action by written consent, creation of a class of "blank check" preferred stock and an increase in the percentage of shareholder votes required to call a special meeting of shareholders. The Company also has adopted and implemented a Shareholder Rights Agreement that will expire by its terms on September 20, 2004 pursuant to which each share of Common Stock has attached to it a right to purchase a share of preferred stock under certain circumstances. These provisions and agreements are intended to encourage a person interested in acquiring the Company to negotiate with, and to obtain the approval of, the Board of Directors in connection with such a transaction. However, certain of these provisions and agreements may discourage a future acquisition of the Company, including an acquisition in which shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. See "Description of Capital Stock."

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the offering are
estimated to be $               , or $               if the Underwriters'
over-allotment option is exercised in full. The Company's intent is to use these proceeds (i) to expand the Company's research and development efforts to enhance the capabilities and performance of its CyberGuard Firewall product and to expand the Company's overall product offering; (ii) to expand the Company's sales and marketing staff to increase its indirect sales efforts and provide infrastructure and support for an expected increasing number of VARs; (iii) to repay any outstanding balance under the Revolving Line of Credit, and (iv) for working capital and other general corporate purposes.


     Amounts expended for these purposes will vary significantly depending on a number of factors including the annual cash generated from the Company's operations, the Company's ability to establish a competitive position within selected vertical markets, the progress of the Company's efforts to rapidly introduce innovative products and the ability of the Company to sustain its rapid growth rate.

     Consistent with the Company's efforts to expand the breadth of its product offering and its marketing efforts in selected vertical markets, the Company may make one or more strategic business acquisitions. The goal of such acquisitions would be to acquire complementary technologies or products to further enhance the Company's CyberGuard Firewall product or to provide a larger, more effective distribution network for the Company's products. The Company has no current agreements or commitments for any such acquisition and is not currently engaged in any negotiations with respect to any such acquisition.

     Pending application of the net proceeds of the offering to the uses described above, the Company intends to invest such proceeds in short-term, investment grade, interest-bearing marketable instruments.

     The Company will not receive any of the proceeds from the sale of Shares being offered by the Selling Shareholders.

                                DIVIDEND POLICY


     The Company has never paid dividends on its Common Stock. The Company intends to retain earnings, if any, to finance future operations and expansion and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any future payment of dividends will depend upon the financial condition, capital requirements and earnings of the Company, as well as upon other factors that the Board of Directors may deem relevant. In addition, pursuant to the Revolving Line of Credit, the Company has agreed not to declare or pay dividends on its securities (other than dividends in capital stock) without the prior written consent of Foothill. See "Certain
Transactions -- Revolving Line of Credit."


                          PRICE RANGE OF COMMON STOCK


     The Company's Common Stock is traded over-the-counter and is included for quotation on the Nasdaq National Market under the symbol CYBG. The following table sets forth the range of high and low bid prices for the Common Stock for the periods indicated, as reported by the Nasdaq National Market.



                                                                                       BID PRICES(2)
                                                                                   ---------------------
                                                                                     HIGH         LOW
                                                                                   --------     --------
FISCAL YEAR 1995
  Quarter Ended December 30, 1994(1).............................................   $ 5 11/64     $ 2 21/64
  Quarter Ended March 31, 1995...................................................     6             3 37/64
  Quarter Ended June 30, 1995....................................................     5 53/64       4 5/64
  Quarter Ended September 30, 1995...............................................     5 3/4         3 53/64
FISCAL YEAR 1996
  Quarter Ended December 31, 1995................................................     5 1/2         3 5/64
  Quarter Ended March 31, 1996...................................................    16 21/64       3 35/64
  Quarter Ended April 1, 1996 to June 30, 1996...................................    23 1/2        13 3/4
  Period from July 1 to July 12, 1996............................................    16 1/2        10 3/4


- ---------------

(1) Prior to October 1994, there was no established public trading market for the Common Stock.
(2) Adjusted to reflect a three-for-one split of the Company's Common Stock effective March 18, 1996.


     On July 12, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $11 1/2 per share. There were approximately 7,544 holders of record of Common Stock as of July 11, 1996.

                                 CAPITALIZATION


     The following table sets forth the capitalization and pro forma capitalization of the Company at March 30, 1996, and the capitalization as of such date as adjusted to give effect to the sale of 1,803,489 shares of Common
Stock offered by the Company hereby at the offering price of $       per share.
The information set forth in the table below should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto incorporated herein by reference and with the Pro Forma Condensed Consolidated Financial Statements included elsewhere in this Prospectus.



                                                                       MARCH 30, 1996
                                                            -------------------------------------
                                                                           PRO            AS
                                                             ACTUAL      FORMA(1)     ADJUSTED(2)
                                                            --------     --------     -----------
                                                                       (IN THOUSANDS)
Shareholders' equity:
  Preferred Stock, $.01 par value; 5,000,000 authorized;
     none issued or outstanding...........................        --           --
  Common Stock, $.01 par value; 25,000,000 shares
     authorized; 5,997,475 shares outstanding at March 30,
     1996; 6,680,653 shares outstanding on a pro forma
     basis; 8,773,983 shares outstanding upon completion
     of this offering(3)..................................  $     60     $     67
Additional paid-in-capital................................    44,144       55,601
Accumulated deficit.......................................   (14,363)     (24,183)
Cumulative translation adjustment.........................      (701)          --
                                                            --------     --------
     Total shareholders' equity...........................    29,140       31,485
                                                            --------     --------
     Total capitalization.................................  $ 29,140     $ 31,485
                                                            ========     ========


- ---------------

(1)  Assumes that the Real-time Sale had occurred as of such date.

(2)  Adjusted to give effect to the sale of 1,803,489 shares of Common Stock
     offered by the Company hereby, at the offering price of $     per share,
     after deducting underwriting discounts and estimated offering expenses of the Company. See "Underwriting."


(3) Assumes the Underwriters' over-allotment option is not exercised and excludes an aggregate of 1,751,342 shares of Common Stock issuable upon exercise of currently outstanding options or warrants to purchase Common Stock. See "Management," "Underwriting," "Principal and Selling Shareholders," and "Recent Events."

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements have been prepared to give effect to the Real-time Sale. See "Certain Transactions." These financial statements do not purport to represent what the results of operations or financial position actually would have been had the Real-time Sale occurred on the dates when they are reflected to have occurred in the pro forma financial statements, or to project the results of operations or financial condition for any future period or date.

     The pro forma condensed consolidated statements of operations for the year ended September 30, 1995 and for the six months ended March 30, 1996 have been prepared assuming the Real-time Sale occurred as of the beginning of each of the respective periods. The pro forma condensed consolidated statement of operations for the year ended September 30, 1995 includes the Company's equity interest in the losses of Concurrent for the year ended June 30, 1995. The pro forma condensed consolidated statement of operations for the six months ended March 30, 1996 includes the Company's equity interest in the losses of Concurrent for the six months ended March 31, 1996. The pro forma condensed consolidated balance sheet at March 30, 1996 has been prepared assuming the Real-time Sale had occurred as of that date.

     The pro forma condensed financial statements should be read in conjunction with (i) the consolidated financial statements of the Company incorporated by reference in this Prospectus and (ii) the financial statements related to the Company's Trusted Systems Division appearing elsewhere in this Prospectus. The financial statements related to the Company's Trusted Systems Division exclude corporate assets and liabilities not specifically identifiable to the division. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

              HARRIS COMPUTER SYSTEMS CORPORATION AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED MARCH 30, 1996

                                                        HARRIS         LESS         OTHER
                                                      HISTORICAL     REAL-TIME    PRO FORMA
                                                     CONSOLIDATED   BUSINESS(A)   ADJUSTMENTS  PRO FORMA
                                                     ------------   -----------   ----------   ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales
  Equipment......................................... $   18,942      $ (14,765)                $  4,177
  Maintenance.......................................      6,622         (6,404)                     218
                                                     ----------      ---------                 --------
Total sales.........................................     25,564        (21,169)                   4,395
Cost of sales
  Equipment.........................................     10,051         (7,228)                   2,823
  Maintenance.......................................      3,279         (3,187)                      92
                                                     ----------      ---------                 --------
Total cost of sales.................................     13,330        (10,415)                   2,915
                                                     ----------      ---------                 --------
Gross profit........................................     12,234        (10,754)                   1,480
Operating expenses
  Research and development..........................      3,580         (3,003)                     577
  Selling, general and administrative expenses......     11,266         (8,054)        154(b)     3,366
  Transaction expenses..............................        820             --                      820
                                                     ----------      ---------    --------     --------
Total operating expenses............................     15,666        (11,057)        154        4,763
                                                     ----------      ---------    --------     --------
Operating loss......................................     (3,432)           303        (154)      (3,283)
Equity interest in losses of Concurrent.............                                  (141)(c)     (141)
Dividends on Concurrent Preferred Stock.............                                    51(d)        51
Interest income.....................................        155           (129)                      26
Other expense.......................................          2             (2)                      --
                                                     ----------      ---------    --------     --------
Net loss............................................ $   (3,275)     $     172    $   (244)    $ (3,347)
                                                     ==========      =========    ========     ========
Net loss per common share...........................      $(.55)                                  $(.50)
Weighted average number of common shares
  outstanding.......................................      5,948                                   6,631

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

     The following unaudited pro forma adjustments were made to the Company's historical condensed consolidated statements of operations for the six months ended March 30, 1996 to give effect to the Real-time Sale as if it had occurred as of the beginning of such period:

(a)  To subtract the operating results of the Company's Real-time Business.

(b)  To record the amortization of compensation for the Common Stock granted to
     E. Courtney Siegel and Daniel S. Dunleavy (the Company's former Chief Executive Officer and Chief Financial Officer, respectively) in consideration for non-competition agreements between each of them and the Company. The amount represents the pro-rated amortization expense over five years.

(c) To record the Company's equity interest in the net losses of Concurrent based on its percentage ownership of Concurrent Common Stock.
(d) To record preferred stock dividends on Concurrent Preferred Stock received as partial consideration for the Real-time Sale.

              HARRIS COMPUTER SYSTEMS CORPORATION AND SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED SEPTEMBER 30, 1995

                                                        HARRIS        LESS         OTHER
                                                      HISTORICAL    REAL-TIME    PRO FORMA
                                                     CONSOLIDATED   BUSINESS(A) ADJUSTMENTS   PRO FORMA
                                                     ------------   ---------   -----------   ---------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales
  Equipment........................................  $   31,184     $ (26,650)                $  4,534
  Maintenance......................................      13,927       (13,644)                     283
                                                     ----------     ---------                 --------
Total sales........................................      45,111       (40,294)                   4,817
Cost of sales
  Equipment........................................      18,550       (15,549)                   3,001
  Maintenance......................................       7,214        (7,075)                     139
                                                     ----------     ---------                 --------
Total costs of sales...............................      25,764       (22,624)                   3,140
                                                     ----------     ---------                 --------
Gross profit.......................................      19,347       (17,670)                   1,677
Operating expenses
  Research and development.........................       7,903        (7,068)                     835
  Selling, general and administrative expenses.....      22,984       (18,985)        308(b)     4,307
                                                     ----------     ---------   ---------     --------
Total operating expenses...........................      30,887       (26,053)        308        5,142
                                                     ----------     ---------   ---------     --------
Operating loss.....................................     (11,540)        8,383        (308)      (3,465)
Equity interest in losses of Concurrent............                                (1,850)(c)   (1,850)
Dividends on Concurrent Preferred Stock............                                   203 (d)       203
Interest income....................................         456          (407)                      49
Other expense......................................          (4)            4                        0
                                                     ----------     ---------   ---------     --------
Net loss...........................................  $  (11,088)    $   7,980   $  (1,955)    $ (5,063)
                                                     ==========     =========   =========     ========
Net loss per common share..........................      $(1.88)                                 $(.77)
Weighted average number of common shares
  outstanding......................................       5,911                                  6,595

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

     The following unaudited pro forma adjustments were made to the Company's historical condensed consolidated statements of operations for the year ended September 30, 1995 to give effect to the Real-time Sale as if it had occurred as of the beginning of such period:

(a) To subtract the operating results of the Company's Real-time Business.
(b) To record the amortization of compensation for the Common Stock granted to Messrs. Siegel and Dunleavy in consideration for non-competition agreements between each of them and the Company. The amount represents the pro-rated amortization expense over five years.
(c) To record the Company's equity interest in the net losses of Concurrent based on its percentage ownership of Concurrent Common Stock.
(d) To record preferred stock dividends on Concurrent Preferred Stock received as partial consideration for the Real-time Sale.

              HARRIS COMPUTER SYSTEMS CORPORATION AND SUBSIDIARIES

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 30, 1996

                                                     HARRIS         LESS        OTHER PRO
                                                   HISTORICAL     REAL-TIME       FORMA
                                                  CONSOLIDATED   BUSINESS(A)   ADJUSTMENTS      PRO FORMA
                                                  ------------   -----------   -----------      ---------
                                                                      (IN THOUSANDS)
Cash and cash equivalents.......................    $  1,307      $  (1,307)                     $    --
Concurrent Common Stock available for sale......                                   21,400 (b)     21,400
Accounts receivable.............................      15,335        (12,709)                       2,626
Inventories.....................................       6,381         (6,294)                          87
Prepaid expenses................................         660                        1,540 (c)      1,793
                                                    --------                                     -------
                                                                       (407)
          Total current assets..................      23,683                                      25,906
Property, plant and equipment...................       5,912         (4,878)                       1,034
Capitalized software............................       8,135         (5,409)                       2,726
Concurrent Preferred Stock available for sale...                                    5,384 (b)      5,384
Other assets....................................         822           (792)                          30
                                                    --------                                     -------
          Total assets..........................    $ 38,552                                     $35,080
                                                    ========                                     =======
Accounts payable................................       4,565         (4,100)                         465
Deferred revenue................................         628           (591)                          37
Accrued expenses................................       4,219         (3,326)        2,200 (d)      3,093
                                                    --------                                     -------
          Total current liabilities.............       9,412                                       3,595
Equity..........................................      29,140                        1,540 (c)     31,485
                                                                                   (2,200)(d)
                                                                                   (8,459)(e)
                                                                                   11,464 (f)
                                                    --------                                     -------
          Total liabilities and equity..........    $ 38,552                                     $35,080
                                                    ========                                     =======

               NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

          The following unaudited pro forma adjustments were made to the historical condensed consolidated balance sheet as of March 30, 1996 to give effect to the Real-time Sale as if it had occurred as of such date:

     (a) To reflect the sale of the assets and liabilities of the Company's Real-time Business.
     (b) To reflect the receipt of Concurrent Common Stock and Concurrent Preferred Stock valued at $21,400 and $5,384, respectively, as part of the Real-time Sale. The value of the Concurrent Common Stock is the average of the closing prices for Concurrent Common Stock from May 1 to May 7, 1996. The value of Concurrent Preferred Stock is based on the assumptions (i) that no cash dividends will be paid until the redemption of the Concurrent Preferred Stock; (ii) that such redemption will occur in 2006; and (iii) that the value of Concurrent Preferred Stock is discounted at a rate of 14% per annum. The Share Holding Agreement contains restrictions on the volume of sales of Concurrent Common Stock by the Company in certain circumstances.
     (c) To reflect the issuance of shares of Common Stock to Mr. Siegel (78,000 shares) and Mr. Dunleavy (13,800 shares) at $16.78 per share (the average of the closing prices from May 1 through May 7, 1996) in consideration for their respective five-year non-competition agreements with the Company.
     (d) To reflect the accrual of estimated expenses relating to the Real-time Sale of $2,200.
     (e) To reflect the book loss on the Real-time Sale; such amount is subject to change based on the value of the Concurrent Common Stock Consideration and Concurrent Preferred Stock at the time of the closing of the Real-time Sale.
     (f) To reflect the issuance of 683,178 shares of Common Stock valued at $11,464 to Concurrent as part of the Real-time Sale. The value of the stock is the average of the closing prices of the Common Stock from May 1 through May 7, 1996.

                               SELECTED FINANCIAL DATA

     The following table sets forth certain selected historical financial data for the Company's Trusted Systems Division, which exclude the Company's corporate assets and liabilities not specifically identifiable to the division. The financial data for the six months ended March 30, 1996 and for the fiscal year ended September 30, 1995 have been derived from audited financial statements of the Company for such periods audited by KPMG Peat Marwick LLP. Such data have been derived from, and should be read in conjunction with, the audited financial statements and other financial information, including the notes thereto, appearing elsewhere in this Prospectus. The statement of operations data set forth for the six months ended March 30, 1996 are not necessarily indicative of results for the entire year. Financial data for the six months ended March 31, 1995 and for the fiscal years ended June 30, 1994 and 1993 has been derived from unaudited financial statements that include all adjustments that the Company considers necessary for a fair presentation of the financial data set forth therein, in accordance with generally accepted accounting principles. The financial data included herein may not necessarily reflect the results of operations of the Company in the future or what the results of operations of the Trusted Systems Division would have been had it been a separate, stand-alone entity during the periods covered.

                                                                                              FISCAL
                                                   SIX MONTHS ENDED          FISCAL         YEAR ENDED
                                               ------------------------    YEAR ENDED        JUNE 30,
                                                 MARCH 30,    MARCH 31,   SEPTEMBER 30,   ---------------
                                                   1996         1995          1995         1994     1993
                                               ------------   ---------   -------------   ------   ------
                                                                     (IN THOUSANDS)
Sales........................................    $  4,395      $ 3,489       $ 4,817      $8,464   $5,974
Cost of sales................................       2,915        2,103         3,140       3,842    2,992
                                                 --------      -------       -------      ------   ------
Gross profit.................................       1,480        1,386         1,677       4,622    2,982
Selling, general and administrative
  expenses...................................       3,330        1,879         3,999       3,677    2,467
Research and development.....................         578          430           835         816      698
                                                 --------      -------       -------      ------   ------
Operating income (loss)......................      (2,428)        (923)       (3,157)        129     (183)
Interest income (expense), net...............          26           18            49          (1)      --
Other income (expense), net..................         (21)           5            --           7        5
                                                 --------      -------       -------      ------   ------
Net income (loss) before income tax..........      (2,423)        (900)       (3,108)        135     (178)
Income tax expense (benefit).................          --         (173)           --          26     (137)
                                                 --------      -------       -------      ------   ------
Net income (loss)............................    $ (2,423)     $  (727)      $(3,108)     $  109   $  (41)
                                                 ========      =======       =======      ======   ======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following information contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors." References to the Company's results of operations from October 7, 1994 are to the Company's Trusted Systems Division and, prior to such time, to the Company's network security business and operations as part of the Computer Systems Division of Harris Corporation. The following information should be read in conjunction with the financial statements of the Company's Trusted Systems Division, including the notes thereto, appearing elsewhere in this Prospectus. See "Selected Financial Data."

OVERVIEW

     The Company is a leading developer and marketer of commercial network security products designed to protect data on computer networks from unauthorized users. The Company began marketing its CX/SX secure operating system in 1989 and its LAN/SX secure networking software in 1990. In 1993, these products received a B1 rating from the NCSC, which qualified the products for a number of government and civilian applications and resulted in increased marketability of such products. Until the introduction of the CyberGuard Firewall during the first quarter of fiscal year 1995, the Company's sales were attributable exclusively to sales of its secure operating system and secure networking software on Night Hawk computer platforms, and largely to government customers. During fiscal year 1993 and 1994, the Company derived substantial revenues from two contracts: a multi-unit government contract with the British Ministry of Defence ("British MOD") and a secure operating system porting contract with IBM.

     In May 1995, in response to initial and anticipated market acceptance of the CyberGuard Firewall, the Company established a sales force separate from the sales force of its former Real-time Business to focus on the Company's network security products. At the same time, the Company began an aggressive expansion of indirect sales channels to market its products in the United States and internationally and since May 1995 has formed relationships with more than 30 VARs, distributors and manufacturers' representatives. As a result of these and other efforts since such time, which coincided with greater market acceptance of firewall products in general, sales of the Company's network security products have shown strong quarter-to-quarter increases. See "Quarterly Comparisons" below. However, given the Company's short operating history in the commercial network security market, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indicator of future performance.


     The Company intends to increase its marketing staff to promote its products and also to continue to invest a significant amount of resources in the continued development of the CyberGuard technologies, including software-only products that support other computer platforms and networks. The Company's planned levels of investment are based on an expectation of higher revenue from increased product sales. As a result, net income for a given period could be disproportionately affected by any reductions in sales. See "Use of Proceeds," "Business -- Strategy" and "Risk Factors."



     Prior to June 30, 1996, the Company's operations included the Real-time Business, which provided significant cash flows and certain economies of scale with respect to sales, general and administrative costs. Many of the Company's sales and administrative personnel and facilities were transferred to Concurrent in connection with the Real-time Sale. As a result, the Company expects to incur significant costs typically associated with new operating companies. The Company has entered into a Shared Services Agreement effective June 30, 1996 with Concurrent, which expires June 27, 1997, pursuant to which Concurrent will provide certain administrative and personnel-related services for the Company. The Company believes that it receives these services at costs equal to or below that which the Company would incur if the Company were to provide these services itself. Upon expiration of the Shared Services Agreement, the Company will be required to provide these services for itself, which may increase the Company's operating expenses. Also, the Company currently leases its office and development facilities from Concurrent at below-market rates. The lease terminates at the earlier of June 1997 or upon 90 days' written notice from Concurrent. Upon such termination the Company anticipates its lease costs to increase. The Company expects such additional costs to be offset in part by increased sales; however, there can be no assurance that such additional sales will be generated. The failure of the Company to increase sales sufficiently to offset these additional expenses would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company expects to report certain charges in the quarter ending June 30, 1996. The Company estimates that it will incur a loss of approximately $8.5 million on the sale of the Real-time Business (based on an assumed market price of Concurrent Common Stock of $2.14 per share); approximately $0.4 million in charges related to certain grants of Common Stock; and approximately $1.4 million in additional expenses related to the Real-time Sale. See "Certain Transactions."

     The Company was incorporated in August 1994 for the purpose of consolidating in a corporate subsidiary the activities of the former Computer Systems Division performed by Harris Corporation and its subsidiary, Lanier Worldwide, Inc. ("Lanier"). The Harris Computer Systems Division had been established in 1974. On October 7, 1994, all of the Company's Common Stock was distributed on a pro rata basis to Harris Corporation shareholders. In May 1995 the Company separated its business operations into two units: the Real-time Business and the Trusted Systems Division. Effective June 30, 1996, the Company has sold to Concurrent its Real-time Business, representing approximately 82% of the Company's total assets as of March 30, 1996. See "Certain Transactions." The Company's focus is now exclusively on the development and marketing of network security products. As a result of the Real-time Sale, the Company's assets include Concurrent Common Stock and Concurrent Preferred Stock, the value of which may vary from time to time. See "Risk Factors -- Fluctuation in Market Value of Concurrent Common Stock and Concurrent Preferred Stock Held by the Company."

RESULTS OF OPERATIONS

     The following table sets forth certain items in the Trusted Systems Division statements of operations as a percentage of sales on a historical basis for the six-month periods ended March 30, 1996 and March 31, 1995 and for the fiscal years ended September 30, 1995 and June 30, 1994 and 1993.

                                                                                             FISCAL
                                                     SIX MONTHS ENDED                      YEAR ENDED
                                                    -------------------       FISCAL        JUNE 30,
                                                    MARCH 30,  MARCH 31,    YEAR ENDED     -----------
                                                      1996       1995     SEPT. 30, 1995   1994   1993
                                                    --------   --------   --------------   ----   ----
Sales.............................................    100%       100%          100%        100%   100%
Cost of sales.....................................     66         60            65          45     50
                                                      ---        ---           ---         ---    ---
Gross profit......................................     34         40            35          55     50
Operating expenses:
  Selling, general and administrative.............     76         55            84          43     41
  Research and development........................     13         12            17          10     12
                                                      ---        ---           ---         ---    ---
Total operating expenses..........................     89         67           101          53     53
Operating income (loss)...........................    (55)       (27)          (66)          2     (3)
Interest/other income (expense)...................     --          1             1          --     --
                                                      ---        ---           ---         ---    ---
Net income (loss) before taxes....................    (55)       (26)          (65)          2     (3)
Income tax expense................................     --         (5)           --          --     (2)
                                                      ---        ---           ---         ---    ---
Net income (loss).................................    (55)%      (21)%         (65)%         2%    (1)%
                                                      ===        ===           ===         ===    ===

  Six Months Ended March 30, 1996 Compared to Six Months Ended March 31, 1995

     Net Sales. Net sales consist primarily of product sales, systems integration services and sales related to porting the Company's secure operating system. Net sales increased $0.9 million to $4.4 million for the six months ended March 30, 1996 compared to the same period ended March 31, 1995. The 1996 period included sales of 91 network security firewalls compared to 62 such units in the 1995 period. The six months ended March 31, 1995 included a $1.9 million sale (or 54% of total sales) to one government-related customer for 43 units; the six month period ended March 30, 1996 included sales to the British MOD of approximately $0.6 million (or 14% of total sales). There were no sales in the six months ended March 30, 1996 for more than five units to any one customer. The increase in product sales is the result of increased acceptance in the commercial marketplace for the CyberGuard Firewall. During the six months ended March 30, 1996, 74% of the Company's sales were to commercial customers, compared to 35% for the same period of fiscal year 1995.

     International sales increased $1.1 million to $2.0 million for the six months ended March 30, 1996. Domestic sales decreased $0.2 million to $2.4 million. The domestic sales figure for the period ended March 31, 1995 includes $1.9 million in sales to one domestic customer.

     Gross Profit. The Company's gross profit increased $0.1 million to $1.5 million for the period ended March 30, 1996 from the period ended March 31, 1995. The Company's gross margin decreased to 33.7% for the period ended March 30, 1996 from 39.7% for the 1995 period. This decrease in gross margin is the result of the change in the mix of the Company's product sales to include a greater percentage of CyberGuard Firewalls, which have significantly lower gross margin than the Company's secure operating system and secure networking software that, until the first quarter of fiscal year 1995, represented the Company's primary products.

     Net Income. The Company's operating expenses increased $1.6 million to $3.9 million during the six months ended March 30, 1996, compared to the same period in the prior year, due to an increase in selling, general and administrative, and research and development expenses. These increased expenses were incurred to enhance and market the CyberGuard Firewall in the commercial network security market. The Company also incurred expenses of $0.1 million in connection with the Real-time Sale. As a result primarily of these expenditures and costs, the Company incurred a loss of $2.4 million for the period ended March 30, 1996, compared to a loss of $0.7 million for the period ended March 31, 1995.

  Fiscal Year Ended September 30, 1995 Compared to Fiscal Year Ended
  June 30, 1994

     Net Sales. Net sales decreased to $4.8 million for fiscal year 1995 compared to $8.5 million for fiscal year 1994. Sales in fiscal year 1994 included $5.4 million in sales of the Company's secure operating system to the British MOD for a project involving the deployment of secure office automation systems and $1.6 million in sales of the Company's secure operating system to IBM. Sales in fiscal year 1995 included sales of $1.9 million (or 39% of total sales) to a government-related customer and sales of approximately $0.7 million (or 14% of total sales) related to porting the Company's secure operating system to Groupe Bull S.A.'s Escala workstation. Sales of CyberGuard Firewalls, introduced during the first quarter of fiscal year 1995, represented $2.5 million in sales (including sales of $1.9 million to the government-related customer). During the fiscal year ended September 30, 1995, sales to customers in commercial markets accounted for 42% of the Company's sales.

     Overall domestic sales were $3.3 million and $3.0 million for the fiscal years 1995 and 1994, respectively. International sales decreased $3.9 million to $1.5 million for fiscal year 1995. The higher international sales for fiscal year 1994 were attributable to the contract with the British MOD for sales of the Company's secure operating system. International sales in fiscal year 1995 related primarily to sales of the CyberGuard Firewall. International sales represented approximately 31% of total sales, compared to approximately 64% in fiscal year 1994; the decrease is attributable to the British MOD contract that ended during fiscal year 1994.

     Gross Profit. The Company's gross profit decreased $2.9 million to $1.7 million in fiscal year 1995. This decrease is the result of lower sales and significantly lower profit margins for CyberGuard Firewalls when compared to sales of secure operating systems and secure networking software. Gross margin decreased to 34.8% for fiscal year 1995 from 54.6% for fiscal year 1994.

     Net Income. The Company experienced a net loss of $3.1 million for fiscal year 1995, compared to net income of $0.1 million for fiscal year 1994. The net loss is the result of lower product sales and gross margins and increased operating expenses incurred to establish sales and marketing programs for the commercial introduction of the CyberGuard Firewall.

  Fiscal Year Ended June 30, 1994 Compared to Fiscal Year Ended June 30, 1993

     Net Sales. Net sales increased to $8.5 million for fiscal year 1994 from $6.0 million for fiscal year 1993. Sales in fiscal years 1994 and 1993 precede the introduction of the CyberGuard Firewall and are primarily attributable to the contract with the British MOD ($5.4 million and $4.3 million in fiscal years 1994 and 1993, respectively) and the contract with IBM ($1.6 million and $1.0 million in fiscal years 1994 and 1993, respectively).

     Sales to domestic customers increased to $3.0 million from approximately $1.6 million in fiscal year 1993. During fiscal year 1994, the NCSC rated the Company's secure operating system and networking software at a B1 level, which contributed in large part to the increase in sales. The Company's contract with IBM accounted for approximately $0.6 million of the increase in domestic sales. International sales increased to $5.4 million from $4.3 million as product shipments increased to complete the British MOD contract.

     Gross Profit. Gross profit increased $1.6 million from approximately $3.0 million in fiscal year 1993 to $4.6 million in fiscal year 1994. Gross margin increased to 54.6% from 49.9% as a result of increased sales. The increase in gross margin is also attributable to the initial contract start-up expenses for the IBM and British MOD contracts that were incurred during fiscal year 1993.

     Net Income. Total indirect expenses increased $1.3 million to $4.5 million for fiscal year 1994 from $3.2 million for fiscal year 1993. Selling, general and administrative expenses increased $1.2 million to $3.7 million for fiscal year 1994 as the Company marketed its certified product to government agencies and prime contractors around the world. The increase in sales offset by an increase in selling, general and administrative expenses increased net income to $0.1 million from a net loss of $41,000 in fiscal year 1993.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's historical uses of cash have been to fund net losses from operations, machinery and equipment acquisitions and software development costs. Capital expenditures for the six months ended March 30, 1996 and the fiscal year ended September 30, 1995 were $0.4 million and $0.6 million respectively. Capitalized software development costs were $1.4 million and $0.7 million, respectively, during the same periods. The Company has funded these cash requirements from its working capital and cash flow provided from its Real-time Business. As a result of the Real-time Sale, it is expected that cash flows from operations will be insufficient to satisfy the Company's ongoing cash requirements.

     The future liquidity of the Company will be affected by numerous factors, including sales volumes, gross margins, the levels of selling, general and administrative expenses required to fully implement product sales to commercial customers, levels of required capital expenditures and access to external sources of financing. The Company expects expenditures to increase commensurate with increased development and marketing of CyberGuard Firewalls and other network security products. Estimated cash expenditures relating to the Real-time Sale are $2.2 million. The Company also anticipates certain one-time expenditures approximating $0.7 million to $0.8 million for leasehold improvements and related expenses as the Company relocates to a new facility prior to June 1997. Leasehold expense and general and administrative expenses also may increase upon the termination of the Shared Services Agreement.


     Under the Revolving Line of Credit, which expires upon the earlier of the consummation of this offering or September 30, 1996, the Company may borrow a maximum amount of $5,000,000 at an interest rate of 2% above the lowest rate announced from time to time by Norwest Bank Minnesota, National Association. The Revolving Line of Credit is secured by all the assets of the Company. The maximum amount that the Company may draw under the Revolving Line of Credit is subject to certain financial covenants and reduction based upon, among other things, the value of the Company's accounts receivable. The Revolving Line of Credit restricts the Company, without Foothill's prior written consent, from incurring any additional indebtedness, allowing the creation of liens, undergoing major corporate transactions (including a change of control), or making capital expenditures in excess of certain amounts. The Company has also agreed not to declare dividends on its Common Stock (other than dividends in capital stock) without Foothill's prior written consent. See "Certain Transactions -- Revolving Line of Credit."

     A principal source of liquidity will be the Concurrent Common Stock Consideration and the Concurrent Preferred Stock. The Company does not intend to be a long-term holder of the remaining Concurrent securities. On June 27, 1996, the Company sold 2,000,000 shares of Concurrent common stock at an aggregate price of $3,500,000. The Company's ability to sell or pledge these Concurrent securities is subject to limitations imposed in the Share Holding Agreement and the Revolving Line of Credit. See "Certain Transactions -- Share Holding Agreement." These limitations and conditions may affect the Company's flexibility in generating cash through sales of the Concurrent Common Stock Consideration and the Concurrent Preferred Stock and may require the Company to seek alternative sources of cash, including borrowings and equity sales. In addition, the timing of such sales may be affected by other factors beyond the Company's control, such as general market conditions and changes in the business, operations or prospects of Concurrent.


     If adequate funds are not available, the Company may be required to curtail certain activities, including product development, marketing and sales activities. Although there can be no assurance that additional financing will be available to the Company on acceptable terms, the Company believes that the net proceeds of this offering together with proceeds from sales or pledges of the Concurrent securities and any additional financing will be sufficient to satisfy the Company's operations and capital requirements for the foreseeable future.

QUARTERLY COMPARISONS

     The following table presents selected financial information for the three-month periods indicated. The information presented is derived from unaudited financial information of the Company that, in the opinion of management, reflects all adjustments necessary for a fair presentation of such data. Data for each quarter is not necessarily indicative of the results that may be expected for any other quarterly period or for the entire fiscal year.

                                                      FISCAL YEAR 1995
                                      ------------------------------------------------
                                      DECEMBER 29,  MARCH 31,  JUNE 30,  SEPTEMBER 30,  DECEMBER 29,  MARCH 30,
                                          1994        1995       1995        1995           1995        1996
                                      ------------  ---------  --------  -------------  ------------  ---------
                                                                   (IN THOUSANDS)
Product sales
  Domestic..........................     $  442      $ 2,001   $    210     $   404       $    663     $ 1,494
  International.....................        137          777        137         426          1,082         938
                                         ------      -------   --------     -------       --------     -------
Total product sales.................        579        2,778        347         830          1,745       2,432
Other...............................         66           66         84          67             80         138
                                         ------      -------   --------     -------       --------     -------
Total sales.........................        645        2,844        431         897          1,825       2,570
Cost of sales
  Product sales.....................        402        1,636        328         635          1,084       1,739
  Other.............................         32           33         42          32             36          56
                                         ------      -------   --------     -------       --------     -------
Total cost of sales.................        434        1,669        370         667          1,120       1,795
                                         ------      -------   --------     -------       --------     -------
Gross profit........................        211        1,175         61         230            705         775
Operating expenses
  Research and development..........        219          211        156         250            307         271
  Selling, general and
     administrative.................        497        1,382        834       1,285          1,602       1,728
                                         ------      -------   --------     -------       --------     -------
Total operating expenses............        716        1,593        990       1,535          1,909       1,999
                                         ------      -------   --------     -------       --------     -------
Operating loss......................       (505)        (418)      (929)     (1,305)        (1,204)     (1,224)
Other income (expense)..............         --            5         (4)         (1)            --         (21)
Interest income.....................          7           11          8          23             13          13
                                         ------      -------   --------     -------       --------     -------
Net loss before income tax..........       (498)        (402)      (925)     (1,283)        (1,191)     (1,232)
Income tax expense (benefit)........       (173)          --        173          --             --          --
                                         ------      -------   --------     -------       --------     -------
Net loss............................     $ (325)     $  (402)  $ (1,098)    $(1,283)      $ (1,191)    $(1,232)
                                         ======      =======   ========     =======       ========     =======

                                    BUSINESS

     The following information contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors." References to the "Company" with respect to periods before the Real-time Sale are to the Company's Trusted Systems Division.

OVERVIEW

     The Company is a leading developer and marketer of commercial network security products designed to protect data on computer networks from access by unauthorized users. The Company was among the first companies to establish a business unit devoted to developing and marketing network security products. As early as 1989 the Company had developed and begun to market an integrated secure operating system and secure networking software solution. With the announcement of its firewall application in 1994, the Company began offering multi-level secure network security solutions to the commercial market through its CyberGuard Firewall suite of products.

     The Company has combined its secure operating system and secure networking software with its firewall application to produce the CyberGuard Firewall, which provides a barrier to unauthorized access to a customer's enterprise network, including unauthorized access from (i) the Internet, (ii) networks of other enterprises or (iii) other intranet users within the same enterprise network. The CyberGuard Firewall's secure operating system and secure networking software are designed to protect the firewall itself from attack, a distinction not shared by most commercially available firewall products. The superior level of security of the Company's product, together with its high network throughput capabilities, permits the CyberGuard Firewall to address network security markets having the most demanding performance requirements such as the healthcare and financial services markets. The CyberGuard Firewall is the only commercially available firewall built on integrated secure operating system and secure networking software components that are rated B1 by the NCSC. For information regarding NCSC security ratings, see "The CyberGuard Solution" below.

     The Company has established a broad range of channels through which to market its products in the United States and internationally, including more than 30 VARs, distributors and manufacturers' representatives, as well as direct sales representatives. During the six months ended March 30, 1996, indirect channels accounted for approximately 40% of the Company's sales of CyberGuard Firewalls and related network security products. Sales to customers in international markets accounted for approximately 55% of the Company's CyberGuard Firewall sales during the same period. The Company's strategy is to expand indirect channels to achieve a 75% indirect sales level and to broaden international channels while maintaining a 50% sales level in the international markets. To strengthen the commercial appeal of the CyberGuard Firewall, the Company is currently "porting" its secure operating system, secure networking software and firewall application from a Motorola microprocessor-based Night Hawk computer to the more widely used Intel PC-compatible computer platform. The Company plans to make the CyberGuard Firewall available on such platforms, and plans to make available a software-only solution, by December 1996.

     The Company is the former Computer Systems Division of Harris Corporation ("Harris") and was incorporated in August 1994 for the purposes of consolidating such division's real-time and trusted computer businesses in a separate corporate entity. On October 7, 1994, Harris effected a tax-free distribution, on a pro rata basis to its shareholders, of all of the Company's issued and outstanding capital stock. In May 1995 the Company separated its business operations into two units: the Real-time Business and the Trusted Systems Division, which developed network security products. Effective June 30, 1996, the Company has sold to Concurrent the assets of its real-time computer business, representing approximately 82% of the Company's total assets. See "Certain Transactions." With the completion of this transaction, the Company is now focused solely on the business of developing and marketing firewalls and other network security products.

INDUSTRY BACKGROUND

     The Internet. Interest in computer networking changed dramatically in the 1990s with the rise in public access to the Internet. The Internet is a global "network of networks," an interconnection of commercial, academic and governmental computer networks and host computers. Computers connected to the Internet use a variety of incompatible operating systems, and in order to communicate with each other, data is transmitted back and forth between host computers using a standard known as Transmission Control Protocol/Internet Protocol or TCP/IP. As of September 1995, INPUT estimated that the number of Internet users around the world will grow from more than 53 million in 1995 to 250 million in 2000. Much of the recent growth of the Internet has been attributed to an increase in commercial Internet access providers and organizations seeking to advertise or provide products or services to Internet users as well as the commercial availability of PC-based World Wide Web ("WWW") browser software such as Netscape's Navigator. See "Risk Factors -- Dependence on the Internet and Intranets."

     Intranets. In recent years, organizations have increasingly begun using the TCP/IP protocol for their enterprise networks or using the Internet as an inexpensive alternative to establishing their own wide area networks. An enterprise network that uses the TCP/IP protocol is called an "intranet." An intranet can extend internal information systems and enterprise applications to geographically dispersed facilities, remote offices and mobile employees using personal computers running on incompatible operating systems. Using any "web browser," an employee can view electronic information notwithstanding the incompatible operating systems utilized by the employee and the information source. In many cases, different departments within the same organization can create "home pages" used to share information among co-workers. The increasing ability to interconnect with disparate enterprise units has increased the use of mobile or "nomadic" computing by which users connect to enterprise networks from remote offices and while traveling. The increasing use of the non-proprietary TCP/IP network protocol for internal network communications is due, in large part, to (i) the widely distributed nature of such protocol, (ii) the fact that TCP/IP network protocol support is available on nearly all types of computer systems currently manufactured, and (iii) cost considerations.

     The Growth in the Market for Firewalls and Other Network Security
Products. Network security has historically been the focus of primarily those businesses in security-sensitive industries such as healthcare, financial services, insurance, telecommunications, government and others. Businesses in these industries historically maintained a secure network environment by isolating their networks privately and allowing only authorized users to connect to their privately managed networks.

     As popularity and use of the Internet and intranets has increased, companies have become increasingly concerned that data collected and stored electronically by organizations might be vulnerable to access by unauthorized users, including certain of a company's own employees. This concern is due in part to the fact that the TCP/IP protocol is particularly susceptible to penetration, and, as a result, interest in and purchases of firewall software to protect enterprise networks have increased. In February 1996, International Data Corporation ("IDC") estimated that the worldwide firewall market would grow from $160 million in 1995 to an estimated $987 million in 2000. As of September 1995, INPUT estimated that by 2000 the international market for firewall and software services will grow from 28% of the total worldwide market to about half of the worldwide market.

     The Company believes that more than half of the firewall software and services market is related to the use of firewalls within intranets. This is because each intranet subnet can use a firewall to protect its data from the numerous other subnets of the same intranet, whereas firewalls for Internet access may protect only a small number of Internet connections, often only one. The intranet-related firewall market is generally comprised of large, often multinational corporations that typically segment their internal networks into a number of subnets.

     Spectrum of Network Security Technologies. The network security market consists of a large number of companies offering a range of network security products using widely diverse technologies. Some of the broad categories of network security products are depicted in the graphic presentation below. Each of these approaches to network security provides varying degrees of protection, with the most secure solution represented by having no external connections to the network at all (depicted below as "no access") and the least secure being one or more external connections with no attempt to provide network security (depicted below as "full access").

                                      [Graphic]

     Generally, these technologies build on each other so that the most secure technologies can also perform the functions of the less secure ones and, depending on price and other factors, can serve markets for such products. A more detailed description of these technologies follows:

    - Router-Based Packet Filtering. Routers can be configured with "packet filters," that is, devices that determine the source and destination of the communication between networks and the type of "service" requested (e.g., file transfer, electronic mail ("e-mail")). Packet filters, however, are not generally considered to provide a high level of security because they make security decisions based on the address of the communication packet, which can be easily "spoofed."

    - Proxy Application Firewalls. A level of protection beyond that offered by a packet filtering router is provided by a "firewall," which monitors traffic between one network and another -- such as an intranet and the Internet or between different segments of an intranet -- and blocks access to data according to predefined security parameters. Most firewalls operate using "proxy" applications that look beyond the source and destination of a communication and also monitor certain details regarding the communication's content. Proxy application firewalls can suffer from performance-related problems, such as the inability to support the types of network service and/or network protocol to be used, and degradation of network throughput and performance.

    - Hybrid Firewalls. A hybrid firewall is a proxy application firewall offering other security options and features, such as encryption, token authentication and others. Encryption refers to the alteration of data such that during the transmission of the data an attacker is unable to see the "original" information and instead only observes what would appear to be a random sequence of information. Token authentication refers to a system of dynamically changing passwords. Hybrid firewall systems generally provide the packet filtering, proxy application, encryption and token authentication features in an integrated firewall security product, and, as a result, represent a more complete network security solution.

    - Hybrid Firewall with Secure Operating System. The most complete security solution is provided by a hybrid firewall with a secure operating system and secure networking software; the Company's CyberGuard Firewall is such a system. A secure operating system and secure networking software form the only network security solution that is self-protecting by requiring network communications to pass through the firewall application and preventing penetration through the operating system and networking software.

THE CYBERGUARD SOLUTION

     The Company's secure operating system and secure networking software technologies allow it to position the CyberGuard product suite to address the full range of the commercial network security market. Generically speaking, a firewall consists of a firewall application, an operating system and networking software, each playing an important role in the receipt and processing of data through the firewall. In standard network security products, only the firewall application has been designed to resist penetration by an attacker, leaving the operating system and network software unsecure. Therefore, an attacker can penetrate a standard firewall through the unsecure operating system or networking software. The Company's CyberGuard Firewall uses a secure operating system and secure networking software to prevent network penetration by requiring network communication to pass through the firewall application.

     The graphic presentation below depicts the three major components of a firewall system and demonstrates the fundamental security deficiency of an application-only solution as compared to the CyberGuard Firewall.

                                 [Graphic]

     Both the secure operating system and secure networking software are based on multi-level security ("MLS"), that is, they restrict access to information based on the sensitivity of the information and the access authorization of system users. In an MLS system, a user cannot read data that has been labeled at a level more sensitive than the security level given the user and cannot create or modify data having a different security label. The operating system and programs reside at a protected level that cannot be read or modified by network users.

     The Company's secure operating system and networking software have been rated by the NCSC at a B1 level. The NCSC ratings range from D (systems with minimal security) to A1 (systems with assured security). Certain agencies of the United States government have incorporated the NCSC ratings into their procurement requirements, and commercial users, while not having specific NCSC-rating requirements, often look to an NCSC rating as an indication of the product's proven reliability. The Company's CyberGuard Firewall is the only commercially available firewall built on an integrated operating system and networking software with a rating as high as B1. These components have also been successfully evaluated by the Centre d'Electronique de l'Armement ("CELAR") in France and are in evaluation in the United Kingdom against the European Information Technology Security Evaluation Criteria ("ITSEC"). The Company's product is currently in evaluation for the NCSC's higher B2 rating. The Company believes that systems having a NCSC rating higher than B2 are impractical for use in commercial firewall applications. The Company has substantially completed a two-year evaluation process with Logica U.K. and expects to receive an E3 rating for its products, which, in the Company's opinion, will increase the marketability of the CyberGuard Firewall in international markets. Logica U.K. is an international industry-sponsored agency.

     The Company's CyberGuard Firewall also addresses the high performance end of the commercial network security market because the underlying operating system and networking software were designed for demanding security environments. The Company's secure operating system is designed to function as a high performance, real-time operating system able to process high levels of throughput without time-consuming failures. This same operating system technology underlies the Company's secure networking software and firewall technology.

     The CyberGuard Firewall product is the basis for the Company's ability to offer a complete suite of enterprise-wide security products including mobile security applications, secure data base application, and network access control filters.

STRATEGY

     The Company's strategy is to increase its sales and profits by broadening its indirect marketing channels, capitalizing on its existing international market penetration, concentrating on selected vertical markets, promoting the CyberGuard Firewall's strengths beyond network security, and expanding its product line to provide an enterprise-wide solution, support for other computer platforms and networks, and software-only products. The key components of the Company's strategy, many of which are interrelated, are as follows:

    - Broaden Indirect Distribution Channel Coverage. The Company has established a broad range of channels through which to market its products in the United States and internationally, including more than 30 VARs, distributors and manufacturers' representatives. The Company intends to continue to expand its indirect channels by concentrating its marketing through indirect distribution channels, including extensive VAR relationships. The Company attracts resellers by providing them broad support as part of what it believes is one of the most comprehensive reseller programs in the network security industry. During the six months ended March 30, 1996, indirect sales channels accounted for approximately 24% of the Company's sales; the Company's goal is to have its indirect channels account for 75% of its sales by the end of fiscal year 1997. The Company is actively seeking additional strategic marketing partners in order to expand the geographic distribution of its products.

    - Capitalize on Existing International Penetration. During the first two quarters of fiscal year 1996, the Company's international channels accounted for 46% of the Company's revenues. The Company intends to expand these relationships with VARs in Western and Eastern Europe and Asia to address the international commercial firewall market. The Company believes that the international market represents a high-growth market.

    - Pursue Selected Vertical Markets. The Company intends to continue to focus its marketing efforts on selected vertical markets, such as healthcare, financial services, insurance, telecommunications, and travel, that the Company perceives as having a need for network security due to the confidential nature of data they collect or due to the devastating potential impact of computer "hacking." Early experience in these vertical markets has given the Company insight necessary to address industry specific security requirements. The Company intends to expand on its strategic relationships, such as its alliance with Coopers & Lybrand LLP, which has helped to accelerate sales of the CyberGuard Firewall within the financial industry. The Company intends to pursue these selected vertical markets both with its direct sales force and through indirect channels such as VARs and systems integrators who already serve such markets.

    - Broaden Product Platforms and Compatibility. The Company intends to broaden the appeal of the Company's CyberGuard Firewall by "porting" its secure operating system, networking software and firewall application to the more widely used Intel-based PC compatible platforms currently available in a wide range of multiprocessor systems. The Company further plans to introduce products that are compatible with other network protocols, such as Novell Inc.'s NetWare, in addition to TCP/IP. In moving to address the widely used Intel platform and NetWare protocol, the Company believes its solutions will more closely match the requirements and expectations of its customers.

    - Introduce Software-only and Other Product Offerings. The Company plans to introduce a software-only version of the CyberGuard Firewall, consisting of an integrated operating system, networking software and base security software, and to offer upgrades to be priced and sold separately. This software-only product will allow the Company to competitively position its CyberGuard Firewall product against lower-priced competitors while maintaining or increasing its gross margins. In addition, the Company is actively seeking strategic alliances, particularly with companies offering encryption, token authentication and virus detection products, through which the Company can develop new products or enhance the features of its existing products.

    - Provide an Enterprise-Wide Network Security Solution. The Company intends to emphasize all of the CyberGuard Firewall's network security capabilities for, among others, secure communication, access control, encryption, mobile computing (both through remote network connections and dial-up systems), and secure databases (through alliances such as with Informix, Inc.) to provide an enterprise-wide solution, particularly for enterprises in selected vertical markets. The Company believes that each element of an enterprise-wide solution will broaden the appeal of its products in these markets.

    - Promote CyberGuard Beyond Network Security. The Company intends to promote CyberGuard's MLS capabilities for additional applications such as tracking network usage and other network management control functions. In this regard, the Company intends to capitalize on its expertise in network security by providing such tools to specific customers and targeted markets, such as Internet service providers and Internet-based retailers of subscription products and services.

PRODUCTS AND SERVICES

  Products

     The Company's products provide a comprehensive, secure and high-performance network security solution. These products include the CyberGuard Firewall and related products, products offered by the Company with its strategic partners, and secure operating systems and secure networking software sold separately from the CyberGuard Firewall. The table below contains a summary of the Company's products, their respective dates of first shipment, and a brief description of each. Additional information regarding each product follows the table.

                                      DATE OF FIRST SHIPMENT
              PRODUCTS                 (CALENDAR QUARTERS)                       DESCRIPTION
- ------------------------------------  ----------------------     -------------------------------------------
CyberGuard Firewall.................          Q4 1994            Commercial firewall built on an evaluated
                                                                 secure operating system and secure
                                                                 networking software
  Packet Filtering..................          Q4 1994            Guarantees a basic level of security for
                                                                 all network traffic
  Security Auditing and Alarms......          Q4 1994            Real-time alarm capability
  Application Proxies...............          Q3 1995            Enhanced security customized to network
                                                                 applications
  Remote Administration.............          Q3 1995            Firewall administration from remote site
  Network Address Translation.......          Q4 1995            Hides internal network addresses to
                                                                 complicate hacker attempts
  Graphical User Interface..........          Q1 1996            Point-and-click administration
  Split Domain Name Service.........          Q1 1996            Hides internal host names to complicate
                                                                 hacker attempts
Private Virtual Networking..........          Q4 1995            Encrypted firewall-to-firewall link
High Availability CyberGuard                  Q1 1996            CyberGuard feature designed to ensure
  Firewall..........................                             minimal network down-time

                                      DATE OF FIRST SHIPMENT
              PRODUCTS                 (CALENDAR QUARTERS)                       DESCRIPTION
- ------------------------------------  ----------------------     -------------------------------------------
WebTrack URL Blocker................          Q1 1996            Monitors and controls access to selected
                                                                 WWW sites
Token Authentication Devices
  Enigma Logic......................          Q3 1995            Authenticates network users through use
  Security Dynamics.................          Q2 1996            of token authentication cards in place of
                                                                 static password
Informix Online/Client Server                 Q4 1992            Secure database tool for server and
  Systems...........................                             electronic commerce applications
CX/SX Secure Operating System.......          Q2 1989            B1-evaluated secure operating system
LAN/SX Secure Networking Software...          Q3 1990            B1-evaluated secure networking software
PowerSX Secure B2 Operating System..          Q2 1994            Latest generation secure operating system
                                                                 currently in evaluation by NCSC for B2
                                                                 rating
PowerProtocols Secure B2 Networking           Q2 1996            Latest generation secure networking
  Software..........................                             software currently in evaluation by NCSC
                                                                 for B2 rating

     CyberGuard Firewall. The CyberGuard Firewall and related products build upon the Company's B1-evaluated secure operating system and secure networking software. The CyberGuard Firewall includes the following features:

     - Packet Filtering. The CyberGuard Firewall implements packet filtering technology allowing the firewall to expressly permit or deny connections using criteria based upon source and destination host or network and the type of network service being requested.

     - Security Auditing and Alarms. The CyberGuard Firewall incorporates a built-in auditing and alarm function that permits administrators to review a chronological record of system activities allowing the reconstruction of security sensitive activities. The CyberGuard Firewall can be configured to dynamically process the security auditing information and, in real-time, take explicit actions in response to actions deemed security sensitive or possible attempts to attack the network or firewall.

     - Application Proxies. The CyberGuard Firewall supports a number of security enhanced application proxies for many network services, including remote login ("rlogin"), terminal emulation ("Telnet"), file transfer protocol ("FTP"), hypertext transport protocol ("HTTP") (used with the WWW), network news transport protocol ("NNTP"), simple mail transport protocol ("SMTP"), and simple network management protocol ("SNMP").

     - Remote Administration. The CyberGuard Firewall supports the ability to remotely monitor and administer a firewall from a "Network Operations Center." Using this remote administration capability, a CyberGuard Firewall can be managed from a remote site as if the system administrator were physically located with the firewall.

     - Network Address Translation. The CyberGuard Firewall can be configured to translate all internal addresses to the firewall's network address. From the Internet, the firewall appears to be the only machine connected, reducing the risk of possible penetration attacks against the internal network.

     - Graphical User Interface. The CyberGuard Firewall provides a Motif-based graphical user interface, or "GUI," designed to facilitate system configuration and administration. A GUI is generally considered easier to use than the traditional command-line interface.

     - Split Domain Name Service. The CyberGuard Firewall can function as a Domain Name Service ("DNS") server. With Split DNS, the network responds to queries differently depending on their source. For example, responses to requests from the Internet might contain only the CyberGuard Firewall information; responses from internal requests might contain a complete list of hosts.

     Private Virtual Networking. The CyberGuard Firewall supports an optional Private Virtual Networking ("PVN") product that provides a mechanism for establishing a logically separate network between multiple

CyberGuard Firewall systems. This logical network supports fully encrypted communication among the machines of the network. PVN supports high-performance encrypted communication between CyberGuard Firewalls and allows the customer to locally replace the encryption algorithm with their locally preferred algorithm.

     High Availability CyberGuard Firewall. The CyberGuard Firewall supports an optional High Availability configuration, which combines two firewalls to operate as a single logical unit. If the primary firewall should fail, the secondary firewall takes over to provide nearly continuous network connectivity. For critical connections, such as electronic commerce sites, this High Availability configuration minimizes the risk of lost network connectivity.

     In addition, through strategic alliances, the Company offers certain network security products for use with the CyberGuard Firewall. See "Strategic Alliances" below. These products include:

     WebTrack URL Blocking. Together with its CyberGuard Firewall, the Company offers WebTrack, a product developed by Webster Network Strategies (which has been acquired by Secure Computing). WebTrack is a software product that monitors and controls access to non-business related WWW sites such as pornography, hate speech, on-line shopping, job searching and sports. The Company offers WebTrack through a strategic alliance with Webster Network Strategies and the CyberGuard Firewall is the only commercial firewall that supports WebTrack.


     Token Authentication Products. With the CyberGuard Firewall, the Company offers a number of third-party token authentication devices, including those offered by the Company through alliances with Security Dynamics and Enigma Logic (which has entered into an agreement to be acquired by Secure Computing), among others. Token authentication devices provide for an alternative to the use of static passwords for user authentication, resulting in reduced likelihood of system penetration through the reuse of an old password.


     Informix Online/Secure Client Server Systems. The Company, through a strategic alliance with Informix, Inc. ("Informix"), offers the Informix Online/Secure B1-evaluated secure relational database management system ("Online/Secure"). Online/Secure extends the Company's security policy into the relational database product technology of Informix, providing a fully secure, high-performance, multi-level secure database environment for secure transaction processing and secure database applications.

     Secure Operating Systems. The Company offers secure operating systems based on Power PC and non-Power PC technology. The Company's PowerSX product is a high assurance, secure multi-threaded operating system based on UNIX System V Extended Security/Multi-Processing operating system with additional security features developed by the Company. The Company's CX/SX operating system is a multi-threaded, fully preemptive operating system for high performance, secure Unix-based applications. The Company's CX/SX operating system has received rigorous evaluation from the NCSC in the United States and CELAR in France. The NCSC performed an evaluation of the Company's CX/SX operating system and subsequently granted it a B1 security rating. The NCSC is currently evaluating the Company's PowerSX operating system against the higher B2 security rating criteria. For information regarding NCSC security ratings, see "The CyberGuard Solution" above.

     Secure Networking Software. The Company's LAN/SX product is a secure network software product that provides a multi-level secure interface between CX/SX and a heterogeneous networking environment. The Company's PowerProtocols product is a secure network software product that provides a multi-level secure interface between PowerSX and a heterogeneous networking environment. The NCSC performed an evaluation of the Company's LAN/SX operating system and subsequently granted it a B1 rating. The NCSC is currently evaluating the Company's PowerProtocols networking software at the higher B2 security rating criteria. For information regarding NCSC security ratings, see "The CyberGuard Solution" above.

  Systems Integration Services

     The Company offers a number of systems integration services, both directly and through strategic alliances, with the purpose of offering customers network security expertise for their particular networking environment. In addition, the Company markets several specific types of pre-packaged consulting services relating to, among others, penetration testing, Internet gateway security and technical evaluation, system security, corporate data security policies and management control, network security policy and management control, Internet security policy and management controls, network security analysis, and information security training.

     The Company's CyberGuard Firewall and related security products accounted for 92% and 86% of the Company's sales for the six months ended March 30, 1996 and the fiscal year ended September 30, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The remaining portion of the Company's sales in each such period are related to porting the Company's secure operating system to Groupe Bull S.A.'s Escala line of computer systems.

PRODUCT DEVELOPMENT

     The Company's research and development efforts are focused in the near term on porting the Company's secure operating system, secure networking software and firewall application from a Motorola microprocessor-based Night Hawk platform to the more widely used Intel PC-compatible computer platform. The following table shows the significant products and product enhancements that the Company expects to introduce during the last two quarters of calendar year 1996 and during calendar year 1997.

                                            EXPECTED DATE OF
                                              INTRODUCTION
                PRODUCT                   (CALENDAR QUARTERS)                          DESCRIPTION
- ----------------------------------------  --------------------    -----------------------------------------------------
Intel Pentium/Pentium Pro-compatible
  CyberGuard Firewall...................         Q4 1996          Low-cost, software-only CyberGuard Firewall product
Remote/Mobile PC Secure Link............         Q4 1996          Encrypted protection for PC and laptop connections to
                                                                  host networks
Virus Scanning..........................         Q4 1996          Helps prevent viruses from infecting host computers
RSA Encryption..........................         Q4 1996          Largest commercially available encryption product
CyberGuard Intranet Firewall............         Q4 1996          Novell NetWare support and other intranet-specific
                                                                  features
TerraMax ISP Solution...................         Q2 1997          Multiple virtual firewalls
Fortezza Encryption.....................         Q2 1997          Government-sponsored encryption process
X.400 Secure Message Handling...........         Q4 1997          Secure X.400 e-mail service

     The expected dates of introduction in the above table are forward looking statements and are based on certain assumptions, including certain assumed levels of staffing and capital resources, contractual arrangements with suppliers, customers or strategic allies, market conditions, overall product development costs and related sales and marketing expenses, the nature of available competing and complementary technologies and products, and other assumptions. Should these assumptions change or prove to be inaccurate, or should the Company's plans change due to certain unforeseen factors, the development of such products may be delayed or discontinued. See "Risk Factors" for a discussion of other factors that may cause such assumptions to differ from actual results.

     Development of new products and features is performed by the Company's internal engineering staff and through third-party licensing. The Company has 30 employees devoted to product development and expects to increase this number modestly during fiscal year 1996. The Company supplements the development staff from time to time with contract engineers as needed to meet product demands in the market. For the six months ended March 30, 1996 and the fiscal years ended September 30, 1995 and June 30, 1994, the Company spent $2.0 million, $1.5 million and $1.6 million, respectively, on research and development, an equivalent of 44%, 31%, and 18% of total sales during such periods, respectively. These amounts include software development costs that have been capitalized during such periods.

STRATEGIC ALLIANCES

     To complement CyberGuard Firewall product sales, the Company offers consulting and security products through a series of strategic alliances with prominent organizations. The Company has formed alliances with several consulting partners world-wide, including with EG&G, Inc. and Coopers & Lybrand Consulting since

1995 and with Coopers & Lybrand L.L.P. since February 1996. Consulting services include network and on-site analysis services, network penetration testing, security policy and management control, migration planning and security training.

     The Company has alliances for the purpose of reselling the Company's products with several strategic partners, including Lucent Technologies, Inc. (formerly AT&T Corporation, now "Lucent") and Electronic Data Systems Corp. ("EDS"). The Company has additional strategic resellers outside the United States, which include Nissin Electric Co., Ltd. (Japan) ("Nissin"), Lukon Financial Industrial Company (Russia) and QPSX Communications Limited, a subsidiary of Australia's Telstra Corporation.

     The Company has also entered into product-related strategic alliances with Enigma Logic, Inc., Security Dynamics, Inc., VASCO Corporation and CryptoCard to offer a variety of identification and token authentication capabilities. In March 1996, the Company announced a strategic alliance with Webster Network Strategies to provide the WebTrack Internet monitoring and blocking service on the CyberGuard Firewall. In April 1996, the Company announced strategic alliances with Trend Micro, Inc and PC Security Limited to support virus scanning and encrypted data tunneling, respectively. The Company also has strategic alliances with Informix, Inc. and Oracle Corporation to provide database or database proxy support on the Company's secure operating system.

     The Company is actively seeking additional strategic alliances for product development and sales and marketing purposes. The Company expects such alliances to contribute to efforts to develop additional products or enhancements to its existing product offerings, particularly those relating to encryption, token authentication and virus detection. The Company is also actively pursuing sales and marketing alliances, particularly with value added resellers and distributors, in order to expand the geographic distribution of the Company's products.

CUSTOMERS AND MARKETS

     The Company's current and prospective commercial customers include medium to large domestic and multinational companies and other commercial enterprises that routinely create and store proprietary or highly sensitive information and have high throughput requirements. These customers are likely to consider network security and performance to be high priorities when purchasing a firewall. During the fiscal year ended September 30, 1995, sales related to porting the Company's secure operating system to Groupe Bull S.A.'s Escala line of computer systems accounted for 14% of the Company's sales.

     The specific uses and applications of the CyberGuard Firewall and related products vary significantly among market sectors and business organizations. Examples of the uses of the Company's products by customers include:

     - Southwest Airlines uses the CyberGuard to secure their "Home Gate" web site, which allows customers to schedule flights and purchase tickets on-line through the Internet. Ticket purchases include the required transmission of credit card numbers, a process in which security is a critical concern.

     - A leading enterprise-wide software application developer distributes enhancements and fixes to its maintenance customers using a CyberGuard Firewall.

     - A multi-national bank processes loan applications using the CyberGuard Firewall's Virtual Private Network to communicate sensitive financial information between branch offices and the bank's central approval department.

     - A Fortune 150 high technology conglomerate uses the CyberGuard Firewall to allow controlled Internet access to nearly 12,000 employees. Data traffic that could cause harm to the customer's internal management information systems is blocked while allowing legitimate requests for product descriptions.

     - A major aircraft designer and manufacturer uses the CyberGuard Firewall to strictly control access to human resource information on the customer's intranet.

     New customers accounted for 82% of the Company's sales in the six months ended March 30, 1996 and 28% of sales in the fiscal year ended September 30, 1995. Of sales to new customers during such periods, 96% and 100%, respectively, represented non-government customers and related to sales of the Company's CyberGuard Firewall and related products.

     The Company's customers represent a broad geographic distribution of the Company's products with a relatively even concentration throughout the United States and abroad. Of these, international sales accounted for 46% of the Company's sales in the six months ended March 30, 1996 and 31% of sales in fiscal year ended September 30, 1995. Of sales to international customers during such periods, 55% and 49%, respectively, represented sales of the Company's CyberGuard Firewall and related products. The Company strategy includes capitalizing on existing international penetration to increase its sales abroad with a focus on the CyberGuard Firewall.

     Sales of CyberGuard Firewalls and related products include government-related customers, but are sold on the same terms and conditions as to non-government-related commercial customers. During the six months ended March 30, 1996 and the fiscal year ended September 30, 1995, sales of CyberGuard Firewalls and related products to agencies of the United States government and its contractors accounted for 26% and 58%, respectively of overall sales for such products. Sales of secure operating systems and secure networking software sold separately from CyberGuard Firewalls have been primarily to government agencies (both in the United States and internationally), including the United States government and government contractors. During the six months ended March 30, 1996, total sales to the British MOD were 13% of the Company's sales, and during the fiscal year ended September 30, 1995, a single government-related customer accounted for 39% of the Company's sales.

SALES AND MARKETING

     The Company has established a broad range of indirect channels by which to market its products in the United States and internationally, including VARs, distributors and manufacturers' representatives, as well as direct sales representatives. Within the last year, the Company has entered into contracts with 30 VARs, distributors, and manufacturing representatives for its products, including EDS, EMJ America, Inc., Lucent, QPSX Communications Limited, a subsidiary of Australia's Telstra Corporation, Public IP Exchange Limited, a U.K. subsidiary of UUnet Technologies, Inc., and Nissin. During the six months ended March 30, 1996, the indirect marketing channels for the Company's products accounted for 40% of the Company's sales. See "Strategic Alliances" above. The Company is seeking to expand its indirect sales channels for the marketing of its products and has a goal to have its indirect channels account for 75% of its sales by the end of fiscal year 1997. See "Risk Factors -- Dependence on Resellers; Need to Establish Collaborative Marketing Relationships."

     In May 1995, the Company established a sales force separate from that of its former Real-time Business to focus on sales of its network security products. The Company employs 13 sales representatives and maintains sales offices in Atlanta, Georgia; Chicago, Illinois; Dayton, Ohio; Fort Lauderdale, Florida; Houston, Texas; Los Angeles, California; New York, New York; St. Louis, Missouri; Washington, D.C.; London, England; and Ottawa, Canada. The sales force focuses its sales and marketing efforts towards customers and VARs in selected vertical markets such as healthcare, financial services, insurance, telecommunications and travel. The Company's sales staff also solicits prospective customers and provides technical advice and support with respect to the Company's products.

     In support of its sales efforts, the Company markets its products through direct mail, advertising, seminars, trade shows, telemarketing, and on-going customer and third-party communications programs. The Company has entered into strategic marketing relationships with various vendors of communications, security and network management products and consulting services. Certain of these vendors recommend the Company's products along with their own solutions to meet a customer's security needs. The Company also seeks to generate interest in, and to educate potential customers about, computer and network security through its speaking engagements, contributed articles, interviews and documentaries.

     The Company focuses its direct and indirect marketing efforts on, among other things, selected vertical markets, such as healthcare, financial services, insurance, telecommunication, and travel, that the Company perceives as having a need for network security due to the sensitive nature of data they collect or due to the devastating potential impact of computer "hacking." The Company intends to address this market both with its direct sales force and through indirect channels such as VARs and systems integrators who already serve such markets. The Company also believes its products are particularly well suited to Internet service providers and Internet-based retailers of subscription products and services. See "Risk Factors -- Dependence on Principal Product; Uncertainty of Product Acceptance."

COMPETITION

     The market for network security products is intensely competitive and characterized by frequent technological change. The Company believes that competition in this market is likely to persist and to intensify if demand for network security products increases.

     In the market segments requiring the highest levels of security, the Company competes with Secure Computing, which also offers a firewall with a security enhanced operating system. The Company also competes with manufacturers of proxy application firewalls and hybrid systems, such as ANS and Raptor, whose products lack a secure operating system but might nonetheless be considered competing products by some consumers. The Company competes with a number of manufacturers, such as Check Point, whose products consist mainly of packet filtering systems or routers but whose products may be considered to be alternatives to the Company's. In addition, companies such as IBM, DEC and Sun sell products with similar features and functions that could be considered competitors of the Company's. Several other companies offering other network and other computer-related products, including Microsoft Corporation, are expected to enter the commercial network security market in the near future. While the Company believes that it does not compete against manufacturers of other classes of security products, such as token authentication or encryption, due to the complementary functions performed by such other classes, the Company's customers may perceive such other companies as competitors of the Company.

     Certain of the Company's competitors offer software-only products that will compete with the Company's products. The Company believes that its customer base will broaden as a result of the commercial introduction of an integrated software-only version of the Company's operating system, networking software and firewall application on platforms other than that of the Night Hawk. However, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other competitive resources. Certain of the Company's competitors may determine, for strategic reasons, to consolidate, substantially lower the price of their network security products or bundle their products with other products, such as hardware products or other enterprise software products. In addition, current and potential competitors have established or may establish financial or strategic relationships among themselves, with existing or potential customers, resellers or other third parties. For example, Compaq Computer Corporation recently acquired a financial interest in Raptor and agreed to bundle Raptor's network security software with certain of its product offerings and Secure Computing recently announced the signing of a definitive agreement for the acquisition of Border.

     The Company believes that the principal competitive factors affecting the market for computer and network security products include the product's level of security, performance and reliability (particularly maximum levels of throughput), technical features, ease of use, capabilities, customer service and support, distribution channels and price. Based upon its understanding of the features of the products and services offered by the Company's competitors, the Company believes that its products currently compete favorably with respect to such factors. Based upon its experience and understanding of the existing network security market, the Company believes that potential purchasers of the Company's security products who do not differentiate between the level of security provided by competing security products are as likely to base their purchasing decisions on price, ease of use, or other considerations as they are to base such decisions on the level of security provided. In circumstances where a potential purchaser's primary concern is the level of security provided by products being considered, the Company, based upon its understanding of the features in products and of the services offered by the Company's competitors, believes that its products compete favorably.

     Additionally, the Company believes a key competitive factor in the network security market is a computer system's security rating by intelligence and other government agencies such as the NCSC. The CyberGuard is the only commercially available firewall built on an integrated secure operating system and secure networking software components that are rated B1 by the NCSC. The Company's secure operating system has also successfully completed evaluation by CELAR and is currently in evaluation in the United Kingdom against ITSEC requirements. The Company's PowerPC-based operating system and networking products are designed for, and being evaluated against, the B2 rating security requirements. Certain of the Company's competitors have also submitted their commercial network firewall products for evaluation by the NCSC, and certain of these products could receive B1 or higher ratings upon completion of the evaluation process.

PATENTS AND PROPRIETARY TECHNOLOGY

     The Company relies upon license agreements with customers; trademark, copyright and trade secret laws; employee conflict of interest and third-party non-disclosure agreements and other methods to protect the trade secrets, proprietary know-how and other proprietary rights on which the Company's business depends. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors. The Company currently does not hold any patents and has no pending patent applications to cover any aspects of it technology. The Company intends to introduce patent applications to protect aspects of its technology; however, there can be no assurance that any future patent applications will be granted or that any future patent applications will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company.

     The Company is not aware of any patent infringement charge or any violation of other proprietary rights claimed by any third party relating to the Company or the Company's products. The computer technology market is characterized by frequent and substantial intellectual property litigation. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict.

     The Company has applied for registration in the United States, Canada and certain other countries for its "CyberGuard Firewall" marks and its CyberGuard logo.

REGULATION

     The Company is not currently subject to direct regulation by any government agency other than regulations applicable to businesses generally. Export controls on cryptographic products may place limits on the export of the Company's products to certain countries identified from time to time by the U.S. Department of State. In addition, certain of the Company's government products are subject to U.S. government contracting regulations and to the International Trade in Arms Regulation ("ITAR"), which restricts the exports of certain products affecting national security. These regulations could restrict the Company's ability to sell its products to foreign governments and businesses identified from time to time by the U.S. Department of State, creating delays in the introduction of the Company's products in international markets.

     There are currently few laws or regulations directly applicable to access to or commerce on the Internet. The Communications Decency Act, which applies to, among other things, communications over the Internet, has recently become effective, and additional laws and regulations could be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The Company believes that some regulations could be addressed by application of the Company's Internet-related network security products and that certain types of regulation would be beneficial to the Company. However, the adoption of laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's products and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, operating results or financial condition.

EMPLOYEES


     At July 1, 1996, the Company employed 61 full-time employees. Additionally, from time to time the Company employs contract engineers on a temporary basis for software development or documentation. No employee of the Company is represented by a labor union or is subject to a collective bargaining agreement. All employees are bound by agreements containing confidentiality and conflict of interest provisions. The Company believes it maintains good relations with its employees.


OPERATIONS

     The Company's production operations consist primarily of the purchasing of assembled and tested hardware components and the installation of the Company's products on such platforms. The Company sells its CyberGuard Firewall on Night Hawk real-time computers purchased from Concurrent. Night Hawk real-time computers were formerly developed and manufactured by the Company. See "Risk Factors -- Dependence on Sole Source Suppliers" and "Certain Transactions." The Company sells its products with memory, displays, power supplies and peripherals such as hard drives and network interface cards purchased from other third-party vendors. The Company also purchases software media and user documentation for its software products and uses subcontractors for its duplication services.

PROPERTIES

     The Company's principal administrative, sales and marketing, development, engineering, production and support facilities are located in Fort Lauderdale, Florida. The Company is currently subleasing administrative and production facilities from Concurrent and will be relocating to separate facilities within 12 months.

LEGAL PROCEEDINGS

     The Company is not involved in any pending or, to its knowledge, threatened litigation.

INTEREST IN CONCURRENT


     Following the recent sale of a portion of the Concurrent Common Stock Consideration, the Company owns as of the date hereof approximately 19% of the outstanding Concurrent Common Stock and $8,200,000 liquidation preference of Concurrent Preferred Stock. The Company's ownership of Concurrent Common Stock would be 24% if the Concurrent Preferred Stock were to be converted into Concurrent Common Stock. See "Certain Transactions." Concurrent is engaged in the business of providing and servicing high-performance real-time computer systems and services, including the Night Hawk. "Real-time" systems acquire, analyze, store, display and control analog, digital and network data to provide time critical information as real-world events occur. Concurrent has over 25 years of experience in real-time systems, including specific expertise in systems, applications software, productivity tools and networking. Concurrent's real-time systems offer networked and distributed computing solutions and may be configured to provide fault tolerance. Concurrent sells its systems worldwide to end-users as well as to original equipment manufacturers, systems integrators, independent software vendors and value-added resellers who combine Concurrent's products with other equipment or with additional application software for resale to end-users. End uses of Concurrent's systems include product design and testing; flight simulation; air traffic control and weather forecasting; intelligence data acquisition and analysis; financial trading; and hospital information management. Concurrent designs, manufactures, sells, and supports real-time proprietary and standards-based open systems. Concurrent also offers traditional maintenance and support services and professional services, such as performance and capacity analysis and systems integration.


     Concurrent is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC, to which reference is made for detailed financial and other information regarding Concurrent. Such reports, proxy statements and other information can be inspected and copied at the offices of the SEC and the National Association of Securities Dealers, Inc. The Company does not warrant the accuracy or completeness of such reports, proxy statements or other information nor that there have not occurred events not yet publicly disclosed by Concurrent which would affect either the accuracy or the completeness of the information concerning Concurrent included herein or therein.

     Concurrent's revenues were $77 million during the nine months ended March 31, 1996 and $140 million, $179 million and $220 million for the fiscal years ended June 30, 1995, 1994 and 1993, respectively. Concurrent reported net losses of $5.7 million, $2.0 million, and $39.8 million and net income of $3.9 million for such periods, respectively. Concurrent expects that its revenues for the quarter ending June 30, 1996 will be the lowest quarterly revenues for its fiscal year. In addition, Concurrent expects to take a material pre-tax charge and to adjust negative goodwill, as appropriate, in the quarter in which the Real-time Sale occurs (expected to be the quarter ending June 30, 1996) to cover costs related to the Real-time Sale and other business integration costs. As of the date hereof, the estimated aggregate charge for these items is in the range of $29 million to $32 million, approximately $18 million of which is expected to be paid out in cash in the next two years.

     The Company expects to account for its interest in Concurrent using the equity method whereby its proportionate share of Concurrent's earnings or losses will be included in income. See Notes to Pro Forma Condensed Consolidated Statement of Operations for certain additional information regarding the Company's equity in Concurrent.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     Certain biographical information concerning the Company's executive officers and directors is presented below.



                NAME                   AGE                       POSITION
- -------------------------------------  ---   -------------------------------------------------
Robert L. Carberry...................  53    President, Chief Executive Officer and Chairman
                                             of the Board of Directors(1)
Patrick O. Wheeler...................  37    Chief Financial Officer and Vice President
                                             Finance
Frank Gelbart........................  34    Vice President Marketing and Sales, North America
Katherine K. Hutchison...............  38    Vice President Corporate Development
Bradley C. Lesher....................  60    Vice President International Operations
Robert F. Perks......................  52    Vice President North American Operations
Rick A. Siebenaler...................  33    Vice President Software Development
Brian Foremny........................  47    General Counsel, Secretary and Director(1)
C. Shelton James.....................  56    Director(2)(4)
Michael F. Maguire...................  69    Director(3)(4)
Richard F. Rifenburgh................  64    Director(2)


- ---------------


(1) Member of the class of directors whose term expires at the annual meeting to be held in 1999. See "Description of Capital Stock -- Certain Anti-takeover Provisions Included in the Company's Articles of Incorporation and Bylaws."


(2) Member of the class of directors whose term expires at the annual meeting to be held in 1998.


(3) Member of the class of directors whose term expires at the annual meeting to be held in 1997.


(4) Member of the Audit and Compensation and Stock Options Committees of the Board of Directors.


     Robert L. Carberry. Mr. Carberry was appointed President of the Company's Trusted Systems Division in April 1996 in anticipation of the Real-time Sale and President and Chief Executive Officer of the Company upon the consummation of the Real-time Sale. Before joining the Company, Mr. Carberry was Vice President, New Technology at Blockbuster/Viacom Group and Vice President, Managing Executive for Blockbuster Technology Holding Corporation from 1994 and, before that, was President of Multimedia Investment Organization, a division of IBM. At IBM, Mr. Carberry also held the positions of Vice President Technology/Business Development for the Personal Computer Division; Director of the Large Systems Programming Laboratory and IBM Corporate Director of Technology.

     Patrick O. Wheeler. Mr. Wheeler was appointed Chief Financial Officer and Vice President Finance of the Company's Trusted Systems Division in April 1996 in anticipation of the Real-time Sale and continues in such position for the Company. Prior thereto, Mr. Wheeler held various positions with the Company including Director of Accounting, Senior Account Manager and most recently, Midwest Regional Sales Manager. Mr. Wheeler joined the Company following its spin-off from Harris Corporation, which Mr. Wheeler joined in 1984 from Price Waterhouse LLP.

     Frank Gelbart. Mr. Gelbart joined the Company in June 1996. From November 1993 until he joined the Company, Mr. Gelbart was Director of Sales, Rest of World at Cheyenne Software, Inc. From April 1992, Mr. Gelbart was Director of World-wide Sales and Director of International Sales for Equinox Systems, Inc., a $21 million data communications hardware manufacturer in Plantation, Florida, and from April 1989 to April 1992, was Vice President, Latin America and Vice President Commercial Sales for Uniplex, Inc., a $30 million UNIX office automation software company headquartered in Irving, Texas.

     Katherine K. Hutchison. Ms. Hutchison was appointed Vice President Marketing, of the Company's Trusted Systems Division in April 1996 in anticipation of the Real-time Sale and continues in such position for the Company. Prior thereto, Ms. Hutchison served in positions of increasing responsibility, most recently as Director of Marketing for the Company's Trusted Systems Division. Ms. Hutchison joined Harris Corporation in 1993 from a position as Program Manager and Technical Marketing Manager in the Information Technology Group of Texas Instruments.

     Bradley C. Lesher, Mr. Lesher joined Harris Corporation in July 1994 from IBM where he had been General Manager of Latin American Caribbean operations since November 1991. From 1988 to 1991 Mr. Lesher served as Director of General Business systems in IBM's Latin American Headquarters Operation where he was responsible for developing and supporting a distribution channel network of over 200 dealer and agent organizations selling IBM PC's and mid-range proprietary and UNIX-based open systems. He joined IBM in 1957 and has over 30 years of diverse international management experience including 19 years of living abroad.

     Robert F. Perks. Mr. Perks was appointed Vice President Sales of the Company's Trusted Systems Division in April 1996 in anticipation of the Real-time Sale and continues in such position for the Company. Mr. Perks joined the Computer Systems Division of Harris Corporation in 1977. He was employed by Real Time Products Corporation from 1992 to 1995 as Director, Customer Support and rejoined the Company in May 1995 as Director of Trusted Sales for the Company.

     Rick A. Siebenaler. Mr. Siebenaler was appointed Vice President Software Development of the Company's Trusted Systems Division in April 1996 in anticipation of the Real-time Sale and continues in such position for the Company. Prior thereto, Mr. Siebenaler served as Director of Software Development of the Company's Trusted Systems Division from 1994 and, before that, as Chief Engineer from 1991. Mr. Siebenaler joined Harris Corporation in 1991 from the NCSC where he was a Commercial Products Evaluator in the Trusted Products Evaluation Division.

     Brian Foremny. Mr. Foremny is an attorney and, since 1995, a partner with the law firm of Holland & Knight where he maintains a law practice in addition to his service as the Company's General Counsel. Prior thereto, Mr. Foremny was a partner of the law firm of Kirkpatrick & Lockhart LLP beginning in 1983.

     C. Shelton James. Since May 1991, Mr. James has served as Chief Executive Officer of Elcotel, Inc., a public company that manufactures telecommunications equipment. Mr. James is President of Fundamental Management Corporation, an investment management firm specializing in active investment in small capitalization companies, where he was Executive Vice President from 1990 to April 1993. Prior to 1990, Mr. James was Executive Vice President of Gould, Inc., a diversified electronics company, and President of Gould's Computer Systems Division. Mr. James is Chairman of the Board of Directors of Elcotel, Inc. and serves on the boards of directors of CSPI, NAI Technologies, Inc., Fundamental Management Corporation and SK Technologies, Inc.

     Michael F. Maguire. Since 1984, Mr. Maguire has served as President, director and sole shareholder of Maguire Investment Management, Inc., a management consulting company. For more than 13 years, Mr. Maguire served as an executive at Harris Corporation, most recently as Senior Vice President from 1979 to 1986. Mr. Maguire serves on the board of directors of Autosight, Inc., as well as several non-profit corporations.


     Richard P. Rifenburgh. Mr. Rifenburgh joined the Company's Board of Directors in July 1996 following the Real-time Sale as the designee of Concurrent. See "Certain Transactions -- Share Holding Agreement." Mr. Rifenburgh is Chairman of the Board of Moval Management Corporation, a privately held company specializing in restoring companies in financial distress. He is, or in the past five years has been, a member of the Board of Directors of the following public companies: Concurrent since 1991; Tristar Corporation (formerly known as Ross Cosmetics Distribution Centers, Inc.) since June 1992 and Chairman since August 1992; Miniscribe Corporation (manufacturer of disc drives for personal computers), Chairman and CEO from 1989 to 1991; and Library Bureau (a manufacturer of library furniture) from 1976 to 1995.

COMPENSATION OF EXECUTIVE OFFICERS

     Employment Agreements. The Company and Mr. Carberry entered into an agreement dated as of March 5, 1996 (the "Carberry Employment Agreement"), effective as of April 12, 1996. The Carberry Employment Agreement provides for the employment of Mr. Carberry as Chairman of the Board, President and Chief Executive Officer of the Company at an annual base salary of $200,000, $225,000 and $250,000 for the first, second and third twelve-month periods, respectively, of the Carberry Employment Agreement. The Carberry Employment Agreement provides, as of March 5, 1996, for Mr. Carberry to be granted options to purchase 339,000 shares of the Company's Common Stock at an exercise price of $10.67 per share and becoming exercisable in three equal installments of 113,000 on each of March 5, 1997, 1998, and 1999. The Carberry Employment Agreement provides for Mr. Carberry to have a target bonus for the achievement of certain performance objectives to be established by the Company of 50% of his annual base salary.

     The Company may terminate the Carberry Employment Agreement for "cause." The Carberry Employment Agreement defines "cause" as willful acts against the Company intended to enrich Mr. Carberry at the expense of the Company, the conviction of Mr. Carberry for a felony involving moral turpitude, willful and gross neglect by Mr. Carberry of his duties or the intentional failure of Mr. Carberry to observe policies of the Company's Board of Directors that have or will have a material adverse effect on the Company. If the Carberry Employment Agreement is terminated by the Company other than for "cause" or the death, disability or normal retirement of Mr. Carberry or by Mr. Carberry for "good reason," Mr. Carberry will receive severance pay of two times his annual base salary and two times his target bonus as in effect immediately prior to termination, and all of Mr. Carberry's stock options and stock appreciation rights will be exercisable at termination. If Mr. Carberry's employment with the Company is terminated within one year following a "change in control" of the Company other than for "cause" or the death, disability or normal retirement of Mr. Carberry or by Mr. Carberry for "good reason," Mr. Carberry will receive severance pay of three times his annual base salary and three times his target bonus as in effect immediately prior to termination, and all of Mr. Carberry's stock options and stock appreciation rights will become exercisable at termination. If Mr. Carberry's employment is terminated at any time by the Company for "cause" or by Mr. Carberry other than for "good reason," the Carberry Employment Agreement prohibits Mr. Carberry from engaging in any business competitive with the business of the Company for a one-year period following the effective date of termination. If Mr. Carberry's employment is terminated by the Company other than for "cause" or the death, disability or normal retirement of Mr. Carberry or by Mr. Carberry for "good reason," other than within one year of a "change in control," the Carberry Employment Agreement prohibits Mr. Carberry from engaging in any business competitive with the business of the Company for a two-year period following the effective date of termination.


     In addition to the Carberry Employment Agreement, the Company has employment agreements with Messrs. Lesher, Gelbart and Foremny and expects to enter into employment agreements with the other executive officers. Such employment agreements, other than the Carberry Employment Agreement, are referred to herein as the "Executive Employment Agreements." The initial base salaries under such Employment Agreements are or are expected to be, as the case may be, $100,000 for Mr. Wheeler, $115,500 for Mr. Gelbart, $90,000 for Ms. Hutchison, $90,000 for Mr. Perks, $90,000 for Mr. Siebenaler, $115,500 for Mr. Lesher, and $120,000 for Mr. Foremny (based on part-time service). The Executive Employment Agreements with Mr. Lesher and Mr. Foremny expire on September 30, 1996 and February 28, 1998, respectively. Certain of the Executive Employment Agreements also provide or are expected to provide, as the case may be, for bonuses based on certain Company performance targets in initial amounts based upon the following percentages of base salary: Mr. Wheeler -- 40%; Mr.
Gelbart -- 50%; Ms. Hutchison -- 50%; Mr. Perks -- 50%; Mr. Siebenaler -- 40%; Mr. Lesher -- 50% and Mr. Foremny -- 16.7%.



     Certain of the Executive Employment Agreements will provide for the Company to issue to such officers options to purchase Common Stock at a price of $5.50 per share, as follows: Mr. Wheeler -- 75,000 options; Ms. Hutchison -- 60,000 options; Mr. Perks -- 60,000 options; and Mr. Siebenaler -- 60,000 options. Such options will vest in three equal annual installments beginning one year from the date of the respective Executive Employment Agreement. The agreement with Mr. Gelbart provides for Mr. Gelbart to receive options to purchase 100,000 shares of common stock at a price of $18.25 per share, vesting in equal annual installments beginning June 1, 1997, and 2,000 shares of Common Stock subject to restrictions that lapse on December 31, 1996. The agreement with Mr. Foremny provides for Mr. Foremny to receive options to purchase 72,000 shares of Common Stock at a price of $5.50 per share, vesting in three equal annual installments beginning March 1, 1996. The Agreement with Mr. Lesher provides for Mr. Lesher to receive options to purchase 60,000 shares of Common Stock at a price of $2.58 per share, all of which have vested. Certain executive officers also were granted options to purchase shares in the following amounts at the indicated prices: Mr. Wheeler -- 3,000 shares at $2.58 per share; Ms. Hutchinson -- 12,000 shares at $2.58 per share and 600 shares at $3.71 per share; Mr. Lesher -- 9,000 shares at $4.71 per share and 60,000 shares at $2.58 per share; Mr.
Perks -- 6,000 shares at $3.83 per share; and Mr. Siebenaler -- 12,000 shares at $2.58 per share and 600 shares at $4.92 per share.



     The Executive Employment Agreements relating to Messrs. Lesher, Gelbart and Foremny may be terminated by either the Company or the respective executive officer at any time. In the event the executive officer resigns without "good reason" or is terminated for "cause," compensation under the employment agreements will end. In the event any such employment agreement is terminated by the Company without "cause" or the executive officer resigns for "good reason," the terminated executive officer will receive, among other things, severance compensation equal to a specified multiple of such employee's annual base salary and target bonus under the Company's bonus program. In addition, all non-statutory options and stock appreciation rights of all such executive officers will be immediately exercisable upon termination of employment and certain other awards previously made under any of the Company's compensation plans or programs and previously not paid will immediately vest on the date of such termination. Termination by the Company or by the executive (except for such terminations occurring within three years after a change of control) give rise to certain noncompetition and nonsolicitation provisions (except in the case of Mr. Foremny, who maintains a legal practice apart from the Company). The other Executive Agreements are expected to contain similar termination provisions.



     The Executive Employment Agreements with Messrs. Lesher, Gelbart and Foremny contain severance provisions that apply if the executive officer's employment is terminated within three years after the occurrence of a change of control. In the event that any such employee is terminated by the Company within three years following the occurrence of a change in control or by such employee for "good reason", such employee will be entitled to receive on the date of such termination an amount equal to, among other things, a specific multiple of such employee's base salary, target bonus under the Company's bonus program, and any performance award payable under the Stock Incentive Plan or similar plan, as well as any other benefits which any such employee would be entitled to where termination was without "cause" or with "good reason" by employee. The other Executive Employment Agreements are expected to contain similar severance provisions.


     Stock Incentive Plan. The Company has adopted the CyberGuard Corporation Stock Incentive Stock Plan (the "Stock Incentive Plan"), as amended, pursuant to which 2,025,000 shares of Common Stock have been authorized for issuance. The primary purpose of the Stock Incentive Plan is to attract and retain capable executives and employees by offering them a greater personal interest in the Company's business through stock ownership. The Stock Incentive Plan is administered by the Incentive and Stock Option Committee of the Company's Board of Directors (the "Committee"), which determines, among other things, the nature and the terms of any award granted thereunder. The Stock Incentive Plan provides for the granting of stock options (including incentive stock options meeting the requirements of the Internal Revenue Code), restricted stock, stock appreciation rights, performance awards, and other stock-based awards. In the case of stock options, the Stock Incentive Plan provides that the exercise price of any stock option granted under the Stock Incentive Plan must be equal to the fair market value of the shares underlying the option on the date of grant, or, in the case of incentive stock options, 110% of fair market value of the shares underlying the option on the date of the grant. Any stock options granted under the Stock Incentive Plan expire no later than ten years from the date of their granting. No award under the Stock Incentive Plan is transferable except upon the death of the optionee. The Committee has the power to impose additional limitations, conditions and restrictions in connection with the grant of any option. In the event of a change of control of the Company, all outstanding awards become immediately exercisable prior to the occurrence of the change in control, in the manner determined by the Committee. A change in control is deemed to occur if any person or entity acquires 20% or more of the outstanding shares of the Company or if, as a result of any tender or exchange offer, merger or other business combination, sale of assets or contested election, there is a change of a majority of the directors. As of the date hereof, 545,106 shares are available for grant or award of options under the Stock Incentive Plan.

     The Stock Incentive Plan provides that non-employee directors of the Company will receive options to purchase shares of the Company's common stock. Upon joining the Board of Directors, all non-employee directors receive 6,000 such options. In addition, on the date of each annual meeting of shareholders, each director who is not an employee of the Company will automatically be granted an option to purchase 1,500 shares of common stock of the Company. In addition, the Stock Incentive Plan provides for non-employee directors who served in such capacity on February 4, 1996 to receive options to purchase 15,000 shares of the Company's Common Stock at an exercise price of $5.50 per share. All such options will be non-statutory stock options and priced at 100% of the fair market value on the date of grant. In the event of a director's retirement, the options which are exercisable at the date of retirement will be exercisable for three months thereafter, and, in the event of a director's death, the options which are exercisable at the date of death will be exercisable for the next succeeding twelve months. Neither the Board of Directors nor any committee of the Board of Directors will have any discretion with respect to options granted to non-employee directors pursuant to the Stock Incentive Plan.

COMPENSATION OF DIRECTORS

     In addition to grants pursuant to the Stock Incentive Plan, non-employee directors of the Company receive a $15,000 annual retainer payable upon election as a director of the Company at an annual meeting of shareholders (and a pro rata amount to any non-employee who becomes a director of the Company thereafter, payable at the time of becoming a director) and $1,000 per Board of Directors meeting attended. In addition, directors receive $750 ($1,000 for the Chairman) for attendance at any meeting of a committee of the Board of Directors, payable at any such meeting, except for committee meetings held on the same day as Board of Directors meetings, in which case no such fee will be payable. Directors are also reimbursed for travel and lodging expenses in connection with Board of Directors and committee meetings.

                              CERTAIN TRANSACTIONS


     Effective June 30, 1996, pursuant to the Purchase and Sale Agreement, the Company sold the assets of its Real-time Business and issued 683,178 shares of its Common Stock to Concurrent in exchange for (i) the Concurrent Common Stock Consideration (consisting of 10,000,000 newly issued shares of Concurrent Common Stock); (ii) Concurrent Preferred Stock (consisting of 1,000,000 newly issued shares of convertible exchangeable preferred stock of with a 9% cumulative annual dividend payable quarterly in arrears and a liquidation preference of $8.20 per share (subject to adjustment to reflect, among other things, the net current assets transferred in the Real-time Sale; the "liquidation preference")); and (iii) the assumption by Concurrent of the Assumed Liabilities. As a result of the Real-time Sale, the Company received approximately 22% of the Concurrent Common Stock issued and outstanding as of the date thereof (28% if the Concurrent Preferred Stock were to be converted into Concurrent Common Stock as set forth in the Purchase and Sale Agreement and as described generally below), and Concurrent received approximately 10% of the issued and outstanding shares of Common Stock of the Company as of the date thereof (one-half of which are included in this offering).


CONCURRENT PREFERRED STOCK

     The terms and conditions of the Concurrent Preferred Stock are set forth in a Certificate of Designation containing generally the terms and conditions described below. The description below is qualified entirely by reference to the form of Certificate of Designation, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

     Designation and Number of Shares. The Concurrent Preferred Stock is 9.00% Class B Convertible Preferred Stock, and the number of shares constituting such series is 1,000,000, par value $0.01 per share.

Holders of Concurrent Preferred Stock do not have preemptive rights to acquire shares of any class or series of capital stock of Concurrent.

     Rank. The Concurrent Preferred Stock ranks, with respect to rights to receive dividends and rights to receive distributions upon the liquidation, winding up or dissolution of Concurrent: (a) senior to the Concurrent Common Stock, and senior to any class or series of capital stock, including any preferred stock, issued by Concurrent, other than the Class A Preferred Stock ("junior stock") and (b) on a parity with the Class A Preferred Stock ("parity stock"), none of which was issued or outstanding as of the Real-time Sale.

     Dividends and Distributions. Holders of shares of Concurrent Preferred Stock are entitled to receive, when, as and if declared by the Concurrent's Board of Directors (the "Concurrent Board") out of funds legally available for such purpose, dividends at the rate per annum of 9.00% of the liquidation preference (as defined below) of such shares. Such dividends are fully cumulative, accumulate from the date of original issuance of the Concurrent Preferred Stock, and are payable quarterly in arrears in cash at the end of each calendar quarter, commencing with the first business day of the first fiscal quarter which commences following the Closing Date.

     No dividends or other distributions to shareholders may be paid or declared and set apart for payment on any junior stock (including the Concurrent Common Stock) for any period nor may any payment be made or set apart for the purchase, redemption or other retirement of any shares of junior stock, except the Rights (as defined below) and a distribution consisting solely of junior stock, unless
(i) full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Concurrent Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends and (ii) Concurrent shall not be in default or in arrears with respect to any redemption of Concurrent Preferred Stock.

     Dividends may not be paid or declared and set apart for payment on the Concurrent Preferred Stock or parity stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on any parity stock or the Concurrent Preferred Stock, as the case may be, for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Concurrent Preferred Stock and any parity stock, Concurrent may make dividend payments on account of arrears on the Concurrent Preferred Stock or any such parity stock, provided that Concurrent shall make such payments ratably upon all outstanding shares of Concurrent Preferred Stock and such parity stock in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Concurrent Preferred Stock and such parity stock to the date of such dividend payment.


     Conversion Rights. Each holder of Concurrent Preferred Stock has the right, at the option of such holder, at any time to convert, subject to certain terms and conditions, one or more shares of Concurrent Preferred Stock into fully paid and nonassessable shares of Concurrent Common Stock. Such conversion will be made at a conversion rate of one share of Concurrent Preferred Stock for a number of shares of Concurrent Common Stock equal to (x) the liquidation preference divided by (y) the conversion price of Concurrent Common Stock at the time of conversion. The conversion price will initially be $2.50, subject to adjustment for stock splits, stock dividends, or subdivisions or reclassifications of the Concurrent Common Stock. Assuming the initial conversion price of $2.50 and a liquidation preference of $8,200,000, a total of 3,280,000 shares of Concurrent Common Stock would be issuable upon conversion of all the shares of the Concurrent Preferred Stock. An amount in cash equal to the full cumulative dividends accrued and accumulated but unpaid, whether or not declared and without interest, on such shares of Concurrent Preferred Stock is to be paid on the effective date of the conversion through the last quarterly payment date that immediately precedes the effective date of the conversion. A holder's right to convert the Concurrent Preferred Stock terminates on the date such stock is redeemed by Concurrent. See "Redemption" below.


     In the event that Concurrent shall be a party to any transaction pursuant to which Concurrent Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive other securities, cash or other property, then appropriate provision shall be made as part of the terms of such transaction whereby each holder of Concurrent Preferred Stock then outstanding shall thereafter have the right to convert such share only into the kind of securities, cash or other property receivable by a holder of Concurrent Common Stock.

     Exchange. Concurrent may, at its option, cause shares of Concurrent Preferred Stock, as a whole or in part, at any time and from time to time, to be exchanged for debentures (the "Debentures"). See "Debentures" below. Such exchange of shares of Concurrent Preferred Stock for the Debentures will be made at an exchange rate of Debentures in the principal amount equal to the liquidation preference. On the effective date of the exchange, Concurrent will pay holders of the Concurrent Preferred Stock to be exchanged an amount in cash equal to the full cumulative dividends accrued and accumulated but unpaid, whether or not declared and without interest, on such shares of Concurrent Preferred Stock through the last quarterly dividend payment date that immediately precedes the effective date of the exchange.

     Each holder of Concurrent Preferred Stock will have the right at any time after September 1, 1998, at the option of such holder, whenever dividends due for four quarterly periods have not been paid, to exchange such shares of Concurrent Preferred Stock, as a whole or in part, for the Debentures. Such exchange of shares of Concurrent Preferred Stock for the Debentures shall be at an exchange rate of Debentures in the principal amount equal to the liquidation preference plus all dividends which are accrued and accumulated but unpaid, whether or not declared and without interest up to the calendar quarter immediately preceding the calendar quarter in which the date of exchange occurs.

     Redemption. Whenever the Current Market Price (as defined below) exceeds $3.75, as such price may be adjusted pursuant to stock splits, stock dividends, subdivisions or reclassifications, prior to the date of any notice of redemption, Concurrent may, at its option, redeem all or a portion of the shares of Concurrent Preferred Stock, at any time or from time to time, at a price per share equal to the liquidation preference, plus all accrued and accumulated but unpaid dividends, whether or not declared, without interest, to the date fixed for redemption. Dividends on the shares to be redeemed will cease to accrue on such redemption date. "Current Market Price" means the average of the daily closing sale prices per share of Concurrent Common Stock for the 30 consecutive trading days immediately prior to the date in question as such price is quoted on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading.

     Concurrent is required to redeem all Concurrent Preferred Stock on June 30, 2006 at a price per share equal to the liquidation preference, plus accrued and accumulated but unpaid dividends, whether or not declared, without interest, to the date fixed for redemption. Dividends on the shares to be redeemed will cease to accumulate on such redemption date.


     Liquidation Preference. In the event of any liquidation, dissolution or winding up of Concurrent, whether voluntary or involuntary, each holder of Concurrent Preferred Stock is entitled to receive out of the assets of Concurrent available for distribution to shareholders, before any distribution of assets shall be made to the holders of Concurrent Common Stock or of any other shares of junior stock, a liquidating distribution in the amount of the liquidation preference plus an amount equal to any accrued and accumulated but unpaid dividends thereon to the date of final distribution to such holders, whether or not declared, without interest, provided that the liquidation preference is subject to adjustment based on an audit of the value of assets of the Real-time Business transferred to Concurrent. If, upon any voluntary or involuntary liquidation, dissolution or winding up of Concurrent, the assets available for distribution are insufficient to pay in full the amounts payable with respect to the Concurrent Preferred Stock and any other outstanding shares of parity stock, the holders of the Concurrent Preferred Stock and of such other parity stock share ratably in any distribution of assets of Concurrent in proportion to the full respective preferential amounts to which they are entitled.


     Voting. Except as otherwise provided by applicable law, the holders of shares of the Concurrent Preferred Stock have no voting rights with respect to the election of directors or for any other purpose, except that the holders of a majority of the outstanding shares of Concurrent Preferred Stock, voting separately as a class, must approve any amendment, alteration or repeal of any provision of Concurrent's Certificate of Incorporation or the Certificate of Designation if such action would (a) increase or decrease the aggregate number of authorized shares of Concurrent Preferred Stock, (b) increase or decrease the par value of such shares or (c) amend, alter, repeal or change the powers, rights, privileges or preferences of the holders of shares of Concurrent Preferred Stock so as to affect them adversely, provided that the creation, issuance or increase in the amount of authorized shares of any series of junior stock will not be deemed to adversely affect such powers, rights, privileges or preferences of the Concurrent Preferred Stock.

DEBENTURES

     The terms of the Debentures into which the Concurrent Preferred Stock may be converted are set forth in a term sheet (the "Debenture Term Sheet") and are described generally below. The description below is qualified entirely by reference to the form of Debenture Term Sheet incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

     Principal Amount. If the Concurrent Preferred Stock is converted into Debentures pursuant to Concurrent's conversion privilege in accordance with the Certificate of Designation, the initial principal amount shall equal the Total Liquidation Preference of the Concurrent Preferred Stock outstanding on the date that such Concurrent Preferred Stock is converted (the "Conversion Date") into the Debentures in accordance with the Certificate of Designation. If the Concurrent Preferred Stock is converted into Debentures by the holder thereof, the initial principal amount shall equal the Total Liquidation Preference of the Concurrent Preferred Stock outstanding on the Conversion Date plus all dividends which are accrued and accumulated but unpaid, whether or not declared and without interest, up to the calendar quarter immediately preceding the quarter in which the Conversion Date occurs. The principal amount of the Debentures issuable upon conversion of Concurrent Preferred Stock is subject to adjustment in a manner similar to adjustments to the liquidation preference of Concurrent Preferred Stock. See "Concurrent Preferred Stock -- Liquidation Preference" below.

     Payment-in-Kind. Interest payments on the Debentures may be paid in cash or in kind.

     Interest Rate. The Debentures will bear interest at the rate of 9% per annum, accruing from the first day of the calendar quarter (the "Accrual Date") during which the Conversion Date occurred, and payable quarterly at the end of each calendar quarter commencing on the Accrual Date.

     Maturity Date. The Debentures will mature on the tenth anniversary of the date of issuance of the Concurrent Preferred Stock.

     Redemption. Subject to certain adjustments for stock splits, stock dividends and similar transactions, whenever the Current Market Price (as defined in the Certificate of Designation) of Concurrent Common Stock exceeds $3.75, Concurrent may, at its option, redeem all or a portion of the Debentures, at any time or from time to time, at par plus any accrued interest thereon. On June 1, 2006, Concurrent is required to redeem all of the Debentures then outstanding at par plus any accrued interest thereon or at any time the outstanding principal amount of the Debentures is less than an amount to be determined.


     Conversion of Debentures. Each holder of a Debenture shall have the right, at the option of such holder, at any time or from time to time, in whole or in part, to convert such Debenture into fully paid and nonassessable shares of Concurrent Common Stock. Such conversion of Debentures to shares of Concurrent Common Stock shall be made at a conversion rate equal to (x) the principal amount of such Debenture (plus any accrued and unpaid interest thereon) divided by (y) the applicable conversion price per share of Concurrent Common Stock at the time of conversion. The conversion price will initially be $2.50, subject to certain adjustments for stock splits, stock dividends, or subdivisions or reclassifications of the Concurrent Common Stock. Notwithstanding any other provision to the contrary, the maximum number of shares in which the Debentures shall be convertible shall be 3,280,000 (subject to adjustment on a basis similar to the anti-dilution adjustments contained in the Certificate of Designation for the Concurrent Preferred Stock).


     Ranking. The Debentures will be general unsecured indebtedness of Concurrent and will rank pari passu in right of payment to existing unsecured indebtedness.

     Modification of Debenture Terms. Modifications to provisions of the indenture or similar instrument for the Debentures (the "Debenture Indenture") will be effected by majority of outstanding principal amount, with certain exceptions involving certain fundamental changes which shall require unanimous approval.

     Certain Restrictions. The terms of the Debenture Indenture will provide that, subject to certain exceptions, Concurrent will not directly or indirectly
(i) declare or pay any dividend or make any distribution on account of any of its capital stock or of its subsidiaries; (ii) purchase or redeem for value any of its capital stock of Concurrent, any subsidiary or other affiliates; nor
(iii) purchase or redeem for value or make any cash interest payment on any indebtedness of Concurrent that is subordinated to the Debentures, unless at the time of such payment no default or event of default will have occurred and be continuing or would occur as a consequence thereof and interest due on the Debentures for the four calendar quarters immediately preceding the quarter in which such payment occurs shall have been paid in cash. The Debenture Indenture will further provide that Concurrent may not consolidate or merge or sell or lease all or substantially all of its properties and assets as an entirety, unless (i) the surviving entity (if other than Concurrent) is an entity organized in the United States and assumes all the obligations of Concurrent under the Debenture Indenture and (ii) immediately before and after giving effect to such transaction, no event of default with respect to the Debentures will have occurred and be continuing.

     Events of Default. The terms of the Debentures will provide that each of the following constitutes an event of Default: (i) default in the payment when due of interest on the Debentures for a number of days after notice to be determined by Concurrent and the Company; (ii) default in payment when due of the principal of, or premium, if any, on the Debentures; (iii) failure by Concurrent to comply with any of its other agreements in the Debenture Indenture or the Debentures for a number of days to be determined by Concurrent and the Company after notice; and (iv) certain events of bankruptcy or insolvency with respect to Concurrent or any of its subsidiaries.

THE SHARE HOLDING AGREEMENT

     In connection with the Real-time Sale, the Company and Concurrent entered into a Share Holding Agreement relating to the Purchased Shares and the Concurrent Common Stock Consideration. The Share Holding Agreement is described generally below. The description below is qualified entirely by reference to the Share Holding Agreement, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. All references to numbers of shares are subject to adjustment for stock splits or stock dividends and similar transactions.

     Corporate Governance. Pursuant to the Share Holding Agreement, the Concurrent Board must consist of no more than nine directors, including the initial directors designated by the Company. The initial designees of the Company are E. Courtney Siegel (formerly the President and Chief Executive Officer of the Company), C. Shelton James and Michael F. Maguire. Until September 30, 1997, the Company will be entitled to designate three members of the Concurrent Board, provided that if the Company beneficially owns less than 2,400,000 shares of Concurrent Common Stock on the date of the mailing of the proxy statement for the next annual meeting of Concurrent, the Company will not be entitled to any representation on the Concurrent Board. After September 30, 1997, as long as the Company beneficially owns at least 10,700,000 shares, 4,700,000 shares or 2,400,000 shares of Concurrent Common Stock, the Company will be entitled to designate three directors, two directors or one director, respectively, on the Concurrent Board and Concurrent will maintain a board of directors of no more than nine directors.

     Pursuant to the Share Holding Agreement, the Company's Board of Directors will consist of no more than seven directors, including Richard P. Rifenburgh, who is designated by Concurrent. So long as Concurrent beneficially owns at least 375,000 shares of the Company's Common Stock, Concurrent is entitled to name one nominee to the Company's Board of Directors, provided that if Concurrent beneficially owns less than 375,000 shares of the Company's Common Stock on the date of the mailing of the proxy statement for the next annual meeting of the Company's shareholders, Concurrent will not be entitled to any representation on the Company's Board of Directors.

     Voting of Shares. Until Concurrent beneficially owns less than 341,589 shares of the Company's Common Stock (the number of shares Concurrent will own immediately following this offering), Concurrent must be present for all shareholder meetings for purposes of establishing a quorum and must vote all securities of the Company owned by it and entitled to vote in favor of matters recommended by the Company's Board of Directors for approval by shareholders. So long as either (i) the Company beneficially owns at least 4,700,000 shares of Concurrent Common Stock or (ii) the Company beneficially owns at least at least 2,400,000 shares of Concurrent Common Stock and at least one member of the existing Concurrent Board (other than the Chief Executive Officer) is a designee of the Company, the Company must be present for all shareholder meetings for purposes of establishing a quorum and must vote all securities of Concurrent owned by it and entitled to vote in favor of matters recommended by the Concurrent Board for approval by shareholders.

     Transfer Restrictions. Except in connection with any transfers in accordance with clause (ii) under "Third Party Offers" below, neither the Company nor Concurrent nor their subsidiaries may, directly or indirectly, sell, transfer or otherwise dispose of any securities of the other except (i) pursuant to a sale to any other person of any such securities in an amount of less than 5% of the outstanding securities of any class of Concurrent or the Company, as the case may be (including open market transactions that are not intended to assist the buyer in acquiring over 5% of the securities of the other or, if to certain institutional investors eligible to file a statement on Schedule 13G, greater than 5% but less than 10%); (ii) pursuant to a merger, consolidation or other business combination if the surviving or purchasing entity agrees to be bound by the terms of the Share Holding Agreement; (iii) certain intracompany transfers; (iv) pursuant to the pledge provisions described below; and (v) in order to, and only to the extent necessary to, comply with applicable law. For purposes of the provisions regarding restrictions on transfer, the Concurrent Preferred Stock shall be deemed to be the same class of securities as the Concurrent Common Stock.

     The Company or Concurrent may pledge the securities of the other received in connection with the Real-time Sale to secure borrowings or other indebtedness as extended from time to time if (i) the pledgee agrees in writing not to sell, transfer or otherwise dispose of the securities pledged to it other than pursuant to an effective registration statement on Form S-3 or an applicable exemption from registration under the Securities Act; (ii) the pledgee agrees in writing to be bound by the terms of the Share Holding Agreement; and (iii) all certificates representing securities pledged to such pledgee bear an appropriate restrictive legend.

     Standstill. Until December 30, 1999, neither Concurrent nor the Company nor any of their controlled affiliates may, directly or indirectly, seek (i) to acquire or affect control of the other; (ii) to propose or support any merger, business combination, change of control of the other or their subsidiaries;
(iii) to gain additional representation on the Board of Directors of the other, remove directors from the other's Board or change size or composition of such Board; (iv) to propose any security holder proposal without the approval of the Board of Directors of the other; (v) deposit any securities of the other in a voting trust or similar arrangement; (vi) disclose or take any action that would require disclosure of any intent, purpose, plan, arrangement or proposal inconsistent with the foregoing; (vii) make any request to amend or waive any portion of the standstill provision in the Share Holding Agreement, which request would require public disclosure under applicable law, rule or regulation; (viii) take any action challenging the validity or enforceability of the foregoing; (ix) or assist, advise, encourage or negotiate with any person with respect to, or seek to do, any of the foregoing.

     Third Party Offers. As long as the Company beneficially owns more than 10% of the outstanding voting securities of Concurrent, the Company may either (i) exercise its right of first refusal with respect to offers by any third party to acquire Concurrent that has been approved by a majority of the Concurrent Board or (ii) support such third party offer, including tender or sale of all the Concurrent securities owned by it and its controlled affiliates to the third party offeror.

     Registration. The Share Holding Agreement requires Concurrent and the Company to register the shares of their respective common stock received by the other in connection with the Real-time Sale (or issuable upon conversion of the Concurrent Preferred Stock) on Form S-3 (to be maintained effective for three years plus the amount of time during such period that certain standstill provisions, described below, shall have been in effect) and to list such shares for trading on the Nasdaq National Market System. For certain periods when the Company or Concurrent is "in registration" with respect to a public offering of its shares and the other party holds certain threshold numbers of shares, the party not in registration is subject to certain standstill provisions restricting sales of the securities of the other. However, each such restricted party has the right to include a certain number of shares in the public offering of the other. An amount of 341,589 shares of Common Stock held by Concurrent is included in this offering pursuant to the registration provisions of the Share Holding Agreement. The Share Holding Agreement provides both the Company and Concurrent certain cross indemnification rights for losses incurred in connection with the registration of securities, including for liabilities arising under the Securities Act.

     Termination. The Share Holding Agreement will automatically terminate upon the last to occur of all of the following (i) any standstill period has expired and (ii) each of the Company and Concurrent own less than 5% of the common stock of the other.

ANCILLARY AGREEMENTS

     The Company and Concurrent are parties to a Noncompetition Agreement, a Shared Services Agreement, a Lease, a Night Hawk Supplier Agreement and a CyberGuard Reseller Agreement, each effective upon the closing of the Real-time Sale. The Noncompetition Agreement contains provisions prohibiting the Company and Concurrent from competing in the respective markets of each Company for five years. The Shared Services Agreement, which has a one-year term, provides for Concurrent to provide certain administrative and personnel-related services to the Company at prices based on the cost of providing such services at market rates. The Lease provides for Concurrent to lease approximately 10,000 square feet of Concurrent's Fort Lauderdale facility to the Company at $13.75 per square foot. The Lease has a one-year term. The Night Hawk Supplier Agreement provides for Concurrent to supply the Company's requirements for Night Hawk computers at advantageous rates. The CyberGuard Reseller Agreement provides for Concurrent to purchase the Company's products for installation on Concurrent's Night Hawk computers for resale by Concurrent. Both the Night Hawk Supplier Agreement and the CyberGuard Reseller Agreement have terms of one year.


REVOLVING LINE OF CREDIT



     On June 27, 1996, the Company executed an amendment to a Loan and Security Agreement dated April 1, 1996 (collectively, the "Loan and Security Agreement") between the Company and Foothill pursuant to which the Company obtained the Revolving Line of Credit. The Company may borrow up to $5,000,000 under the Revolving Line of Credit any borrowings will bear interest at a rate of 2% above the lowest rate announced from time to time by Norwest Bank Minnesota, National Association. The Revolving Line of Credit terminates upon the earlier to occur of this offering or September 30, 1996 and is secured by all the assets of the Company. The Revolving Line of Credit is subject to certain financial covenants and restricts the Company, without Foothill's prior written consent, from incurring of any additional indebtedness, allowing the creation of liens, undergoing major corporate transactions (including a change of control), or making capital expenditures in excess of certain amounts. The Company has also agreed not to declare dividends on its Common Stock (other than dividends in capital stock) without Foothill's prior written consent. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."



     On June 27, 1996, in consideration for Foothill's agreeing to extend the termination of the Revolving Line of Credit beyond the closing of the Real-time Sale, the Company issued to Foothill warrants to purchase 100,000 shares of the Company's Common Stock at a price of $____ per share (the "Foothill Warrants"). The Foothill Warrants become exercisable five days from the closing of this offering and expire on June 27, 2001. The Foothill Warrants contain customary anti-dilution provisions. The Foothill Warrants contain "demand registration rights," pursuant to which the Company is obligated to register the Foothill Warrants under the Securities Act under certain circumstances. The Company has the right to repurchase the Foothill Warrants and shares issued upon exercise of the Foothill Warrants in the event that the Revolving Line of Credit is repaid prior to September 30, 1996. The repurchase price is (i) $2,000 multiplied by the number of days from June 27, 1996 to the date of repayment of the Revolving Line of Credit plus (ii) the aggregate exercise price paid by the holders of warrants in connection with the issuance of any shares of Common Stock upon exercise of the Foothill Warrants.


OTHER


     Upon the closing of the Real-time Sale, 640,229 options outstanding to purchase Common Stock became vested and exercisable. In addition, restrictions on 39,000 and 13,800 shares of Common Stock owned, respectively, by E. Courtney Siegel, the Company's president and Chief Executive Officer prior to the Real-time Sale, and Daniel S. Dunleavy, the Company's Chief Financial and Chief Administrative Officer prior to the Real-time Sale, lapsed upon consummation of the Real-time Sale. The Company also will issue 78,000 and 13,800 shares of Common Stock, respectively, to Messrs. Siegel and Dunleavy as consideration for their entering into non-competition agreements with the Company that became effective upon consummation of the Real-time Sale.

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following sets forth, as of July 2, 1996 and as adjusted at that date to reflect the sale of the Company's Common Stock offered hereby and the consummation of the Real-time Sale, information with respect to the beneficial ownership of the Company's Common Stock by: (i) each Selling Shareholder; (ii) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock; (iii) each director of the Company; (iv) each of the Company's named executive officers; and (v) all directors and executive officers as a group. Unless otherwise indicated, each of the shareholders named in this table: (a) has sole voting and investment power with respect to all shares of Common Stock beneficially owned and (b) has the same address as the Company.



                                          SHARES BENEFICIALLY
                                                 OWNED                           SHARES BENEFICIALLY OWNED
                                           PRIOR TO OFFERING                           AFTER OFFERING
                                        -----------------------   SHARES TO BE   --------------------------
                                        NUMBER OF                   SOLD IN       NUMBER
             NAME/ADDRESS                SHARES         PERCENT     OFFERING     OF SHARES       PERCENT(1)
- --------------------------------------  ---------       -------   ------------   ---------       ----------
Concurrent Computer Corporation.......   683,178          9.96%      341,589      341,589            3.89%
  2 Crescent Place
  Oceanport, New Jersey 07757
Okabena Partnership K.................   548,820          8.00             0      548,820            6.25
  5140 Norwest Center
  90 South Seventh Street
  Minneapolis, Minnesota 55402
Paul Tudor Jones II...................   451,500          6.58             0      451,500            5.15
  c/o Tudor Investment Corporation
  One Liberty Plaza, 51st Floor
  New York, New York 10006(2)
Austin W. Marxe.......................   366,915          5.35             0      366,915            4.18
  153 East 53 Street
  New York, New York 10022(3)
E. Courtney Siegel(4)(6)..............   164,790          2.39       117,000       47,790           *
Daniel S. Dunleavy(5)(6)..............   122,624          1.76        27,600       95,024            1.07%
Michael N. Smith(5)...................    75,950          1.10        19,000       56,950           *
Robert T. Menzel(5)...................    90,843          1.31        37,922       52,921           *
Robert E. Chism(5)....................    75,658          1.09        18,900       56,758           *
Robert L. Carberry(7).................         0          *                0            0           *
Patrick O. Wheeler(5).................     3,785          *                0        3,785           *
Frank Gelbart(7)......................         0          *                0            0           *
Katherine K. Hutchison(5).............    12,900          *                0       12,900           *
Bradley C. Lesher(5)..................    70,641          1.02        34,500       36,142           *
Robert F. Perks(5)....................     6,477          *                0        6,477           *
Rick A. Siebenaler(5).................    11,574          *                0       11,574           *
Brian Foremny(5)......................    30,000          *                0       30,000           *
C. Shelton James(5)(8)................    21,000          *                0       21,000           *
Michael F. Maguire(5).................    21,000          *                0       21,000           *
Richard P. Rifenburgh(5)..............     6,000          *                0        6,000           *
All directors and officers as a group
     (9) persons......................   183,376          2.63%       34,500      148,876            1.68%


- ---------------

  *  Less than 1%                        (footnotes continued on following page)

(1)  Assumes that the Underwriters' over-allotment option is not exercised.

(2) Includes 146,600 shares of Harris Common Stock owned by The Raptor Global Fund Ltd. ("Raptor Ltd."), 77,400 shares of Harris Common Stock owned by The Raptor Global Fund L.P. ("Raptor

     L.P."), 30,100 shares of Harris Common Stock owned by Tudor Arbitrage Partners L.P. ("TAP"), 30,100 shares of Harris Common Stock owned by Tudor Global Trading LLC ("TGT") and 197,400 shares of Harris Common Stock owned by Tudor BVI Futures, Ltd. ("Tudor BVI"). Tudor Investment Corporation ("TIC"), Raptor L.P.'s general partner, shares voting and investment power with respect to shares owned by Raptor Ltd., Raptor L.P., TAP and Tudor BVI. In addition, Paul Tudor Jones II ("Mr. Jones"), the principal shareholder and executive officer of TIC, shares voting and investment power with respect to shares owned by TIC. TGT, sole general partner of TAP, shares voting and investment power with respect to shares owned by TAP.

(3) Includes 97,705 shares of Common Stock owned by Special Situations Fund III, L.P. (the "Fund") and 24,600 shares of Common Stock owned by Special Situations Cayman Fund, L.P. (the "Cayman Fund"). MGP Advisors Limited Partnership ("MGP"), the Fund's general partner, shares voting and investment power as to the shares of Common Stock owned by the Fund. AWM Investment Company, Inc. ("AWM"), the general partner of MGP and the Cayman Fund, and Austin W. Marxe, the principal shareholder and executive officer of AWM, share voting and investment power as to the shares of Common Stock beneficially owned by the MGP, the Fund, and the Cayman Fund.


(4) In addition to the 164,000 shares listed in the table, Mr. Siegel also has options to purchase 137,000 shares of Common Stock, the vesting of which would have accelerated upon consummation of the Real-time Sale but as to which Mr. Siegel agreed to delay acceleration.



(5) Includes options that are currently exercisable to purchase Common Stock in the following amounts: Mr. Siegel -- 40,000 shares; Mr. Dunleavy -- 93,000 shares; Mr. Smith -- 75,000 shares; Mr. Menzel -- 90,000 shares; Mr.
     Chism -- 75,000 shares; Mr. Wheeler -- 3,000 shares; Ms.
     Hutchison -- 12,600 shares; Mr. Lesher -- 69,000 shares; Mr. Perks -- 6,000 shares; Mr. Siebenaler -- 11,301 shares; Mr. Foremny -- 30,000 shares; Mr. James -- 21,000 shares; Mr. Maguire -- 21,000 shares; and Mr.
     Rifenburgh -- 6,000 shares.


(6) Includes 78,000 shares of Common Stock, in the case of Mr. Siegel, and 13,800 shares of Common Stock, in the case of Mr. Dunleavy, issued in connection with the Real-time Sale pursuant to their respective non-competition agreements.


(7) Does not include, in the case of Mr. Carberry, options granted pursuant to the Carberry Employment Agreement to purchase 339,000 shares of Common Stock at an exercise price of $10.67 per share that become exercisable in three equal annual installments beginning March 5, 1997; or, in the case of Mr. Gelbart, options granted pursuant to his employment agreement to purchase 100,000 shares of Common Stock at an exercise price of $18.75 per share that become exercisable in three equal annual installments beginning June 1, 1997.


(8) Does not include 255,000 shares that are deemed beneficially owned by Mr. James as a result of his serving as an executive officer and director of various investment limited partnerships.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, par value of $.01 per share and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of July 1, 1996, 6,860,172 shares of Common Stock and no shares of preferred stock were outstanding. An additional 1,861,664 shares of Common Stock may be issued upon the exercise of outstanding warrants or options to purchase common stock (1,751,342 such options will be outstanding following exercise by certain Selling Shareholders of options to purchase shares of Common Stock that are being sold by such Selling Shareholders in this offering).


COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the issued and outstanding Common Stock will have the right to elect all the Company's directors and otherwise control the affairs of the Company.

     Holders of Common Stock are entitled to dividends on a pro rata basis upon declaration of dividends by the Board of Directors. Dividends are payable only out of funds legally available for the payment of dividends. The Board of Directors is not required to declare dividends, and it currently expects to retain earnings to finance the development of the Company's business. See "Dividend Policy."

     Upon a liquidation of the Company, holders of the Common Stock will be entitled to a pro rata distribution of the assets of the Company, after payment of all amounts owed to the Company's creditors, and subject to any preferential amount payable to holders of Preferred Stock of the Company, if any. Holders of Common Stock have no preemptive, subscription, conversion, redemption or sinking fund rights.

PREFERRED STOCK

     The Articles of Incorporation permit the Company's Board of Directors to issue shares of Preferred Stock in one or more series and to fix the relative rights, preferences and limitations of each series. Among such rights, preferences and limitations are dividend rates, provisions of redemption, rights upon liquidation, conversion privileges and voting powers. Should the Board of Directors elect to exercise this authority, the rights and privileges of holders of Common Stock could be made subject to the rights and privileges of any such series of Preferred Stock. The Board of Directors of the Company currently has no plans to issue any shares of Preferred Stock. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS INCLUDED IN THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS


     The Articles of Incorporation provide for a Board of Directors divided into three classes, as nearly equal in number as possible. The directors are elected for three-year terms, which are staggered so that the terms of approximately one-third of the directors expire each year. The Articles of Incorporation permit removal of directors only for cause by the shareholders of the Company at a meeting by the affirmative vote of at least 50% of the outstanding shares entitled to vote for the election of directors (the "Voting Stock"). The Articles of Incorporation provide that any vacancy on the Board of Directors may be filled only by the remaining directors then in office.



     The Articles of Incorporation of the Company also provide that shareholder action can be taken only at an annual or special meeting of shareholders or by unanimous written consent in lieu of a meeting. The Company's Articles of Incorporation provide that special meetings of the shareholders of the Company can be called (i) pursuant to a resolution approved by the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the Company's Board of Directors then in office or (ii) upon delivery or one or more written demands for a meeting describing the purpose or purposes for the meeting and signed and dated by the holders of not less than 50% of all holders of shares of all classes or series of the Company, voting as a class, entitled to vote on the issues proposed to be considered at such special meeting.


     The Bylaws establish an advance notice procedure for the nomination of candidates for election as directors by shareholders as well as for shareholder proposals to be considered at shareholders' meetings.

     The above-described provisions may have certain anti-takeover effects. Such provisions, in addition to the provisions described below, may make it more difficult for persons, without the approval of the Company's Board of Directors, to make a tender offer or acquire substantial amounts of the Common Stock or launch other takeover attempts that a shareholder might consider in such shareholder's best interests, including attempts that might result in the payment of a premium over the market price for the Common Stock held by such shareholder.

CERTAIN PROVISIONS OF FLORIDA LAW

     The Company is subject to certain anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law including the Florida Control Share Acquisition Act (the "Control Share Act"). The Control Share Act prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition or unless the acquisition is approved by the corporation's board of directors. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to voting power within each of the following ranges: (i) one-fifth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; or (iii) a majority or more of such voting power.

RIGHTS AGREEMENT

     The Company has adopted and implemented a Shareholder Protection Rights Agreement (the "Rights Agreement"), dated September 29, 1994, with Society National Bank, N.A. as "Rights Agent." Pursuant to the terms of the Rights Agreement, each share of Common Stock has attached a preferred stock purchase right (the "Rights"). Each Right entitles its holder to purchase from the Company, after the Separation Time (as defined below), one hundredth of a share of Preferred Stock, par value $.01 per share, or, at the option of the Company, one share of Common Stock for $12.67 (the "Exercise Price"), subject to adjustment. The Rights do not trade separately from the Common Stock unless and until the Separation Time.

     The Rights are evidenced by certificates of the Company's Common Stock until the close of business on the earlier of (either, the "Separation Time"):
(i) the tenth business day (or such later date as the Board of Directors may from time to time fix by resolution adopted prior to the Separation Time that would otherwise have occurred) after the date on which any Person (as defined in the Rights Agreement) commences a tender or exchange offer that, if consummated, would result in such Person's becoming an Acquiring Person (as defined below); and (ii) the first date (the "Flip-in Date") of public announcement by the Company that a Person has become an Acquiring Person, other than as a result of a Flip-over Transaction or Event (as defined below); provided that if a tender or exchange offer referred to in clause (i) is cancelled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any Common Stock pursuant thereto, such offer will be deemed never to have been made.

     An Acquiring Person is any Person having Beneficial Ownership (as defined in the Rights Agreement) of 15% or more of the outstanding Common Stock, which term does not include: (i) the Company, any wholly-owned subsidiary of the Company or any employee stock ownership or other employee benefit plan of the Company; (ii) any Person who becomes the Beneficial Owner of 15% or more of the outstanding Common Stock solely as a result of an acquisition of Common Stock by the Company, until such time as such Person acquires additional Common Stock, other than through a dividend or stock split; (iii) any Person who becomes an Acquiring Person without any plan or intent to seek or affect control of the Company if such Person, upon notice by the Company, promptly divests sufficient securities such that such 15% or greater

Beneficial Ownership ceases; or (iv) any Person who beneficially owns Common Stock consisting solely of (A) shares acquired pursuant to the grant or exercise of an option granted by the Company in connection with an agreement to merge with, or acquire, the Company at a time at which there is no Acquiring Person,
(B) shares owned by such Person and its affiliates and associates at the time of such grant and (C) shares, amounting to less than 1% of the outstanding Common Stock, acquired by affiliates and associates of such Person after the time of such grant.

     The Rights Agreement provides that, until the Separation Time, the Rights will be transferred only with the Common Stock. Common Stock certificates issued after the Record Time but prior to the Separation Time will evidence one Right for each share of Common Stock represented thereby and will contain a legend incorporating by reference the terms of the Rights Agreement (as such may be amended from time to time). Promptly following the Separation Time, separate certificates evidencing the Rights (the "Rights Certificates") will be mailed to holders of record of Common Stock at the Separation Time.

     The Rights are not be exercisable until the business day following the Separation Time. The Rights will expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on the tenth year anniversary of the date the Company enters into the Rights Agreement; and (iii) the date on which the Rights are terminated as described below (in any such case, the "Expiration Time").

     The Exercise Price and the number of Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution in the event of a Common Stock dividend on, or a subdivision or a combination into a smaller number of shares of, Common Stock, or the issuance or distribution of any securities or assets in respect of, in lieu of or in exchange for Common Stock.

     In the event that prior to the Expiration Time a Flip-in Date occurs, the Company must take such action as necessary to ensure that each Right (other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof, which Rights will become void) will constitute the right to purchase from the Company, upon its exercise, that number of shares of Common Stock of the Company having an aggregate Market Price (as defined in the Rights Agreement), on the date of the public announcement of a Person becoming an Acquiring Person (the "Stock Acquisition Date"), equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price. In addition, the Board of Directors may, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding Common Stock, elect to exchange all (but not less than all) the then outstanding Rights (other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof, which Rights become void) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Separation Time (the "Exchange Ratio"). Immediately upon such action by the Board of Directors (the "Exchange Time"), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of shares of Common Stock equal to the Exchange Ratio.

     Whenever the Company becomes obligated as described in the preceding paragraph to issue shares of Common Stock upon exercise of or in exchange for Rights, the Company may substitute therefor shares of Preferred Stock, at a ratio of one hundredth of a share of Preferred Stock for each share of Common Stock so issuable.

     In the event that prior to the Expiration Time the Company enters into, consummates or permits to occur a transaction or series of transactions after the time an Acquiring Person has become such in which, directly or indirectly,
(i) the Company shall consolidate or merge or participate in a binding share exchange with any other Person if, at the time of the consolidation, merger or share exchange or at the time the Company enters into an agreement with respect to such consolidation, merger or share exchange, the Acquiring Person controls the Board of Directors and any term of, or arrangement concerning the treatment of shares of, capital stock in such consolidation, merger or share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of Common Stock or (ii) the Company shall sell or otherwise transfer (or one or more if its subsidiaries shall sell or otherwise transfer) assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value) or (B) generating more than 50% of the operating income or cash flow of the Company and its subsidiaries (taken as a whole) to any other Person (other than the Company or one or more of its wholly-owned subsidiaries) or two or more such Persons which are affiliated or otherwise acting in concert, if, at the time of such sale or transfer of assets or at the time the Company (or any such subsidiary) enters into an agreement with respect to such sale or transfer, the Acquiring Person controls the Board of Directors (a "Flip-over Transaction or Event"), the Company must take such action as is necessary to ensure, and must not enter into, consummate or permit to occur such Flip-over Transaction or Event until it has entered into a supplemental agreement with the Person engaging in such Flip-over Transaction or Event or the parent corporation thereof (the "Flip-over Entity"), for the benefit of the holders of the Rights, providing, that upon consummation or occurrence of the Flip-over Transaction or Event (i) each Right will thereafter constitute the right to purchase from the Flip-over Entity, upon its exercise, that number of shares of common stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price and (ii) the Flip-over Entity will thereafter be liable for, and must assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obligations and duties of the Company pursuant to the Rights Agreement. For purposes of the foregoing description, the term "Acquiring Person" includes any Acquiring Person and its Affiliates and Associates counted together as a single Person.

     The Board of Directors may, at any time prior to the Flip-in Date, terminate the Rights without any payment to the holders thereof. Immediately upon the action of the Board of Directors to terminate the Rights, without further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter be null and void.

     The holders of Rights will, solely by reason of their ownership of Rights, have no rights as shareholders of the Company, including the right to vote or to receive dividends.

     The Company and the Rights Agent may from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights: (i) prior to the Flip-in Date, in any respect; and (ii) after the Flip-in Date, to make any changes that the Company may deem necessary or desirable and that do not materially adversely affect the interests of the holders of Rights generally or in order to cure any ambiguity or to correct or supplement any provision contained therein which may be inconsistent with any other provision therein or otherwise defective.

     The Rights will not prevent a takeover of the Company. However, the Rights may cause substantial economic and voting dilution to a person or group that acquires 15% or more of the Common Stock unless the Rights are first terminated by the Board of Directors. Nevertheless, management believes that the Rights should not interfere with a transaction that is in the best interests of the Company and its shareholders because the Rights can be terminated on or prior to the Flip-in Date, before the consummation of such transaction.


     As long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock, including the shares offered by the Company hereby, so that all shares will have Rights attached. The Company's Board of Directors has reserved for issuance upon exercise of the Rights approximately 60,000 shares of Preferred Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     After completion of the offering, the Company will have 8,773,983 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option or any employee stock options). All of these shares (including the 2,400,000 offered hereby) are or will be tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined under Rule 144 promulgated under the Securities Act ("Rule 144"). Of these, 341,589 shares are subject to a Share Holding Agreement that provides generally for such shares to be freely tradable but subject to certain restrictions on the nature of the transferees and for certain volume limitations under certain circumstances. See "Certain Transactions."


     In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 84,983 shares immediately after the offering, assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of the Company's Common Stock or the Nasdaq Stock Market's National Market or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the later of the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.


     The Company is unable to predict the effect that sales of Common Stock made under Rule 144, pursuant to future registration statements or otherwise, may have on any then prevailing market price for shares of the Common Stock. Nevertheless, sales of a substantial amount of the Common Stock in the public market, or the perception that such sales could occur, could materially adversely affect the market price of the Common Stock as well as the Company's ability to raise additional capital through the sale of its equity securities.



     The Company, together with each of its executive officers and directors and certain of the Selling Shareholders, owning upon the consummation of this offering an aggregate of 1,196,324 shares of Common Stock or options to purchase Common Stock, have entered into a "lock up" with the Underwriters pursuant to which they have agreed that they will not, without the prior consent of the Underwriters, sell, contract to sell or otherwise dispose of, directly or indirectly, any Common Stock or securities convertible into Common Stock until 180 days after the date of this Prospectus. Certain other Selling Shareholders, owning an aggregate of 512,584 shares of Common Stock or options to purchase Common Stock, have agreed to identical lock up provisions with respect to 383,753 such shares or options to purchase shares. Shares of Common Stock that are not subject to the lock up provisions are, and all such shares once the lock provisions expire will be, freely tradable subject to compliance with Rule 144 under the Securities Act with respect to shares held by affiliates. See "Underwriting."



     An aggregate of up to 1,685,448 shares of Common Stock issuable under the Stock Incentive Plan (consisting of options currently outstanding to purchase 1,140,342 shares of Common Stock and 545,106 shares remaining available for grant or award thereunder) and an additional 411,000 shares issuable upon exercise of currently outstanding non-plan options may become eligible for sale without restriction to the extent they are held by persons who are not affiliates of the Company and by affiliates pursuant to Rule 144. See "Management -- Stock Incentive Plan," "Certain Transactions" and "Principal and Selling Shareholders." An additional 100,000 shares of Common Stock are issuable upon the exercise of the warrants held by the Company's lender. See "Certain Transactions -- Revolving Line of Credit."


TRANSFER AGENT AND REGISTRAR

     KeyCorp Shareholder Services, Inc. has been appointed the transfer agent and registrar for the Common Stock. Its address is KeyCorp Shareholder Services, Inc., P.O. Box 6477, Cleveland, Ohio 44101-1477.

                                  UNDERWRITING

     The underwriters named below (collectively, the "Underwriters"), acting through their representatives, Bear, Stearns & Co. Inc., Cowen & Company and Furman Selz LLC (the "Representatives"), have severally agreed, subject to the terms and conditions of the underwriting agreement with the Company and the Selling Shareholders (the "Underwriting Agreement"), to purchase from the Company and the Selling Shareholders the respective number of Shares of Common Stock set forth opposite their respective names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                                     NUMBER
                                   UNDERWRITER                                      OF SHARES
- ----------------------------------------------------------------------------------  ---------
Bear, Stearns & Co. Inc...........................................................
Cowen & Company...................................................................
Furman Selz LLC...................................................................

                                                                                    ---------
          Total...................................................................  2,500,000
                                                                                    =========

     The Representatives have advised the Company and the Selling Shareholders that the Underwriters propose initially to offer the Shares to the public at the public offering price and on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a concession of not more
than $          per share and such dealers may re-allow, a concession of not
more than $          per share to certain other dealers. After this offering,
the price and concession and reallowances to dealers may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period following the date of this Prospectus, to purchase up to a maximum of 375,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the Shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional Shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such Shares only to cover over-allotments made in connection with this offering.


     The Company, together with each of its executive officers and directors and certain of the Selling Shareholders, owning upon the consummation of this offering an aggregate of 1,196,324 shares of Common Stock or options to purchase Common Stock, have entered into a "lock up" with the Underwriters pursuant to which they have agreed that they will not, without the prior consent of the Representatives, sell, contract to sell or otherwise dispose of, directly or indirectly, any Common Stock or securities convertible into Common Stock until 180 days after the date of this Prospectus. Certain other Selling Shareholders, owning an aggregate of 512,584 shares of Common Stock or options to purchase Common Stock, have agreed to identical lock up provisions with respect to 383,753 such shares or options to purchase shares.


     The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     Certain of the Underwriters have from time to time performed various investment banking services for the Company and its subsidiaries, for which customary compensation has been received. The Company has retained Bear, Stearns & Co. Inc. ("Bear Stearns") as its financial advisor in connection with the Real-time

Sale. Pursuant to the engagement letter entered into between the Company and Bear Stearns in connection with such engagement, Bear Stearns received a customary financial advisory fee as well as the right to serve as lead underwriter with respect to this offering. In addition, Bear Stearns may sell on behalf of the Company up to 1,000,000 shares of Concurrent Common Stock for which Bear Stearns will receive customary commissions.


     Certain of the Underwriters that currently act as market makers for the Company's Common Stock may engage in "passive market making" in such securities on Nasdaq in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit that activity (the "cooling off period"). It prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on Nasdaq by a market maker that is not participating in the distribution. Under Rule 10b-6A, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of that Underwriter's or selling group member's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed. Certain Underwriters engaged in passive market making in the Company's Common Stock during the cooling off period pursuant to Rule 10b-6A.

                                    EXPERTS

     The consolidated financial statements of Harris Computer Systems Corporation as of September 30, 1995 and 1994 and for the year ended September 30, 1995 and the three months ended September 30, 1994 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The financial statements of Harris Computer Systems Corporation -- Trusted Systems Division (a division of Harris Computer Systems Corporation) as of March 30, 1996 and September 30, 1995 and for the six months ended March 30, 1996 and the year ended September 30, 1995 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Harris Computer Systems Business at June 30, 1994 and 1993 and for the years then ended appearing in Harris Computer Systems Corporation's annual report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth on their report included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     Concurrent Computer Corporation's consolidated balance sheets as of June 30, 1995 and 1994, and the consolidated statement of operations, shareholders' equity (deficiency) and cash flow for each of the three years in the period ended June 30, 1995, incorporated by reference in this Prospectus and in the Registration Statement, have been incorporated herein in reliance upon the report of Coopers & Lybrand, L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.


                                 LEGAL MATTERS

     Certain legal matters with respect to the offering will be passed upon for the Company by the law firm of Holland & Knight, One East Broward Boulevard, Suite 1300, Fort Lauderdale, Florida 33301. Certain legal matters will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017. Simpson Thacher & Bartlett will rely on Holland & Knight with respect to matters of Florida law.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the SEC at 7 World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Common Stock is traded on the Nasdaq National Market (Symbol: NHWK). Reports and other information concerning the Company can also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes part of a Registration Statement on Form S-3 (the "Registration Statement") and does not contain all the information set forth in the Registration Statement, certain items of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement instrument or other document referred to are not necessarily complete. With respect to each such contract, agreement instrument or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     The following documents previously filed by the Company with the SEC are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended September 30, 1995; (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 29, 1995 and March 30, 1996;
(iii) the Company's Current Reports on Form 8-K dated April 10, 1996 (and as amended on June 18, 1996) and July 11, 1996, respectively; and (iv) the description of the Company's Common Stock contained in the Registration Statement on Form 10 filed with the SEC on September 29, 1994.


     In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained or incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person to CyberGuard Corporation, 2101 West Cypress Creek Road, Fort Lauderdale, Florida 33309 (telephone (954) 974-1700), Attention: Investor Relations, a copy of any or all documents referred to above (other than exhibits to such documents) that have been incorporated by reference in this Prospectus.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Certified Public Accountants....................................  F-2
Balance Sheets as of March 30, 1996 and September 30, 1995............................  F-3
Statements of Operations and Cumulative Trusted Systems Division Losses for the Six
  Months Ended March 30, 1996 and Year Ended September 30, 1995.......................  F-4
Statements of Cash Flows for the Six Months Ended March 30, 1996 and Year Ended
  September 30, 1995..................................................................  F-5
Notes to Financial Statements.........................................................  F-6

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Harris Computer Systems Corporation:

     We have audited the accompanying balance sheets of Harris Computer Systems Corporation -- Trusted Systems Division (a division of Harris Computer Systems Corporation) as of March 30, 1996 and September 30, 1995 and the related statements of operations and changes in cumulative Trusted Systems Division losses and cash flows for the six months ended March 30, 1996 and the year ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harris Computer Systems Corporation -- Trusted Systems Division as of March 30, 1996 and September 30, 1995, and the results of its operation and its cash flows for the six months ended March 30, 1996 and the year ended September 30, 1995, in conformity with generally accepted accounting principles.

                                                           KPMG PEAT MARWICK LLP

Miami, Florida
May 10, 1996

        HARRIS COMPUTER SYSTEMS CORPORATION -- TRUSTED SYSTEMS DIVISION

                                 BALANCE SHEETS

                                                                       MARCH 30,     SEPTEMBER 30,
                                                                         1996            1995
                                                                       ---------     -------------
                                                                             (IN THOUSANDS)
                                              ASSETS
Accounts receivable, less allowance for uncollectible accounts of $29
  at March 30, 1996 and $84 at September 30, 1995....................   $ 2,626         $   814
Inventories..........................................................        87             121
Prepaid expenses.....................................................        49              61
                                                                       ---------     -------------
          Total current assets.......................................     2,762             996
Machinery and equipment at cost, less accumulated depreciation of
  $953 at March 30, 1996 and $828 at September 30, 1995..............     1,034             716
Capitalized computer software development costs, less accumulated amortization of $602 at March 30, 1996, and $408 at September 30,
  1995...............................................................     2,726           1,545
                                                                       ---------     -------------
          Total assets...............................................   $ 6,522         $ 3,257
                                                                        =======      ==========
                    LIABILITIES AND CUMULATIVE TRUSTED SYSTEMS DIVISION LOSSES
Due to Harris Computer Systems Corporation...........................   $12,053         $ 6,365
                                                                       ---------     -------------
          Total liabilities..........................................    12,053           6,365
Cumulative Trusted Systems Division losses...........................    (5,531)         (3,108)
                                                                       ---------     -------------
          Total liabilities and Cumulative Trusted Systems Division
            losses...................................................   $ 6,522         $ 3,257
                                                                        =======      ==========

                See accompanying notes to financial statements.

        HARRIS COMPUTER SYSTEMS CORPORATION -- TRUSTED SYSTEMS DIVISION

                            STATEMENTS OF OPERATIONS
                 AND CUMULATIVE TRUSTED SYSTEMS DIVISION LOSSES

                                                                      SIX MONTHS
                                                                        ENDED         YEAR ENDED
                                                                      MARCH 30,      SEPTEMBER 30,
                                                                         1996            1995
                                                                      ----------     -------------
                                                                             (IN THOUSANDS)
Sales
  Products..........................................................   $  4,177         $ 4,534
  Other.............................................................        218             283
                                                                      ----------     -------------
          Total sales...............................................      4,395           4,817
Cost of sales
  Products..........................................................      2,823           3,001
  Other.............................................................         92             139
                                                                      ----------     -------------
          Total cost of sales.......................................      2,915           3,140
Gross profit........................................................      1,480           1,677
Other operating expense
  Research and development..........................................        578             835
  Selling, general and administrative...............................      3,330           3,999
                                                                      ----------     -------------
          Total other operating expenses............................      3,908           4,834
                                                                      ----------     -------------
Operating loss......................................................     (2,428)         (3,157)
Interest income.....................................................         26              49
Other expense.......................................................        (21)             --
                                                                      ----------     -------------
          Total other income........................................          5              49
                                                                      ----------     -------------
Net loss............................................................   $ (2,423)        $(3,108)
                                                                       ========      ==========
Changes in cumulative Trusted Systems Division losses:
  Cumulative Trusted Systems Division losses, beginning of period...   $ (3,108)        $    --
  Net loss..........................................................     (2,423)         (3,108)
                                                                      ----------     -------------
  Cumulative Trusted Systems Division losses, end of period.........   $ (5,531)        $(3,108)
                                                                       ========      ==========

                See accompanying notes to financial statements.

        HARRIS COMPUTER SYSTEMS CORPORATION -- TRUSTED SYSTEMS DIVISION

                            STATEMENTS OF CASH FLOWS

                                                                       SIX MONTHS     YEAR ENDED
                                                                         ENDED        SEPTEMBER
                                                                       MARCH 30,         30,
                                                                          1996           1995
                                                                       ----------    ------------
                                                                             (IN THOUSANDS)
Cash flows from operating activities
  Net loss...........................................................   $ (2,423)      $ (3,108)
  Adjustment to reconcile net loss to net cash provided from (used
     in) operating activities:
     Depreciation....................................................        125            415
     Amortization....................................................        206            278
     Bad debt expense................................................         --             84
     Changes in assets and liabilities
       Accounts receivables..........................................     (1,812)         5,062
       Inventories...................................................         34            (16)
                                                                       ----------    ------------
          Net cash provided from (used in) operating activities......     (3,870)         2,715
                                                                       ----------    ------------
Cash flows from investing activities
  Additions to machinery and equipment...............................       (443)          (635)
  Software development costs.........................................     (1,375)          (653)
                                                                       ----------    ------------
          Net cash used in investing activities......................     (1,818)        (1,288)
                                                                       ----------    ------------
Cash flows from financing activities
  Increase (decrease) in due to Harris Computer Systems Corporation,
     net.............................................................      5,688         (1,427)
                                                                       ----------    ------------
          Net cash provided from (used in) financing activities......      5,688         (1,427)
                                                                       ----------    ------------
Net increase in cash and cash equivalents............................         --             --
Cash and cash equivalents, beginning of period.......................         --             --
                                                                       ----------    ------------
Cash and cash equivalents, end of period.............................   $     --       $     --
                                                                        ========     ==========

                See accompanying notes to financial statements.

        HARRIS COMPUTER SYSTEMS CORPORATION -- TRUSTED SYSTEMS DIVISION

                         NOTES TO FINANCIAL STATEMENTS
                     MARCH 30, 1996 AND SEPTEMBER 30, 1995
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

1.  NATURE OF BUSINESS

     Harris Computer Systems Corporation -- Trusted Division (the "Division"), is a division of Harris Computer Systems Corporation ("Harris"). The Division is engaged in supplying computer and network security products, including operating systems and firewall application products, to commercial and government markets in the United States and abroad.

     On November 5, 1995, Harris entered into an agreement and plan of merger and reorganization with Concurrent Computer Corporation ("Concurrent"). The transaction contemplated between Harris and Concurrent was revised. On March 26, 1996, Harris and Concurrent signed a Purchase and Sale Agreement. Under the revised transaction structure, Harris will sell its Real-time computer business (the "Real-time Business") and 683,178 shares of its common stock to Concurrent in exchange for (i) 10 million newly issued shares of Concurrent common stock, par value $0.01 per share, (ii) 1 million convertible exchangeable preferred stock of Concurrent paying a 9% cumulative annual dividend quarterly in arrears with an aggregate liquidation preference of $10,000 subject to adjustment, to reflect, among other things, the amount of net current assets of the Real-time Business transferred in the Real-time Sale and (iii) the assumption of certain liabilities of the Real-time Business hereafter defined as (the "Real-time Sale"). The Real-time Sale is subject to a number of conditions including approval of the shareholders of each company.

     Immediately following the Real-time Sale, Concurrent's shareholders are expected to own approximately 77% of Concurrent's outstanding common stock, with the balance to be owned by Harris. Harris' shareholders will own approximately 90% of its common stock, with Concurrent owning approximately 10%; Harris could increase its position in Concurrent from approximately 23% to approximately 29% upon full conversion of the preferred stock.

     Harris will retain its Trusted Systems product line after the Real-time
Sale.

2.  LIQUIDITY

     At March 30, 1996, the Division had net current assets of $2,762 comprised mainly of accounts receivables, inventory and other prepaid expenses compared to $996 at September 30, 1995. The Division increased its investment in machinery and equipment and capitalized software by $443 and $1,375 respectively for the six months ended March 30, 1996 and by $635 and $653, respectively, for the year ended September 30, 1995.

     Since the formation of Harris Computer Systems Corporation in August 1994, the Division has relied upon the Real-time Business to fund its operating working capital and capital asset purchase requirements. Inception-to-date funding of the Division by the Real-time Business is disclosed as "Due to Harris Computer Systems Corporation" in the "Liabilities and Cumulative Trusted Division Losses" section of the Balance Sheet. Continued operational funding of the Division by the Real-time Business is expected to continue until the sale of the Real-time Business assets to Concurrent is complete.

     Following the Real-time Sale, the Division expects to fund its operational requirements through various means. Initially, the Division expects to reduce its stock holding in Concurrent Corporation. While the Company may sell or pledge part of the Concurrent Common Stock consideration to generate cash, the Company's ability to do so is subject to certain restrictions set forth in the Share Holding Agreement. The proceeds from the Concurrent Stock Sale are expected to be utilized to provide working capital for the Company's operations.

     At the present time, Division management is not able to predict whether funding sources from operations and the sale of Concurrent stock will be sufficient to support its long-term working capital and capital

        HARRIS COMPUTER SYSTEMS CORPORATION -- TRUSTED SYSTEMS DIVISION expenditure requirements. If management determines that additional funding is required to support its on-going or strategic requirements, external financing may be sought. These external financing sources may include, but are not limited to, asset-backed lines of credit and/or funds generated through the issuance of additional shares of Harris' stock. Although there can be no assurance that external sources of financing will be available, or that, if available, such financing will be on acceptable terms, management believes that such funding should be available if required.

3.  SIGNIFICANT ACCOUNTING POLICIES

     Basis of Reporting -- The accompanying financial statements include the operations, assets and liabilities of the Division. The financial statements do not include Harris' corporate assets and liabilities not specifically identifiable to the Division. Further, certain cost of goods sold components and operating expense items were also allocated based on reasonable allocation methods. The financial information included herein may not necessarily reflect the financial position and results of operations of the Division in the future or what the financial position and results of operations of the Division would have been had it been a separate, stand-alone entity during the periods covered.

     Inventories -- Inventories are carried at the lower of cost, determined by the First-In-First-Out (FIFO) method, or market.

     Machinery and Equipment -- Machinery and equipment is carried on the basis of cost. Depreciation is computed by the straight-line method using the estimated useful lives of the assets.

     Software Development Costs -- The Division capitalizes costs related to the development of certain software products. Capitalization begins when technological feasibility has been established and ends when the product is available for general release to customers. Software development costs incurred prior to technological feasibility are considered research and development costs and are expensed as incurred. Capitalized costs are amortized as the greater of the amount computed using the ratio that current gross revenues for a product bear to the total current and anticipated future gross revenues for that product or the straight-line method.

     Due to Harris Computer Systems Corporation -- The Due to Harris Computer Systems Corporation represents the net amount assumed to have been paid for or accrued for by Harris on behalf of the Division since October 1, 1994. This assumption is reasonable in light of the fact that Real-Time and the Division share the same operating infrastructure, substantially all operating costs are commingled, and the predominance of Real Time to Harris.

     Revenue Recognition -- Revenue is recognized from sales when a product is shipped, from rentals as they accrue, and from services and maintenance when performed. Unearned income on service contracts is amortized by the straight-line method over the term of the contracts. Revenue from long-term software contracts is accounted for by the percentage of completion method whereby income is recognized based on the estimated stage of completion of individual contracts using costs incurred as a percentage of total estimated costs at completion. Losses on long-term contracts are recognized in the period in which such losses are determined.

     Income Taxes -- For the periods presented, the Division was included in the consolidated Federal income tax return of Harris. The income tax provision presented has been determined, as if the Division was a stand-alone business filing separate tax returns for the six months ended March 30, 1996 and the year ended September 30, 1995.

     Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes and are accounted for under the asset and liability method as required by

        HARRIS COMPUTER SYSTEMS CORPORATION -- TRUSTED SYSTEMS DIVISION the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS No. 109").

     FAS No. 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method, a deferred tax asset or liability is recognized for temporary differences between financial reporting and income tax bases of assets and liabilities, tax credit carryforwards and operating loss carryforwards. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that such deferred tax assets will not be realized.

     Use of Estimates -- Management of the Division has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

4.  SOFTWARE DEVELOPMENT COSTS

     Software development costs capitalized were $1,375 and $653 for the six months ended March 30, 1996 and the year ended September 30, 1995, respectively. Software amortization expenses were $194 and $234 for the six months ended March 30, 1996 and the year ended September 30, 1995, respectively.

5.  INCOME TAXES

     As disclosed in Note 1, Harris Computer Systems Corporation -- Trusted Systems Division is a division of Harris Computer Systems Corporation. The deferred tax inventory shown below reflects deferred tax assets and liabilities as though the Division was a separate company and not part of a consolidated filing for U.S. Federal income tax purposes.

     There is no provision for income taxes because the Division incurred operating losses for both book and tax purposes during the six months ended March 30, 1996 and the year ended September 30, 1995.

     The components of deferred income tax assets (liabilities) are as follows:

                                                                     MARCH 30,   SEPTEMBER 30,
                                                                       1996          1995
                                                                     ---------   -------------
    Net operating losses...........................................   $ 2,380       $ 1,315
    Depreciation...................................................       (52)          (39)
    Capitalized software...........................................      (927)         (525)
    Accrued vacation...............................................        41            39
    All other -- net...............................................        56            26
    Valuation allowance............................................    (1,498)         (816)
                                                                     ---------   -------------
              Net deferred income taxes............................   $    --       $    --
                                                                      =======    ==========

     The net increase in the total valuation allowance for the six months ended March 30, 1996 was $682.

     A reconciliation of the effective income tax rate and the statutory United States income tax rate follows:

                                                              SIX MONTHS ENDED     YEAR ENDED
                                                                  MARCH 30,       SEPTEMBER 30,
                                                                    1996              1995
                                                              -----------------   -------------
    Statutory U.S. income tax rate..........................        (34.0)%           (34.0)%
    Operating loss carryforwards............................         31.0              32.2
    Other Items.............................................          3.0               1.8
                                                                   ------            ------
    Effective income tax rate...............................           --%               --%
                                                              ==============      ==========

        HARRIS COMPUTER SYSTEMS CORPORATION -- TRUSTED SYSTEMS DIVISION

     As of March 30, 1996, the Division has U.S. net operating loss carryforwards of approximately $7,000. The Division's net operating loss carryforwards begin to expire in 2010.

6.  INVENTORIES

     Inventories consist of the following:

                                                                   MARCH 30,     SEPTEMBER 30,
                                                                     1996            1995
                                                                   ---------     -------------
    Work in Process..............................................     $87            $  31
    Raw materials................................................      --               90
                                                                      ---           ------
                                                                      $87            $ 121
                                                                   =======       ==========

7.  MACHINERY AND EQUIPMENT, NET

     Machinery and equipment, net is summarized as follows:

                                                                                            ESTIMATED
                                                           MARCH 30,     SEPTEMBER 30,     USEFUL LIFE
                                                             1996            1995          (IN YEARS)
                                                           ---------     -------------     -----------
Machinery and equipment..................................   $ 1,334         $ 1,143            5-10
Loan equipment and service parts.........................       653             401            1-5
                                                           ---------     -------------
Gross machinery and equipment............................     1,987           1,544
Less: Accumulated depreciation...........................       953             828
                                                           ---------     -------------
Net machinery and equipment..............................   $ 1,034         $   716
                                                            =======      ==========

8.  EMPLOYEE BENEFIT PLANS

     The employees of Harris Computer Systems Corporation -- Trusted Systems Division are eligible to participate in the Harris Computer Systems Corporation 401(k) savings plan (the "Plan"). An employee is eligible to participate in the Plan on the date he completes one year of service. The amount of profit-sharing contributions made is discretionary and shall be determined based on a percentage of adjusted net income before taxes. Each participant may contribute up to 12% of his compensation into the Plan. Matching contributions are made on behalf of each participant for the first 6% of their individual contribution. Participant's profit-sharing and matching contributions vest over a seven-year period. The Division's contributions to the Plan were $99 and $195 for the six months ended March 30, 1996 and the year ended September 30, 1995, respectively.

9.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Division to a concentration of credit risk principally consist of trade receivables. Concentrations of credit risk with respect to receivables are limited due to the Division's large number of customers.

10.  GEOGRAPHIC INFORMATION

     The Division operates exclusively in the computer systems industry. A significant portion of the Division's sales are to contractors who resell the Division's computer and network systems to the U.S. Government and its agencies as the ultimate end-user. These sales represented approximately 24% and 58% of the Division's sales for the six months ended March 30, 1996 and the year ended September 30, 1995, respectively. The Division had two significant commercial customers, who combined, accounted for 20% and 14% of total sales

        HARRIS COMPUTER SYSTEMS CORPORATION -- TRUSTED SYSTEMS DIVISION for the periods ended March 30, 1996 and September 30, 1995, respectively. No other customers individually represented more than 5% of total sales for the referenced periods.

     A summary of the Division's operations by geographic area is summarized below:

                                                                       SIX MONTHS ENDED
                                                                          MARCH 30,
                                                                             1996
                                                                  --------------------------
                                                                   U.S.    EUROPEAN   TOTAL
                                                                  ------   --------   ------
    Net Sales...................................................  $3,357    $1,038    $4,395
                                                                  ======   =======    ======

                                                                          YEAR ENDED
                                                                        SEPTEMBER 30,
                                                                             1995
                                                                  --------------------------
                                                                   U.S.    EUROPEAN   TOTAL
                                                                  ------   --------   ------
    Net Sales...................................................  $4,356    $  461    $4,817
                                                                  ======   =======    ======

     U.S. export sales were $983 and $1,016 for the six months ended March 30, 1996 and for the year ended September 30, 1995, respectively.

     Identifiable assets relating to European operations were $958 and $287 at March 30, 1996 and September 30, 1995, respectively.

     Foreign operations principally represent sales offices and disclosure of separate operating profit is not meaningful.

                                   [PHOTO]

          ------------------------------------------------------------
          ------------------------------------------------------------

     NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OR PROJECTIONS OF FUTURE PERFORMANCE OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND ANY SUCH OTHER INFORMATION, PROJECTIONS OR REPRESENTATIONS IF GIVEN OR MADE MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED. THE DELIVERY OF THIS PROSPECTUS OR ANY SALE HEREUNDER AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    8
Use of Proceeds............................   19
Dividend Policy............................   19
Price Range of Common Stock................   19
Capitalization.............................   20
Pro Forma Condensed Consolidated Financial
  Statements...............................   21
Selected Financial Data....................   25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   26
Business...................................   32
Management.................................   47
Certain Transactions.......................   51
Principal and Selling Shareholders.........   59
Description of Capital Stock...............   61
Shares Eligible for Future Sale............   65
Underwriting...............................   66
Experts....................................   67
Legal Matters..............................   67
Available Information......................   68
Incorporation of Certain Information by
  Reference................................   68
Index to Financial Statements..............  F-1


                               ------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------
          ------------------------------------------------------------

                                2,500,000 SHARES
                                      LOGO
                                  COMMON STOCK
                              --------------------
                                   PROSPECTUS
                              --------------------

                            BEAR, STEARNS & CO. INC.

                                COWEN & COMPANY

                                  FURMAN SELZ
                                              , 1996
          ------------------------------------------------------------
          ------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities being registered and payable by the Company. All amounts are estimated except for the SEC registration fee and the NASD filing fee.

SEC Registration Fee..............................................................  $ 17,102
NASD filing fee...................................................................     5,460
Nasdaq fees.......................................................................    17,500
Legal fees and expenses...........................................................   200,000
Accounting fees and expenses......................................................   100,000
Blue Sky fees and expenses........................................................    20,000
Printing expenses.................................................................   200,000
Miscellaneous.....................................................................    10,000
                                                                                    --------
          Total...................................................................  $570,062
                                                                                    ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Florida Business Corporation Act ("FBCA") and the Company's Articles of Incorporation provide, in certain cases, for each officer and director of the Company to be indemnified by the Company against certain costs, expenses and liabilities which he or she may incur in his or her capacity as such.

     The Company's Articles provide:

          To the fullest extent permitted by the Florida Business Corporation Act, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation; (iii) is or was an officer of the Corporation, provided that such person is or was at the time a director of the Corporation; or (iv) is or was serving at the request of the Corporation as an officer of another corporation, provided that such person is or was at the time a director of the Corporation or a director of such other corporation, serving at the request of the Corporation. Unless otherwise expressly prohibited by the Florida Business Corporation Act, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person is or was an officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. No person falling within the purview of this paragraph may apply for indemnification or advancement of expenses to any court of competent jurisdiction.

     FBCA 607.0850 "Indemnification of officers, directors, employees and agents" provides:

          (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

          (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

             (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

             (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

             (c) By independent legal counsel;

                1. Selected by the board of directors prescribed in paragraph
           (a) or the committee prescribed in paragraph (b); or

                2. If a quorum of the directors cannot be obtained for paragraph
           (1) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

             (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

          (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

          (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

          (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

             (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

             (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

             (c) In the case of a director, a circumstance under which the liability provisions of sec. 607.0834 are applicable; or

             (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

          (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

          (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

             (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

             (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

             (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

          (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (11) For purposes of this section;

             (a) The term "other enterprises" includes employee benefit plans;

             (b) The term "expenses" includes counsel fees, including those for appeal;

             (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

             (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

             (e) The term "agent" includes a volunteer;

             (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

             (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

          (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

ITEM 16.  EXHIBITS

     The following documents are filed as exhibits to this registration statement:


EXHIBIT
NUMBER                                       EXHIBIT DESCRIPTION
- ------       -----------------------------------------------------------------------------------
 1.01     -- Form of Underwriting Agreement
 2.01     -- Purchase and Sale Agreement between Concurrent Computer Corporation and the Company dated March 26, 1996**
 3.01     -- Amended and Restated Articles of Incorporation*
 4.01     -- Form of Common Stock Certificate*****
 4.02     -- Form of Stockholder Rights Plan*
 4.03     -- Non-Statutory Stock Option Agreement dated as of October 8, 1994 between the
             Company and Robert E. Chism***

EXHIBIT
NUMBER                                       EXHIBIT DESCRIPTION
- ------       -----------------------------------------------------------------------------------
 4.04     -- Non-Statutory Stock Option Agreement dated as of October 8, 1994 between the
             Company and Robert T. Menzel***
 4.05     -- Non-Statutory Stock Option Agreement dated as of October 8, 1994 between the
             Company and Michael N. Smith***
 4.06     -- Non-Statutory Stock Option Agreement dated as of October 8, 1994 between the
             Company and Bradley C. Lesher***
 4.07     -- Non-Statutory Stock Option Agreement dated as of October 8, 1994 between the
             Company and Daniel S. Dunleavy***
 4.08     -- Non-Statutory Stock Option Agreement dated as of October 8, 1994 between the
             Company and E. Courtney Siegel***
 4.09     -- Restricted Stock Award Agreement dated as of October 8, 1994 between the Company and Daniel S. Dunleavy***
 4.10     -- Restricted Stock Award Agreement dated as of October 8, 1994 between the Company and E. Courtney Siegel***
 4.11     -- Form of Share Holding Agreement between Concurrent Computer Corporation and the
             Company****
 5.01     -- Opinion of Holland & Knight****
23.01     -- Consent of KPMG Peat Marwick LLP, independent Certified Public Accountants
23.02     -- Consent of Ernst & Young LLP, independent Certified Public Accountants
23.03     -- Consent of Coopers & Lybrand, L.L.P.
23.04     -- Consent of Holland & Knight (included in Exhibit 5)
24.01     -- Power of Attorney****


- ---------------

   * Filed with Post-Effective Amendment No. 1 to the Company's Registration Statement on Form 10, dated September 29, 1994, File No. 0-24544 and incorporated herein by reference.

  ** Filed with the Company's Current Report on Form 8-K dated March 26, 1996 and incorporated herein by reference.

 *** Filed with the Company's Quarterly Report on Form 10-Q for the period ending December 30, 1994 and incorporated herein by reference.


**** Previously filed


ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

     The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida on July 15, 1996.



                                          CyberGuard Corporation (formerly known
                                          as


                                          Harris Computer Systems Corporation)



                                          By:    /s/  ROBERT L. CARBERRY*


                                            ------------------------------------

                                                     Robert L. Carberry

                                               President, Chairman and Chief
                                                      Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


                  SIGNATURE                                  TITLE                     DATE
- ---------------------------------------------   -------------------------------   ---------------
              /s/  ROBERT L. CARBERRY           President, Chairman and Chief       July 15, 1996
- ---------------------------------------------     Executive Officer and
             Robert L. Carberry                   Director (Principal Executive
                                                  Officer)
              /s/  PATRICK O. WHEELER           Vice-President Finance and          July 15, 1996
- ---------------------------------------------     Chief Financial Officer
             Patrick O. Wheeler                   (Principal Financial and
                                                  Principal Accounting Officer)
                 /s/  BRIAN FOREMNY*            Secretary, General Counsel, and     July 15, 1996
- ---------------------------------------------     Director
                Brian Foremny

               /s/  C. SHELTON JAMES*           Director                            July 15, 1996
- ---------------------------------------------
              C. Shelton James
             /s/  MICHAEL F. MAGUIRE*           Director                            July 15, 1996
- ---------------------------------------------
             Michael F. Maguire
           /s/  RICHARD F. RIFENBURGH           Director                            July 15, 1996
- ---------------------------------------------
            Richard F. Rifenburgh


- ---------------

  * Signed by power of attorney.